Filed Pursuant to Rule 424(b)(5)
Registration No. 333-195411

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated September 2, 2014

PROSPECTUS SUPPLEMENT

(To prospectus dated May 2, 2014)

8,000,000 Shares

Ellington Financial LLC

Common Shares Representing Limited Liability Company Interests

We are offering 8,000,000 common shares representing limited liability company interests of Ellington Financial LLC, which we refer to as common shares.

Our common shares are listed on the New York Stock Exchange, or “NYSE,” under the symbol “EFC.” The last reported sale price of our common shares on the NYSE on August 29, 2014 was $24.90 per share.

Our operating agreement generally prohibits any holder of our common shares from directly or indirectly owning more than 9.8% of the aggregate value or number (whichever is more restrictive) of our outstanding shares. See “Certain Provisions of Delaware Law and our Operating Agreement—Restrictions on Ownership and Transfer” in the accompanying prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts	$	$
Proceeds, before expenses, to Ellington Financial LLC	$	$

We have granted the underwriters the option to purchase up to an additional 1,200,000 common shares from us, at the public offering price per share, less the underwriting discount, within 30 days of the date of this prospectus supplement.

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and page 20 of the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares on or about September      , 2014.

BofA Merrill Lynch	Deutsche Bank Securities	Morgan Stanley	UBS Investment Bank

Credit Suisse	Barclays	Keefe, Bruyette & Woods A Stifel Company

The date of this prospectus supplement is                     , 2014.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein is accurate only as of their respective dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. This prospectus supplement contains specific information about us and the terms on which we are offering and selling our common shares. To the extent that any statement made in this prospectus supplement is inconsistent with statements made in the accompanying prospectus, the statements made in the accompanying prospectus will be deemed modified or superseded by those made in this prospectus supplement. Before you invest in our common shares, you should carefully read this prospectus supplement, the accompanying prospectus and the registration statement, together with the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Except where the context suggests otherwise, “EFC,” “we,” “us” and “our” refer to Ellington Financial LLC and its subsidiaries, including Ellington Financial Operating Partnership LLC, our operating partnership subsidiary, which we refer to as our “Operating Partnership.” We conduct all of our operations and business activities through our Operating Partnership. Our “Manager” refers to Ellington Financial Management LLC, our external manager, “Ellington” refers to Ellington Management Group, L.L.C. and its affiliated investment advisory firms, including our Manager. In certain instances, references to our Manager and services to be provided to us by our Manager may also include services provided by Ellington and its other affiliates from time to time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, cash flow and plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may,” “seek,” or similar expressions or their negative forms, or refer to strategies, plans, or intentions, we intend to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, and these forward-looking statements may involve known and unknown risks, uncertainties, and assumptions.

Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed, anticipated or contemplated in our forward-looking statements. You should carefully consider these risks before you invest in our securities. The following factors are examples of those that could cause actual results to vary from our forward-looking statements:

•	difficult conditions in the mortgage and residential real estate markets;

•	the effect of the Federal Reserve’s and the Treasury’s actions and programs on the liquidity of the capital markets and the impact and timing of any further programs or regulations implemented by the U.S. government or its agencies;

•	the federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae, Freddie Mac and Ginnie Mae and the U.S. government;

•	the impact of the downgrade of the long-term credit ratings of the United States, Fannie Mae, Freddie Mac and Ginnie Mae;

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•	changes in the prepayment rates on the mortgages underlying our Agency RMBS;

•	the volatility of our target markets and of the market value of our common shares;

•	increased rates of default and/or decreased recovery rates on our assets;

•	mortgage loan modification programs and future legislative action related thereto;

•	the degree to which our hedging strategies may or may not protect us from, or expose us to, credit or interest rate risk;

•	changes in our business and strategy;

•	availability, terms and deployment of capital;

•	our projected financial and operating results;

•	changes in interest rates and the market value of our securities;

•	our ability to maintain existing financing agreements, obtain future financing arrangements and the terms of such arrangements;

•	changes in economic conditions generally and the real estate and debt securities markets specifically;

•	legislative or regulatory changes (including tax law changes and changes to laws governing the regulation of investment companies);

•	availability of qualified personnel;

•	changes in our industry;

•	availability of investment opportunities;

•	our estimated book value per common share;

•	the degree and nature of our competition;

•	changes to generally accepted accounting principles in the United States, or GAAP;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and

•	risks associated with investing in real estate assets, including changes in business conditions and the general economy.

These and other risks, uncertainties and other important factors identified, or incorporated by reference in this prospectus supplement or the accompanying prospectus, including, but not limited to, those described under the caption “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as those described under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2013 and in the other documents incorporated by reference in this prospectus supplement, could cause our actual results to differ materially from those projected in any forward-looking statements we make. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See “Where You Can Find More Information” in the accompanying prospectus.

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INFORMATION INCORPORATED BY REFERENCE

This prospectus supplement and the accompanying prospectus are part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of common shares by means of this prospectus supplement and accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

•	our Current Reports on Form 8-K filed on February 12, 2014, May 6, 2014, May 21, 2014 (Item 5.07) and August 6, 2014;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013 from our Definitive Proxy Statement on Schedule 14A filed on April 7, 2014;

•	the description of our common shares incorporated by reference in our registration statement on Form 8-A/A filed on October 5, 2010 under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus are delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus supplement and the accompanying prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request those documents from us by contacting our corporate secretary at the following address: Ellington Financial LLC, 53 Forest Avenue, Old Greenwich, CT 06870, (203) 409-3575.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information about us. It is not complete and may not contain all of the information that you should consider before making an investment in our common shares. You should read carefully the more detailed information set forth under “Risk Factors” in this prospectus supplement and the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference in this prospectus supplement, including the risk factors and financial statements and related notes, before making an investment decision. Unless indicated otherwise, the information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to 1,200,000 additional common shares.

Our Company

Ellington Financial LLC is a specialty finance company formed in August 2007 that specializes in acquiring and managing mortgage-related and other financial assets. Our primary objective is to generate attractive, risk-adjusted total returns for our shareholders by making investments that we believe compensate us appropriately for the risks associated with them. We seek to attain this objective by utilizing an opportunistic strategy. Our targeted assets currently include:

•	residential mortgage-backed securities, or “RMBS,” backed by prime jumbo, Alternative A-paper, or “Alt-A,” manufactured housing and subprime residential mortgage loans, or “non-Agency RMBS”;

•	RMBS for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise, or “Agency RMBS”;

•	residential mortgage loans;

•	mortgage servicing rights, or “MSRs;”

•	mortgage-related derivatives;

•	commercial mortgage-backed securities, or “CMBS,” commercial mortgage loans and other commercial real estate debt;

•	asset-backed securities, or “ABS,” backed by consumer and commercial assets; and

•	corporate debt and equity securities and derivatives.

In addition, we may opportunistically acquire and manage other types of mortgage-related assets and financial assets, such as non-mortgage-related derivatives, and real property. We may also invest in or acquire other institutions engaged in mortgage-related businesses, such as mortgage originators.

We believe that we have been organized and have operated so that we have qualified, and will continue to qualify, to be treated for U.S. federal income tax purposes as a partnership and not as an association or a publicly traded partnership taxable as a corporation.

Our Manager and Ellington

We are externally managed and advised by our Manager, an affiliate of Ellington, pursuant to a management agreement. Our Manager was formed solely to serve as our manager and does not have any other clients. In addition, our Manager currently does not have any employees and instead relies on the employees of Ellington to perform its obligations to us. Ellington is an investment management firm and registered investment advisor with a 19-year history of investing in a broad spectrum of mortgage-backed securities, or “MBS,” and related derivatives.

The members of our management team include Michael Vranos, founder and Chief Executive Officer of Ellington, who serves as our Co-Chief Investment Officer and a member of our Board of Directors; Laurence Penn, Vice Chairman and Chief Operating Officer of Ellington, who serves as our Chief Executive Officer and President and a member of our Board of Directors; Mark Tecotzky, a Managing Director of Ellington, who serves as our Co-Chief Investment Officer; Lisa Mumford, who serves as our Chief Financial Officer; Daniel Margolis, General Counsel of Ellington, who serves as our General Counsel; and Jason Frank, Associate General Counsel of Ellington, who serves as our Secretary. Each of these individuals is an officer of our Manager. We currently do not have any employees.

Our Manager is responsible for administering our business activities and day-to-day operations and, pursuant to a services agreement between our Manager and Ellington, relies on the resources of Ellington to support our operations. Ellington has well-established portfolio management resources for each of our targeted asset classes and an established infrastructure supporting those resources. Through our relationship with our Manager, we benefit from Ellington’s highly analytical investment processes, broad-based deal flow, extensive relationships in the financial community, financial and capital structuring skills, investment surveillance database, and operational expertise. Ellington’s analytic approach to the investment process involves collection of substantial amounts of data regarding historical performance of MBS and their underlying collateral, as well as MBS market transactions. Ellington analyzes this data to identify possible relationships and trends, and develops financial models used to support the investment and risk management process. In addition, throughout Ellington’s 19-year history of investing in MBS and related derivatives, it has developed strong relationships with a wide range of dealers and other market participants that provide Ellington access to a broad range of trading opportunities and market information. As a result, our Manager is able to provide us with access to a wide variety of asset acquisition and disposition opportunities and information that assist us in making asset management decisions across our targeted asset classes, which we believe provides us with a significant competitive advantage. We also benefit from Ellington’s finance, accounting, operational, legal, compliance, and administrative functions.

As of June 30, 2014, Ellington employed over 140 employees and had assets under management of approximately $5.6 billion, of which (i) approximately $4.4 billion was comprised of our company, Ellington Residential Mortgage REIT, a real estate investment trust (“REIT”) listed on the NYSE under the ticker “EARN,” various hedge funds and other alternative investment vehicles that employ financial leverage, and (ii) approximately $1.2 billion was comprised of accounts that do not employ financial leverage.

Recent Developments

Diluted Book Value Per Share

On August 26, 2014, in accordance with Regulation 4.12 of the U.S. Commodity Futures Trading Commission, we disclosed that our book value per common share as of July 31, 2014, was $24.78. On a diluted basis our book value per common share as of July 31, 2014 was $24.39. The book value per common share as of July 31, 2014 included in this prospectus supplement has been prepared by, and is the responsibility of, Ellington Financial LLC’s management. PricewaterhouseCoopers LLP, our independent registered public accountants, has not audited, reviewed, compiled or performed any procedures with respect to this financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. Furthermore, our independent registered public accountants have not performed the types of reviews or audits of our book value per common share as of July 31, 2014 that they would perform for our quarterly or annual financial statements. It is possible that, if we were to obtain a review or audit from our accountants for our month-end report, we could determine that our book value per common share as of July 31, 2014 differs materially from the amounts set forth above. Further, our results can fluctuate from month to month depending on a variety of factors, some of which are beyond our control and/or difficult to predict, including, without limitation, changes in interest rates, changes in default rates and prepayment speeds, and other changes in market and economic conditions. There can be no assurance that our book value per common share as of July 31, 2014 is indicative of what our results are likely to be for the three- or nine-month periods ending September 30, 2014, and we undertake no obligation to update or revise our book value per common share prior to our issuance of financial statements for such three- and nine-month periods.

The book value per common share as of July 31, 2014 that is referenced above does not reflect the expected reduction resulting from the $0.77 dividend per share declared by our Board of Directors on August 5, 2014 that is payable on September 15, 2014 to shareholders of record as of August 29, 2014 (the “Second Quarter 2014 Dividend”). Holders of common shares purchased in this offering will not receive the Second Quarter 2014 Dividend.

Investment in Reverse Mortgage Originator

In accordance with our previously stated intention to invest in a mortgage originator, on September 2, 2014, we closed a minority investment in Longbridge Financial, LLC, a reverse mortgage originator.

Our Corporate Information

Our principal executive offices are located at 53 Forest Avenue, Old Greenwich, CT 06870. Our telephone number is (203) 409-3575. Our internet address is www.ellingtonfinancial.com. Our internet web site, and the information contained therein or connected thereto, does not constitute part of this prospectus supplement.

THE OFFERING

Common shares offered by us	8,000,000 common shares (plus up to an additional 1,200,000 common shares that we may issue and sell upon the exercise of the underwriters’ option to purchase additional common shares in full).

Shares outstanding after this offering(1)	33,441,750 common shares (or up to 34,641,750 common shares if the underwriters exercise their option to purchase additional common shares in full).

Use of proceeds	We expect to use the net proceeds of this offering to acquire targeted assets. We may also use the net proceeds for working capital and general corporate purposes. Pending such uses, we may invest the net proceeds from this offering in interest-bearing, short-term investments, including money market accounts. See “Use of Proceeds.”

Ownership and transfer restrictions	We may own interests in real estate investment trusts, or REITs. Due to limitations on the concentration of ownership of REITs that are imposed by the Internal Revenue Code of 1986, as amended, or the Code, our operating agreement generally prohibits any holder of our common shares from directly or indirectly owning more than 9.8% of the aggregate value or number (whichever is more restrictive) of our outstanding shares. Our Board of Directors has granted an exemption from this limitation to Ellington, certain affiliated entities of Ellington and certain non-affiliated entities, subject to certain terms and conditions. In addition, our operating agreement contains various other restrictions on the ownership and transfer of our common shares. See “Certain Provisions of Delaware Law and our Operating Agreement—Restrictions on Ownership and Transfer” in the accompanying prospectus.

NYSE listing symbol	“EFC”

Risk factors	Investing in our common shares involves significant risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and page 20 of the accompanying prospectus for a discussion of some of the risks relating to an investment in our common shares. You should also carefully read and consider the information set forth under the headings “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the common shares.

(1)	Based on 25,441,750 common shares outstanding at August 29, 2014. Excludes 372,162 common shares which are issuable upon conversion of 372,162 LTIP units that were issued to our Manager, 38,890 common shares which are issuable upon conversion of 38,890 LTIP units that were issued to our independent directors and certain officers and/or employees of our Manager, and 212,000 common shares which are issuable upon redemption of common units of limited liability company interest in our Operating Partnership (“Common Units”) that are held by affiliates of Ellington.

RISK FACTORS

Investment in our common shares involves significant risks. Before making an investment decision, you should carefully read and consider the information set forth below and under the heading “Risk Factors” beginning on page 20 of the accompanying prospectus and also those risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2013, together with all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks occurs, our business, financial condition or results of operations could be materially and adversely affected. If this were to happen, we may be unable to make distributions to our shareholders, the market value of our common shares could decline significantly, and you may lose some or all of your investment. Some statements in this prospectus supplement and the accompanying prospectus, including statements contained in the following risk factors, constitute forward-looking statements. You should carefully review the cautionary statements referred to under “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

Future sales of our common shares could have an adverse effect on our share price. You should not rely on lock-up agreements in connection with this offering to limit the amount of common shares sold in the market.

We cannot predict the effect, if any, of future sales of our common shares, or the availability of our common shares for future sales, on the market value of our common shares. Sales of substantial amounts of our common shares, or the perception that such sales could occur, may adversely affect prevailing market values for our common shares.

In connection with this offering, our directors and executive officers and certain of Ellington’s affiliates will enter into lock-up agreements covering 3,374,422 of our common shares and securities convertible into common shares outstanding which will prohibit sales of these securities for a period of 45 days after the date of this prospectus supplement. When these lock-up agreements expire, these common shares will become available for sale into the market, which could reduce the market value for our common shares. Furthermore, Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and UBS Securities LLC, as representatives of the underwriters of this offering, may, at any time and without notice, release all or any portion of the securities subject to the foregoing lock-up agreements.

Our Manager and certain of our affiliates have registration rights which enable them, subject to certain conditions, to cause us to register shares held by them for sale into the public markets.

Our Manager and certain of our and our Manager’s executive officers, directors, partners, members and other affiliates and any of their permitted transferees and including (i) any executive officer, director, trustee, or general partner of such affiliate and (ii) any legal entity for which such affiliate acts as an executive officer, director, trustee or general partner, or the “Covered Persons,” are entitled to the benefits of a registration rights agreement with respect to certain common shares, including common shares issued to our Manager as part of its incentive fee. The registration rights agreement provides, subject to certain conditions, the Covered Persons with (i) customary piggy-back registration rights with respect to any registration statement we file with the SEC (subject to underwriter cut-back rights with respect to underwritten offerings) and (ii) upon the request of Covered Persons holding a certain percentage of common shares covered under the registration rights agreement, the right to require us to file up to three registration statements on Form S-3 or a single registration on such other form that we are eligible to use. None of the Covered Persons has exercised its registration rights with respect to this offering or the registration statement of which this prospectus supplement is a part. However, should our Manager and these affiliates exercise these rights in the future, the common shares held by these Covered Persons would become eligible for sale into the market, subject to the restrictions set forth in the lock-up agreements noted above. If our Manager or these affiliates or any of their permitted transferees sell, or indicate an intention to sell, substantial amounts of our common shares into the public market, the trading price of our common shares could decline.

Your interest in us may be diluted if we issue additional common shares.

Existing shareholders and potential investors in this offering do not have preemptive rights to any common shares issued by us in the future. Therefore, investors purchasing shares in this offering may experience dilution of their equity investment if we issue or sell additional common shares in the future or issue or sell securities that are convertible into or exchangeable for common shares. Further, investors purchasing shares in this offering may experience dilution of their equity investment upon (i) the issuance of 907,469 common shares currently reserved for issuance under our equity incentive plans, (ii) the issuance of 411,052 common shares upon the conversion of previously-granted LTIP units, (iii) the issuance of 212,000 common shares upon redemption of 212,000 Common Units previously issued by our Operating Partnership or (iv) the issuance of common shares to our Manager under the management agreement, pursuant to which 10% of each incentive fee payable to our Manager will be paid in common shares, subject to our Manager’s right to elect to receive a greater percentage of any incentive fee in the form of common shares.

We may allocate the net proceeds from this offering to acquire assets with which you may not agree or for purposes that are different in range or focus than those contemplated in this prospectus supplement.

While we intend to use the net proceeds from this offering to acquire targeted assets, we will have significant flexibility in using the net proceeds of this offering and may use the net proceeds from this offering to acquire assets with which you may not agree or for purposes that are different in range or focus than those contemplated in this prospectus supplement or those in which we have historically invested. The failure of our Manager to apply these net proceeds effectively could result in unfavorable returns, and could cause a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our shareholders.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of 8,000,000 common shares in this offering will be approximately $         million after deducting the underwriting discounts and commissions as well as estimated offering expenses of approximately $250,000 payable by us. If the underwriters exercise their option to purchase additional common shares in full, our net proceeds will be approximately $         million.

We expect to use the net proceeds of this offering to acquire targeted assets, in accordance with our investment objectives and strategies. Our investment decisions will depend on prevailing market conditions and the opportunities we identify and may be adjusted in response to changes in interest rates or economic and credit environments. We may also use the net proceeds of this offering for working capital and general corporate purposes. Pending such uses, we may invest the net proceeds from this offering in interest-bearing, short-term investments, including money market accounts. These investments are expected to provide a lower net return than we hope to achieve from our targeted investments.

While we intend to use the net proceeds of this offering to acquire targeted assets as described above, we will have significant flexibility in using the net proceeds of this offering and may use the net proceeds from this offering to acquire assets with which you may not agree or for purposes that are different in range or focus than those described above and elsewhere in this prospectus supplement or those in which we have historically invested.

HISTORICAL PERFORMANCE OF ELLINGTON FINANCIAL LLC PURSUANT TO SECTION 4.24 OF THE COMMODITY EXCHANGE ACT

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Name of CPO:	Ellington Financial Management LLC
Name of Commodity Pool:	Ellington Financial LLC
Type of Pool:	Public, Exchange-listed
Inception of Trading:	8/17/2007
Aggregate Gross Capital Subscriptions ($ in 000s)(1):	$564,518
Current Shareholders’ Equity as of 6/30/14 ($ in 000s)(2):	$624,107
Cumulative Dividends ($ in 000s)(2):	$285,599
Largest monthly draw-down(3):	-4.62% 10/31/2010
Worst peak-to-valley draw-down(4):	-4.62% 9/30/2010 through 10/31/2010

	Rate of Return(5)
Month	2014	2013	2012	2011	2010	2009
January	1.91%	5.76%	2.26%	1.76%	2.21%	3.22%
February	0.54%	1.23%	3.42%	0.72%	0.28%	2.26%
March	1.07%	0.76%	2.74%	0.14%	0.09%	2.41%
April	1.00%	0.83%	1.10%	0.32%	1.58%	2.88%
May	1.23%	1.52%	0.80%	-0.34%	0.06%	7.47%
June	1.09%	-0.77%	0.75%	-0.35%	-0.13%	3.65%
July		0.09%	2.26%	-0.77%	0.48%	6.79%
August		1.01%	0.45%	0.47%	2.57%	3.06%
September		0.71%	1.49%	0.00%	2.44%	0.61%
October		1.74%	2.50%	-0.71%	-4.62%	3.73%
November		-0.01%	0.90%	0.95%	2.01%	-0.08%
December		0.61%	1.56%	0.25%	0.76%	0.77%
Year	7.03%	14.19%	22.16%	2.43%	7.79%	43.26%

(1)	Aggregate gross capital subscriptions represent the proceeds from our initial private and public offerings and are gross of placement fees, underwriters’ discounts, and other offering related costs as well as shares repurchased by us.
(2)	Dividends are declared and paid on a quarterly basis in arrears. The amount above does not include $19.9 million relating to the Second Quarter 2014 Dividend declared by our Board of Directors on August 5, 2014 which will be paid on September 15, 2014 to shareholders of record as of August 29, 2014.
(3)	Largest monthly draw-down represents our largest negative monthly return on book value per share for any calendar month reported in the table above.
(4)	Worst peak-to-valley draw-down represents our largest percentage decline in book value per share for any multi-month interval contained in the period reported in the table above. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive returns.
(5)	Returns based on book value per share as of the end of each month reported above.

ADDITIONAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain additional U.S. federal income tax considerations with respect to the ownership of our common shares. This summary supplements and, where applicable, supersedes the discussion under “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus, and should be read together with such discussion.

Domestic Corporate and REIT Subsidiaries

We have formed several domestic corporate subsidiaries, one of which may make an election to be taxed as a REIT. The consequences of such investments are described under the heading “Material U.S. Federal Income Tax Considerations—Nature of Our Business Activities—Domestic Corporate Subsidiaries” and “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Relating to Investments in REITs” in the accompanying prospectus.

Taxation of Non-U.S. Holders of Our Shares

As discussed in “Material U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Holders of Our Shares” in the accompanying prospectus, a non-U.S. holder will generally be subject to U.S. federal withholding taxes at the rate of 30% (or such lower rate provided by an applicable tax treaty) on dividend, interest (other than interest that constitutes “portfolio interest”), and certain other income that is not treated as effectively connected with a U.S. trade or business. We have made investments, including investments in domestic corporate subsidiaries (one of which may elect to be taxed as REIT), the income from which will generally be subject to that withholding tax. At present, we do not believe that we will receive significant income from those investments, but no assurance can be provided that we will not in the future receive significant income that is subject to the withholding tax described above.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated September     , 2014, we have agreed to sell to the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and UBS Securities LLC are acting as representatives, the following respective numbers of common shares:

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
UBS Securities LLC
Credit Suisse Securities (USA) LLC
Barclays Capital Inc
Keefe, Bruyette & Woods, Inc.

Total	8,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the common shares in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,200,000 additional common shares at the public offering price less the underwriting discounts and commissions. To the extent the option is exercised, each underwriter is required to purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

The underwriters propose to offer the common shares initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $         per share. After the initial offering, the underwriters may change the public offering price and concession. The following table summarizes the compensation we will pay to the underwriters in this offering:

	Per share		Total
	Without Option	With Option	Without Option	With Option
Underwriting Discounts and Commissions paid by us……	$	$	$	$

We estimate that our portion of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $250,000.

The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the common shares being offered.

We and our Manager have agreed that we and it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and UBS Securities LLC, for a period of 45 days after the date of this prospectus supplement. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and UBS Securities LLC waive, in writing, such an extension.

Our directors and executive officers, and certain of Ellington’s affiliates have agreed that they will not offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any common shares or securities convertible into or exchangeable or exercisable for any of our common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions is to be settled by delivery of our common shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge, or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and UBS Securities LLC, for a period of 45 days after the date of this prospectus supplement. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. , Morgan Stanley & Co. LLC and UBS Securities LLC waive, in writing, such an extension.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

This offering is being conducted in accordance with Rule 2310 of the Financial Industry Regulatory Authority, Inc.

Affiliates of the underwriters have been, may be, or are lenders under one or more of our reverse repos, and we have entered into credit default and/or interest rate swaps with affiliates of the underwriters. In addition, the underwriters and their affiliates have been, may be, or are lenders to, and counterparties in securities, derivatives and other trading activities with, certain of our affiliates and us. In conjunction with services that affiliates of the underwriters have provided, may provide or are providing to us and our affiliates, commercial disputes may arise. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Our common shares are listed on the NYSE under the symbol “EFC.”

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters are not greater than the number of shares that they may purchase in the option to purchase additional common shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional common shares. The underwriters may close out any covered short position by either exercising their option to purchase additional common shares and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional common shares. If the underwriters sell more shares than could be covered by the option to purchase additional common shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate members are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Switzerland

We have not been and will not be registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of 23 June 2006, or the “CISA.” Accordingly, our common shares may not be publicly offered in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common shares may be made available through a public offering in or from Switzerland. Our common shares may only be offered and this prospectus supplement may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

A prospectus in electronic format may be made available on a website maintained by the underwriters, or selling group members, if any, participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Hong Kong

The common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This offering document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common shares may only be made to persons (the “Exempt Investors”), who are:

(a)	“sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and

(b)	“wholesale clients” (within the meaning of section 761G of the Corporations Act),

so that it is lawful to offer the common shares without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring common shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

Ellington Financial LLC

$750,000,000

Common Shares Representing Limited Liability Company Interests

Preferred Shares Representing Limited Liability Company Interests

Shareholder Rights to Purchase Common or Preferred Shares Representing Limited Liability Company Interests

Warrants to Purchase Common or Preferred Shares Representing Limited Liability Company Interests

Debt Securities

We may offer, issue and sell, from time to time, up to an aggregate of $750,000,000 of common shares representing limited liability company interests, which we refer to as “common shares,” preferred shares representing limited liability company interests, which we refer to as “preferred shares,” shareholder rights to purchase common or preferred shares, which we refer to as “shareholder rights,” warrants to purchase common or preferred shares, which we refer to as “warrants” and debt securities, which may consist of debentures, notes, or other types of debt, in one or more offerings. We will provide specific terms of each issuance of these securities in supplements to this prospectus. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. You should read this prospectus and any supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

Ellington Financial LLC is a specialty finance company that acquires and manages mortgage-related assets, including residential mortgage-backed securities backed by prime jumbo, Alternative A-paper, manufactured housing and subprime residential mortgage loans, residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government- sponsored enterprise, residential mortgage loans, mortgage servicing rights, mortgage-related derivatives, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, asset-backed securities backed by consumer and commercial assets, as well as corporate debt and equity securities and derivatives. We are externally managed and advised by Ellington Financial Management LLC, or our “Manager,” an affiliate of Ellington Management Group, L.L.C.

Our common shares are listed on the New York Stock Exchange, or “NYSE,” under the symbol “EFC.” The last reported sale price of our common shares on the NYSE on April 17, 2014 was $23.21 per share.

Investing in these securities involves risks. You should carefully read and consider the information referred to under “Risk Factors” on page 20 of this prospectus and any prospectus supplement before making a decision to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this prospectus is May 2, 2014

RISK DISCLOSURE STATEMENT PURSUANT TO SECTION 4.24

OF THE COMMODITY EXCHANGE ACT

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT COMMODITY INTEREST TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, AND ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL AT PAGE 18 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, AT PAGE 18.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, AT PAGE 20.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

SWAPS TRANSACTIONS, LIKE OTHER FINANCIAL TRANSACTIONS, INVOLVE A VARIETY OF SIGNIFICANT RISKS. THE SPECIFIC RISKS PRESENTED BY A PARTICULAR SWAP TRANSACTION NECESSARILY DEPEND UPON THE TERMS OF THE TRANSACTION AND YOUR CIRCUMSTANCES. IN GENERAL, HOWEVER, ALL SWAPS TRANSACTIONS INVOLVE SOME COMBINATION OF MARKET RISK, CREDIT RISK, COUNTERPARTY CREDIT RISK, FUNDING RISK, LIQUIDITY RISK, AND OPERATIONAL RISK.

HIGHLY CUSTOMIZED SWAPS TRANSACTIONS IN PARTICULAR MAY INCREASE LIQUIDITY RISK, WHICH MAY RESULT IN A SUSPENSION OF REDEMPTIONS. HIGHLY LEVERAGED TRANSACTIONS MAY EXPERIENCE SUBSTANTIAL GAINS OR LOSSES IN VALUE AS A RESULT OF RELATIVELY SMALL CHANGES IN THE VALUE OR LEVEL OF AN UNDERLYING OR RELATED MARKET FACTOR.

IN EVALUATING THE RISKS AND CONTRACTUAL OBLIGATIONS ASSOCIATED WITH A PARTICULAR SWAP TRANSACTION, IT IS IMPORTANT TO CONSIDER THAT A SWAP TRANSACTION MAY BE MODIFIED OR TERMINATED ONLY BY MUTUAL CONSENT OF THE ORIGINAL PARTIES AND SUBJECT TO AGREEMENT ON INDIVIDUALLY NEGOTIATED TERMS. THEREFORE, IT MAY NOT BE POSSIBLE FOR THE COMMODITY POOL OPERATOR TO MODIFY, TERMINATE, OR OFFSET THE POOL’S OBLIGATIONS OR THE POOL’S EXPOSURE TO THE RISKS ASSOCIATED WITH A TRANSACTION PRIOR TO ITS SCHEDULED TERMINATION DATE.

ELLINGTON FINANCIAL LLC

PART ONE

DISCLOSURE DOCUMENT

You should rely only on the information contained in or incorporated by reference into this prospectus, any prospectus supplement, any free writing prospectus prepared by us or information to which we have referred you. We have not authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or any prospectus supplement or the documents incorporated by reference herein and therein is current only as of the date on the front of those documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC.” Under this shelf registration statement, we may offer and sell any combination of our common shares, preferred shares, shareholder rights, warrants and debt securities in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities under this shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add, update or change information contained in this prospectus. Before you buy any of our securities, it is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information.”

The SEC allows us to incorporate by reference information that is contained in certain reports and other documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

Except where the context suggests otherwise, “EFC,” “we,” “us” and “our” refer to Ellington Financial LLC and its subsidiaries, including Ellington Financial Operating Partnership LLC, our operating partnership subsidiary, which we refer to as our “Operating Partnership.” We conduct all of our operations and business activities through our Operating Partnership. Our “Manager” refers to Ellington Financial Management LLC, our external manager, “Ellington” refers to Ellington Management Group, L.L.C. and its affiliated investment advisory firms, including our Manager, and “Manager Group” refers collectively to Ellington and its principals (including family trusts established by its principals) and entities in which 100% of the interests are beneficially owned by the foregoing. In certain instances, references to our Manager and services to be provided to us by our Manager may also include services provided by Ellington and its other affiliates from time to time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assured future results of our business, financial condition, liquidity, results of operations, cash flow and plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may,” “seek,” or similar expressions or their negative forms, or refer to strategies, plans, or intentions, we intend to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such, may involve known and unknown risks, uncertainties, and assumptions.

Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed, anticipated or contemplated in our forward- looking statements. You should carefully consider these risks before you invest in our securities. The following factors are examples of those that could cause actual results to vary from our forward-looking statements:

•	difficult conditions in the mortgage and residential real estate markets;

•	the effect of the Federal Reserve’s and the Treasury’s actions and programs on the liquidity of the capital markets and the impact and timing of any further programs or regulations implemented by the U.S. government or its agencies;

•	the federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae, Freddie Mac and Ginnie Mae and the U.S. government;

•	the impact of the downgrade of the long-term credit ratings of the United States, Fannie Mae, Freddie Mac and Ginnie Mae; increased prepayments of the mortgages and other loans underlying our Agency RMBS;

•	the volatility of our target markets and of the market value of our common shares;

•	increased rates of default and/or decreased recovery rates on our assets;

•	mortgage loan modification programs and future legislative action;

•	the degree to which our hedging strategies may or may not protect us from, or expose us to, credit or interest rate risk;

•	changes in our business and strategy;

•	availability, terms and deployment of capital;

•	our projected financial and operating results;

•	changes in interest rates and the market value of our securities;

•	our ability to maintain existing financing agreements, obtain future financing arrangements and the terms of such arrangements;

•	changes in economic conditions generally and the real estate and debt securities markets specifically;

•	legislative or regulatory changes (including tax law changes and changes to laws governing the regulation of investment companies);

•	availability of qualified personnel;

•	changes in our industry;

•	availability of investment opportunities;

•	our estimated book value per common share;

•	the degree and nature of our competition;

•	changes to generally accepted accounting principles in the United States, or GAAP;

•	market volatility;

•	changes in the prepayment rates on the mortgage loans underlying our agency securities,

•	increased rates of default and/or decreased recovery rates on our assets,

•	our ability to borrow to finance our assets;

•	changes in government regulations affecting our business;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and

•	risks associated with investing in real estate assets, including changes in business conditions and the general economy.

These and other risks, uncertainties and other important factors identified, or incorporated by reference in this prospectus, including, but not limited to, those described under the caption “Risk Factors” in this prospectus, as well as those described under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market

Risk” in our most recent Annual Report on Form 10-K and in our subsequently filed Quarterly Reports on Form 10-Q and in the other documents incorporated by reference in this prospectus, could cause our actual results to differ materially from those projected in any forward-looking statements we make. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See “Where You Can Find More Information” below.

ELLINGTON FINANCIAL LLC

Our Company

Ellington Financial LLC is a specialty finance company formed in August 2007 that specializes in acquiring and managing mortgage-related assets. Our primary objective is to generate attractive, risk-adjusted total returns for our shareholders by making investments that we believe compensate us appropriately for the risks associated with them. We seek to attain this objective by utilizing an opportunistic strategy. Our targeted assets currently include:

•	residential mortgage-backed securities, or “RMBS,” backed by prime jumbo, Alternative A-paper, or “Alt-A,” manufactured housing, and subprime residential mortgage loans, collectively referred to as “non-Agency RMBS”;

•	RMBS for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored enterprise, or “Agency RMBS”;

•	residential mortgage loans;

•	mortgage servicing rights, or “MSRs;”

•	mortgage-related derivatives;

•	commercial mortgage-backed securities, or “CMBS,” commercial mortgage loans and other commercial real estate debt;

•	asset-backed securities, or “ABS,” backed by consumer and commercial assets; and

•	corporate debt and equity securities and derivatives.

In addition, we may opportunistically acquire and manage other types of mortgage-related and financial assets, such as non-mortgage-related derivatives and real property. We may also invest in or acquire other institutions engaged in mortgage-related businesses, such as mortgage originators.

We believe that we have been organized and have operated so that we have qualified, and will continue to qualify, to be treated for U.S. federal income tax purposes as a partnership and not as an association or a publicly traded partnership taxable as a corporation.

Certain performance data with respect to the Company can be found on page 19.

Our Corporate Information

We were formed as a Delaware limited liability company in 2007. Our principal executive offices are located at 53 Forest Avenue, Old Greenwich, CT 06870. Our telephone number is (203) 409-3575. Our internet address is www.ellingtonfinancial.com. Our internet web site, and the information contained therein or connected thereto, does not constitute part of this prospectus. The books and records of our company and our Manager are maintained and made available for inspection at our principal executive offices.

Our Manager and Ellington

We are externally managed and advised by our Manager, an affiliate of Ellington, pursuant to a management agreement. Our Manager was formed solely to serve as our manager and does not have any other clients. In addition, our Manager currently does not have any employees and instead relies on the employees of Ellington to perform its obligations to us. Ellington is an investment management firm and registered investment advisor with a 19-year history of investing in a broad spectrum of mortgage-backed securities, or “MBS,” and related derivatives.

The members of our management team include Michael Vranos, founder and Chief Executive Officer of Ellington, who serves as our Co-Chief Investment Officer and a member of our Board of Directors; Laurence Penn, Vice Chairman and Chief Operating Officer of Ellington, who serves as our Chief Executive Officer and President and a member of our Board of Directors; Mark Tecotzky, a Managing Director of Ellington, who serves as our Co-Chief Investment Officer; Lisa Mumford, who serves as our Chief Financial Officer; Daniel Margolis, General Counsel of Ellington, who serves as our General Counsel; and Jason Frank, Associate General Counsel of Ellington, who serves as our Secretary. Each of these individuals is an officer of our Manager. We currently do not have any employees.

Our Manager is responsible for administering our business activities and day-to-day operations and, pursuant to a services agreement between our Manager and Ellington, relies on the resources of Ellington to support our operations. Ellington has well-established portfolio management resources for each of our targeted asset classes and an established infrastructure supporting those resources. Through our relationship with our Manager, we benefit from Ellington’s highly analytical investment processes, broad-based deal flow, extensive relationships in the financial community, financial and capital structuring skills, investment surveillance database, and operational expertise. Ellington’s analytic approach to the investment process involves collection of substantial amounts of data regarding historical performance of MBS and their underlying collateral, as well as MBS market transactions. Ellington analyzes this data to identify possible relationships and trends, and develops financial models used to support the investment and risk management process. In addition, throughout Ellington’s 19-year history of investing in MBS and related derivatives, it has developed strong relationships with a wide range of dealers and other market participants that provide Ellington access to a broad range of trading opportunities and market information. As a result, our Manager is able to provide us with access to a wide variety of asset acquisition and disposition opportunities and information that assist us in making asset management decisions across our targeted asset classes, which we believe provides us with a significant competitive advantage. We also benefit from Ellington’s finance, accounting, operational, legal, compliance, and administrative functions.

As of December 31, 2013, Ellington employed over 130 employees and had assets under management of approximately $5.6 billion, of which (i) approximately $4.5 billion was comprised of our company, Ellington Residential Mortgage REIT, a real estate investment trust (“REIT”) listed on the NYSE under the ticker “EARN,” various hedge funds and other alternative investment vehicles that employ financial leverage, and (ii) approximately $1.1 billion was comprised of accounts that do not employ financial leverage.

Our Manager, which was formed as a Delaware limited liability company in 2007, serves as our commodity pool operator (“CPO”) and has been registered with the U.S. Commodities Futures Trading Commission (“CFTC”) as a CPO and been a member of the NFA in such capacity since October 10, 2012. Our Manager’s principal place of business is 53 Forest Avenue, Old Greenwich, Connecticut 06870, telephone number (203) 409-3575. The owners of our Manager are VC Investments L.L.C. (“VC”) and EMG Holdings L.P. (“EMGH”). VC and EMGH have been listed with the NFA as principals of our Manager since October 3, 2012. VC has been listed with the NFA as a principal of Ellington since March 14, 1996, and EMGH has been listed with the NFA as a principal of Ellington since May 6, 2008. The books and records of our Manager are maintained and made available for inspection at our Manager’s principal executive offices.

Our Manager is currently operating the Company pursuant to the CPO operational exemption in CFTC Regulation 4.12(c).

Ellington serves as our commodity trading advisor (“CTA”) and has been registered with the CFTC as a CTA and been a member of the NFA in such capacity since March 14, 1996. Ellington’s principal place of business is 53 Forest Avenue, Old Greenwich, Connecticut 06870, telephone number (203) 698-1200.

Michael W. Vranos, Laurence Penn and Mark Tecotzky are listed with the NFA as principals of our Manager and Ellington and make trading and investment decisions on behalf of the Company.

Our Manager and Ellington have certain other CFTC registered affiliates that are not involved in the company’s operations. CII GP LLC (“CIIGP”) has been registered with the CFTC as a CPO and a swap firm and has been a member of the NFA in such capacities since January 1, 2013. ECOP GP LLC (“ECOPGP”) has been registered with the CFTC as a CPO since September 1, 2010 and as a swap firm since March 1, 2013 and has been a member of the NFA since September 1, 2010. Ellington Capital Holdings Quant I GP LLC (“ECHQ”) has been registered with the CFTC as a CPO and a swap firm and has been a member of the NFA since January 1, 2013. ESO MM LLC (“ESOMM”) has been registered with the CFTC as a CPO and swap firm and has been a member of the NFA since September 24, 2013. HJS MM LLC (“HJSMM”) has been registered with the CFTC as a CPO and swap firm and has been a member of the NFA since October 8, 2013.

The following persons serve in the capacities indicated on behalf of the Manager and/or Ellington:

Name/position at Ellington/our Manager	Age	Background summary
Michael W. Vranos Founder & Chief Executive Officer of Ellington Chief Executive Officer and President of our Manager	52

Mr. Vranos is the founder and Chief Executive Officer of Ellington, a position he has held since March 1995. Mr. Vranos is also the Chief Executive Officer and President of our Manager, positions he has held since August 2007, and serves on our Manager’s investment and risk management committee. Mr. Vranos has been our Co-Chief Investment Officer since June 2009. Mr. Vranos has served as a member of our board of directors since August 2007, and from August 2007 until October 2009, Mr. Vranos served as our Chairman. Mr. Vranos also serves as Co-Chief Investment Officer and as a member of the Board of Trustees of Ellington Residential Mortgage REIT. Mr. Vranos founded Ellington in December of 1994 to capitalize on distressed conditions in the MBS derivatives market. Prior to December 1994, Mr. Vranos was a Senior Managing Director at Kidder, Peabody & Co. (“Kidder Peabody”) in charge of RMBS trading. Mr. Vranos graduated magna cum laude, Phi Beta Kappa with a B.A. in Mathematics from Harvard University.

Mr. Vranos has been listed with the NFA as a principal of our Manager since October 3, 2012 and has been registered with the CFTC as an associated person and swap associated person of our Manager and been a member of the NFA in such capacities since October 10, 2012. He has been listed with the NFA as a principal of Ellington and has been registered with the CFTC as an associated person of Ellington and been a member of the NFA in such capacity since March 14, 1996. He has been registered with the CFTC as a swap associated person of Ellington since October 10, 2012.

Additionally, Mr. Vranos is listed with the NFA as a principal of CIIGP since December 19, 2012

Name/position at Ellington/our Manager	Age	Background summary
		and has been registered with the CFTC as an associated person and swap associated person of CIIGP and has been a member of the NFA with respect to CIIGP since January 1, 2013; Mr. Vranos is listed with the NFA as a principal of ECOPGP since September 20, 2010 and has been registered with the CFTC as an associated person since September 20, 2010 and swap associated person of ECOPGP since March 1, 2013 and been a member of the NFA with respect to ECOPGP since September 20, 2010; Mr. Vranos is listed with the NFA as a principal of ECHQ since December 19, 2012 and has been registered with the CFTC as an associated person and swap associated person of ECHQ and has been a member of the NFA with respect to ECHQ since January 1, 2013; Mr. Vranos is listed with the NFA as a principal of ESOMM and has been registered with the CFTC as an associated person and swap associated person of ESOMM and has been a member of the NFA with respect to ESOMM since September 11, 2013; and Mr. Vranos is listed with the NFA as a principal of HJSMM since October 2, 2013 and has been registered with the CFTC as an associated person and swap associated person of HJSMM and has been a member of the NFA with respect to HJSMM since October 8, 2013.

Laurence Penn Vice Chairman of Ellington Executive Vice President of our Manager	52	Mr. Penn has been our Chief Executive Officer and President and has served as a member of our board of directors since August 2007. Mr. Penn is also a Vice Chairman of Ellington, a position he has held since March 1995, where he helps oversee many functions of the firm. Mr. Penn is also the Executive Vice President of our Manager, a position he has held since August 2007, and serves on our Manager’s investment and risk management committee. Mr. Penn also serves as President and Chief Executive Officer and as a member of the Board of Trustees of Ellington Residential Mortgage REIT. In Ellington’s earlier years, Mr. Penn was the senior portfolio manager primarily responsible for investments in Agency RMBS. Prior to joining Ellington shortly after its inception, Mr. Penn was at Lehman Brothers Holdings, Inc. (“Lehman Brothers”) from November 1984 until March 1995, where he was most recently a Managing Director and co-head of CMO origination and trading. Mr. Penn began his career at Lehman Brothers in November 1984, after receiving a Master of Advanced Study in

Name/position at Ellington/our Manager	Age	Background summary

Mathematics from Cambridge University, where he studied as both a National Science Foundation and Winston Churchill Fellow. Mr. Penn graduated summa cum laude, Phi Beta Kappa with a B.A. in Mathematics from Harvard University in 1983. He was one of five winners nationwide in the 1980 Putnam collegiate mathematics problem solving competition, and represented the United States in the 21st International Mathematics Olympiad held in London, England.

Mr. Penn has been listed with the NFA as a principal of our Manager since October 3, 2012 and has been registered with the CFTC as an associated person and swap associated person of our Manager and been a member of the NFA in such capacities since October 10, 2012. He has been listed with the NFA as a principal of Ellington and has been registered with the CFTC as an associated person of Ellington and been a member of the NFA in such capacity since March 14, 1996. He has been registered with the CFTC as a swap associated person of Ellington since October 10, 2012.

Additionally, Mr. Penn is listed with the NFA as a principal of CIIGP since December 19, 2012 and has been registered with the CFTC as an associated person and swap associated person of CIIGP and has been a member of the NFA with respect to CIIGP since January 1, 2013; Mr. Penn is listed with the NFA as a principal of ECOPGP since September 20, 2010 and has been registered with the CFTC as an associated person since September 20, 2010 and swap associated person of ECOPGP since March 1, 2013 and been a member of the NFA with respect to ECOPGP since September 20, 2010; Mr. Penn is listed with the NFA as a principal of ECHQ since December 19, 2012 and has been registered with the CFTC as an associated person and swap associated person of ECHQ and has been a member of the NFA with respect to ECHQ since January 1, 2013; Mr. Penn is listed with the NFA as a principal of ESOMM and has been registered with the CFTC as an associated person and swap associated person of ESOMM and has been a member of the NFA with respect to ESOMM since October 2, 2013; and Mr. Penn is listed with the NFA as a principal of HJSMM since October 2, 2013 and has been registered with the

Name/position at Ellington/our Manager	Age	Background summary
		CFTC as an associated person and swap associated person of HJSMM and has been a member of the NFA with respect to HJSMM since October 8, 2013.

Mark Tecotzky Managing Director of Ellington Co-Chief Investment Officer of our Manager	52

Mr. Tecotzky is a Managing Director of Ellington, and head manager for all MBS/ABS credit, reporting directly to Mr. Vranos, positions he has held since July 2006. Mr. Tecotzky also serves as the Co-Chief Investment Officer of our Manager, a position he has held since March 2008, and serves on our Manager’s investment and risk management committee. Mr. Tecotzky has been our Co-Chief Investment Officer since March 2008. Mr. Tecotzky also serves as Co-Chief Investment Officer of Ellington Residential Mortgage REIT. Prior to joining Ellington in July 2006, Mr. Tecotzky was the senior trader in the mortgage department at Credit Suisse Holdings USA, Inc. (“Credit Suisse”). He developed and launched several of its securitization vehicles, including hybrid ARMs and second liens, and subsequently ran its hybrid ARM business, including conduit pricing, servicing sales, monthly securitization, trading of Agency/non-Agency hybrids of all ratings categories and managing and hedging the residual portfolio. Prior to joining Credit Suisse, Mr. Tecotzky worked with Mr. Vranos and many of the other Ellington principals at Kidder Peabody, where he traded Agency and non-Agency pass-throughs and structured CMOs as a Managing Director. Mr. Tecotzky holds a B.S. from Yale University, and received a National Science Foundation fellowship to study at MIT.

Mr. Tecotzky has been listed with the NFA as a principal of our Manager since October 18, 2012 and has been registered with the CFTC as an associated person and swap associated person of our Manager and been a member of the NFA in such capacities since October 18, 2012. He has been registered with the CFTC as an associated person of Ellington since November 30, 2009 and been a member of the NFA in such capacity since November 12, 2009.

Additionally, Mr. Tecotzky has been registered with the CFTC as an associated person and swap associated person of CIIGP and has been a member of the NFA with respect to CIIGP since January 1, 2013; Mr. Tecotzky has been registered

Name/position at Ellington/our Manager	Age	Background summary
		with the CFTC as an associated person of ECOGP since September 1, 2010 and swap associated person of ECOPGP since March 1, 2013 and been a member of the NFA with respect to ECOPGP since September 1, 2010; Mr. Tecotzky has been registered with the CFTC as an associated person and swap associated person of ESOMM and has been a member of the NFA with respect to ESOMM since October 2, 2013; and Mr. Tecotzky has been registered with the CFTC as an associated person and swap associated person of HJSMM and has been a member of the NFA with respect to HJSMM since October 8, 2013.

Lisa Mumford Chief Financial Officer of our Manager	50	Ms. Mumford was appointed as our Chief Financial Officer and as the Chief Financial Officer of our Manager in October 2009. Ms. Mumford also serves as the Chief Financial Officer of Ellington Residential Mortgage REIT, a position she has held since April 2013. From August 2008 to October 2009, Ms. Mumford was Chief Financial Officer of ACA Financial Guaranty Corporation (“ACA FG”) where she oversaw all aspects of the finance and accounting operations. Prior to August 2008, ACA FG was an operating subsidiary of ACA Capital Holdings, Inc. (“ACA”) and from May 2004 until February 2008, Ms. Mumford served as the Chief Accounting Officer. While at ACA, Ms. Mumford oversaw all aspects of the accounting, internal control, and financial reporting process. Prior to joining ACA, and beginning in August 1988, Ms. Mumford was with ACE Guaranty Corp., where over her tenure, she held the positions of Chief Financial Officer and Controller. She began her career as a staff accountant with Coopers & Lybrand in September 1984, culminating in the role of Audit Supervisor at the time of her departure in July 1988. Ms. Mumford is a member of the American Institute of Certified Public Accountants and holds a B.B.A. in Accounting from Hofstra University.

		Ms. Mumford has been listed with the NFA as a principal of our Manager and has been registered with the CFTC as an associated person and swap associated person of our Manager and been a member of the NFA in such capacities since October 18, 2012. She has been registered with the CFTC as an associated person of Ellington and has been a member of the NFA with respect to Ellington since October 15, 2012.

Name/position at Ellington/our Manager	Age	Background summary
Daniel Margolis General Counsel of Ellington Secretary of our Manager	40

Mr. Margolis has been our General Counsel since August 2013 and also served as our Secretary and Secretary of our Manager from July 2010 to August 2013. Mr. Margolis is also General Counsel of Ellington Residential Mortgage REIT and Ellington’s General Counsel, a position he has held since July 2010. He is responsible for advising Ellington on all legal, regulatory, compliance, documentation and litigation matters. Prior to joining Ellington, Mr. Margolis was a Partner at Pillsbury, Winthrop, Shaw, Pittman LLP from July 2007 to May 2010 and before that was a Junior Partner at Wilmer, Cutler, Pickering, Hale and Dorr LLP from June 2004 to July 2007. In both positions, Mr. Margolis represented corporations and individuals, including financial services organizations, in criminal and regulatory investigations and in complex civil litigation. From September 2000 to June 2004, he served as an Assistant United States Attorney in the United States Attorney’s Office for the Southern District of New York where he prosecuted a variety of white collar crimes including securities fraud, investment fraud, tax fraud and money laundering. In July 2004, he received the John Marshall Award, the Department of Justice’s highest award for excellence in legal performance. He has a J.D. from New York University Law School, where he graduated cum laude, and a B.A. from Binghamton University where he graduated magna cum laude with highest honors in Political Science and was a member of Phi Beta Kappa.

Mr. Margolis is neither registered nor required to be registered with the CFTC and is not a member of the NFA in any capacity.

Richard Brounstein Vice Chairman and Director of Investor Relations at Ellington	54	Mr. Brounstein is a Vice Chairman and the Director of Investor Relations at Ellington, positions he has held since March 2001. Prior to joining Ellington in March 2001, Mr. Brounstein was the Managing Director responsible for the Fixed Income Securities division at Société Générale Securities Corporation, later renamed S.G. Cowen Securities Corporation. In this capacity, Mr. Brounstein was responsible for supervising all aspects of risk management, market making, proprietary trading, distribution and finance related activities. In addition to his direct responsibilities for the Fixed Income Division, Mr. Brounstein was a member of the Risk Management committee at Société Générale

Name/position at Ellington/our Manager	Age	Background summary
Securities Corporation. Prior to joining Société Générale Securities Corporation, Mr. Brounstein was the Managing Director responsible for the Mortgage-Backed Securities Division at the Union Bank of Switzerland. Later he was given responsibilities for the supervision of distribution/placement of all Fixed Income Securities. Prior to joining the Union Bank of Switzerland, Mr. Brounstein worked with Mr. Vranos and other Ellington employees at Kidder Peabody. Mr. Brounstein received a M.A. from Columbia University and a B.A. from Fairleigh Dickinson University.

Mr. Brounstein has been listed with the NFA as a principal of our Manager since October 3, 2012 and has been registered with the CFTC as an associated person and swap associated person of our Manager and been a member of the NFA in such capacity since October 10, 2012. He has been listed with the NFA as a principal of Ellington and has been registered with the CFTC as an associated person of Ellington since April 15, 2004 and has been a member of the NFA in such capacities since April 13, 2004.

Additionally, Mr. Brounstein has been registered with the CFTC as an associated person and swap associated person of CIIGP and has been a member of the NFA with respect to CIIGP since January 1, 2013; Mr. Brounstein is listed with the NFA as a principal of ECOPGP since August 25, 2010 and has been registered with the CFTC as an associated person since September 1, 2010 and swap associated person of ECOPGP since March 1, 2013 and been a member of the NFA with respect to ECOPGP since September 1, 2010; Mr. Brounstein is listed with the NFA as a principal of ECHQ since December 19, 2012 and has been registered with the CFTC as an associated person and swap associated person of ECHQ and has been a member of the NFA with respect to ECHQ since January 1, 2013; Mr. Brounstein is listed with the NFA as a principal of ESOMM and has been registered with the CFTC as an associated person and swap associated person of ESOMM and has been a member of the NFA with respect to ESOMM since October 2, 2013; and Mr. Brounstein is listed with the NFA as a principal of HJSMM since October 2, 2013 and has been registered

Name/position at Ellington/our Manager	Age	Background summary
		with the CFTC as an associated person and swap associated person of HJSMM and has been a member of the NFA with respect to HJSMM since October 8, 2013.

John Geanakoplos Managing Director of Ellington	59	Professor Geanakoplos is a Managing Director at Ellington where he is the head of Research and Development, a position that he has held since March 1995, and is responsible for the design of computer models to evaluate and hedge the firm’s portfolio. Professor Geanakoplos is largely responsible for the theoretical framework of Ellington’s proprietary prepayment model and interest rate model. Prior to joining Ellington in March 1995, Professor Geanakoplos was a Managing Director of Kidder Peabody, where he was head of the Fixed Income Research Department. In this capacity, he led the design of the firm’s proprietary MBS analytical systems. He became a full Professor at Yale University in 1986, at the age of 30, and is currently the James Tobin Professor of Economics and Director of the Cowles Foundation for Research in Economics. He was elected a fellow of the Econometric Society in 1990 and of the American Academy of Arts and Sciences in 1999. He was awarded the Samuelson Prize in 1999, and was awarded the first Bodossaki Prize in economics in 1995. In 1990 and again in 2000, he directed the economics program at the Santa Fe Institute, where he remains an external professor. Professor Geanakoplos graduated summa cum laude, Phi Beta Kappa with a B.A. in Mathematics from Yale University and received a M.A. in Mathematics and a Ph.D. in economics from Harvard University.

		Professor Geanakoplos is neither registered nor required to be registered with the CFTC and is not a member of the NFA in any capacity.

Peter Green Managing Director of Ellington	35	Mr. Green is a Managing Director at Ellington, a position he has held since January 2010. Mr. Green heads Ellington’s Risk Management department, which helps monitor, measure, and manage liquidity, market, credit, operational, and other risks. Mr. Green also serves on our Manager’s investment and risk management committee. At Ellington, Mr. Green oversees the development of the firm’s many risk management tools adapted to the particular needs of Ellington’s

Name/position at Ellington/our Manager	Age	Background summary
		investment strategies. Mr. Green began his career at Ellington in June 2005. Over his career at Ellington, Mr. Green has performed a wide variety of roles at the firm, including assisting in the development of Ellington’s interest rate and RMBS credit models, formulating hedging strategies, supporting new business initiatives, and helping design many of the computer systems that support the firm’s specific portfolio management and operational needs. Mr. Green holds a Ph.D. in Pure Mathematics from Harvard University and a B.Sc. from McGill University.

		Mr. Green is neither registered nor required to be registered with the CFTC and is not a member of the NFA in any capacity.

Vassilios Nikos Nicopoulos Managing Director of Ellington	52	Mr. Nicopoulos is a Managing Director at Ellington, a position he has held since January 2001, and is responsible for the mathematical modeling and computer implementation of Ellington’s interest rate and hedging models, and their use in valuing, hedging and managing the risk of MBS. Mr. Nicopoulos joined Ellington from Oxford University in England, where he was an Assistant Professor in Theoretical Condensed Matter Physics from September 1993 to December 1997. His work focused on the complex behavior of interacting electronic systems. He has had extensive experience in the simulation and analysis of complex stochastic systems on workstations and supercomputers and has built an international reputation for research relevant to real-world physics problems. Mr. Nicopoulos graduated magna cum laude, Phi Beta Kappa with a B.A. in Physics from Harvard University, and also holds M.A. and Ph.D. degrees in Theoretical Physics from Princeton University. Prior to his position at Oxford, he was a researcher and consultant at Los Alamos National Laboratory.

		Mr. Nicopoulos is neither registered nor required to be registered with the CFTC and is not a member of the NFA in any capacity.

David Rice Chief Compliance Officer of Ellington and our Manager	44	Mr. Rice is Ellington’s Chief Compliance Officer, a position he has held since July 2008, and chairs the firm’s Compliance Committee. He is responsible for implementation of Ellington’s compliance program. Mr. Rice is also Chief

Name/position at Ellington/our Manager	Age	Background summary
		Compliance Officer of our Manager, a position he has held since October 2009. Prior to joining Ellington, he served as Associate General Counsel, Compliance at GSC Group Inc. from April 2007 to July 2008. From September 2002 to April 2007 he served in the Division of Enforcement at the Securities and Exchange Commission in Washington, D.C., where he worked on investigations involving hedge funds, broker-dealers, investment companies, and public and private companies. He has a J.D. from Yale Law School, a Ph.D. in English from the University of California, Irvine, and graduated Phi Beta Kappa, summa cum laude, with a B.A. in English and Philosophy from the University of Southern California.

		Mr. Rice has been listed with the NFA as a principal of our Manager since October 10, 2012. He has been listed with the NFA as a principal of Ellington since October 11, 2012.

		Additionally, Mr. Rice is listed with the NFA as a principal of CIIGP since May 31, 2013; Mr. Rice is listed with the NFA as a principal of ECOPGP since October 18, 2012; Mr. Rice is listed with the NFA as a principal of ECHQ since December 19, 2012; Mr. Rice is listed with the NFA as a principal of ESOMM since September 11, 2013; and Mr. Rice is listed with the NFA as a principal of HJSMM since October 2, 2013.

Nikolay Stoytchev Managing Director of Ellington	40	Mr. Stoytchev is a Managing Director and Senior Portfolio Manager of Ellington, positions he has held since January 2003, specializing in the trading and risk management of both Agency and non-Agency IOs, POs, IIOs and specified pools. Mr. Stoytchev started his career at Ellington by developing, together with Professor Geanakoplos, many of the firm’s proprietary models, most notably Ellington’s proprietary mortgage prepayment models. Mr. Stoytchev graduated summa cum laude from Yale University with a Bachelor of Arts in Applied Mathematics and Economics, “With Distinction” in both majors. His senior thesis, Value of Mortgage-Backed Securities, was written under the guidance of Professor Geanakoplos.

		Mr. Stoytchev has been registered with the CFTC as an associated person of our Manager and been a

Name/position at Ellington/our Manager	Age	Background summary
		member of the NFA in such capacity since December 21, 2012. He has been registered with the CFTC as an associated person of Ellington and been a member of the NFA in such capacity since December 14, 2009.

Robert Kinderman Managing Director of Ellington	38	Mr. Kinderman is a Managing Director at Ellington, a position he has held since June 2006, where he is responsible for trading credit-sensitive securities, including CMBS, ABS, and subordinated RMBS. Mr. Kinderman also serves on our Manager’s investment and risk management committee. He started full-time with Ellington in June 1996, developing credit models as well as pieces of Ellington’s proprietary portfolio management systems, and is currently the head trader for all credit-sensitive mortgage-backed and asset-backed investments at Ellington. He also helps direct the development of research, modeling and systems for credit-sensitive products. Mr. Kinderman earned a B.A. from Yale with distinction in Economics and in Mathematics.

		Mr. Kinderman has been registered with the CFTC as an associated person and swap associated person of our Manager and been a member of the NFA in such capacities since December 21, 2012. He has been registered with the CFTC as an associated person of Ellington since December 4, 2009 and been a member of the NFA in such capacity since December 4, 2009.

Paul Asaro Chief Financial Officer of Ellington	62	Mr. Asaro is the Chief Financial Officer of Ellington, a position he has held since February 2004, and as such is responsible for all accounting and financial reporting. Mr. Asaro has been with Ellington since June 1997. Mr. Asaro received his MBA in Finance from the University of Connecticut and his B.S. in Accounting from Manhattan College. He became a Certified Public Accountant in 1977 and is a member of the American Institute of Certified Public Accountants, or CPAs, and the Connecticut Society of CPAs.

		Mr. Asaro has been listed with the NFA as a principal of Ellington since May 6, 2004.

		Additionally, Mr. Asaro is listed with the NFA as a principal of ECOPGP since August 25, 2010;

Name/position at Ellington/our Manager	Age	Background summary
		Mr. Asaro is listed with the NFA as a principal of ECHQ since December 19, 2012; Mr. Asaro is listed with the NFA as a principal of ESOMM since September 11, 2013; and Mr. Asaro is listed with the NFA as a principal of HJSMM since October 2, 2013.

Olivier Cojot-Goldberg Vice Chairman of Ellington	49	Mr. Cojot-Goldberg is a Vice Chairman of Ellington, a position he has held since March 1995, where he helped develop Ellington’s MBS/ABS credit capabilities and Ellington’s structured products businesses. He currently focuses on business development efforts across the organization. Throughout his career, Mr. Cojot- Goldberg has specialized in structured products and in sectors that have fallen out of favor, and in newer, less well-understood asset classes. Prior to joining Ellington in December 1994, Mr. Cojot-Goldberg was the Managing Director in charge of whole loan-backed CMO origination and trading at Kidder Peabody, reporting directly to Mr. Vranos. Mr. Cojot-Goldberg began his career at Kidder Peabody after graduating seventh in his class from the California Institute of Technology in 1987 and receiving his Master of Science degree in Electrical Engineering from the same institution the following year.

		Mr. Cojot-Goldberg has been registered with the CFTC as an associated person and swap associated person of our Manager and been a member of the NFA in such capacities since December 21, 2012. He has been registered with the CFTC as an associated person of Ellington and been a member of the NFA in such capacities since March 14, 1996.

BREAK-EVEN ANALYSIS PURSUANT TO SECTION 4.24 OF THE COMMODITY EXCHANGE ACT

The following “break-even” table indicates the approximate percentage and dollar returns required for the value of an initial $23.99 investment in a common share of our company to equal the amount originally invested twelve months after purchase. The initial investment in a common share of our company represents our diluted book value per share as of December 31, 2013. Diluted book value takes into account securities convertible into our common shares.

The “break-even” table, as presented, is an approximation only.

	Expenses of the Company
	Dollar Amount	Percentage
Expense(1)
Base management fee(2)	$0.36	1.5%
Incentive fee(3)	—	0.0%
Interest expense(4)	0.46	1.9%
Other operating expenses(5)	0.29	1.2%

Total expenses	1.11	4.6%

12-Month Break-Even	$1.11	4.6%

(1)	The dollar amounts in the above break-even analysis are representative of actual expenses incurred by the Company, with the exception of incentive fees, based upon average common shares and convertible securities, or LTIPs, outstanding for the year ended December 31, 2013 and assumes comparable expenses for the year ending December 31, 2014. The Company earns interest on cash held in interest bearing overnight accounts, money market funds, and on margin deposits held with dealers as collateral. The Company currently expects that such interest income on cash deposits would have a de minimis impact on the break-even analysis provided above.
(2)	The Company pays our Manager a base management fee quarterly in arrears in an amount equal to 1.50% per annum of equity as of the end of each fiscal quarter before deductions for base management fees and incentive fees payable with respect to such fiscal quarter.
(3)	In addition to the base management fee, the Company’s Manager is also entitled to a quarterly incentive fee that is only payable if the Company generates income in excess of a prescribed rate of return. See pages 80 and 81 for a description of the calculation of the incentive fee.
(4)	The Company pays interest on funds borrowed under reverse repurchase agreements, securitized debt, coupon interest on securities sold short, and interest on counterparties’ cash collateral held by the Company. These amounts may vary depending upon the cost and amount of reverse repurchase agreements outstanding.
(5)	The Company pays other operating expenses, including, but not limited to, compensation expense for dedicated and partially dedicated employees of the Manager, administrative fees and professional fees to its independent accountants and external legal counsel.

HISTORICAL PERFORMANCE OF THE COMPANY PURSUANT TO SECTION 4.24 OF THE COMMODITY EXCHANGE ACT

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Name of CPO:	Ellington Financial Management LLC
Name of Commodity Pool:	Ellington Financial LLC
Type of Pool:	Public, Exchange-listed
Inception of Trading:	8/17/2007
Aggregate Gross Capital Subscriptions ($ in 000s)(1):	$564,518
Current Shareholders’ Equity as of 2/28/14 ($ in 000s):	$616,420
Cumulative Dividends ($ in 000s):	$265,693
Largest monthly draw-down(2):	-4.62% 10/31/2010
Worst peak-to-valley draw-down(3):	-4.62% 9/30/2010 through 10/31/2010

	Rate of Return(4)
Month	2014	2013	2012	2011	2010	2009
January	1.91%	5.76%	2.26%	1.76%	2.21%	3.22%
February	0.54%	1.23%	3.42%	0.72%	0.28%	2.26%
March		0.76%	2.74%	0.14%	0.09%	2.41%
April		0.83%	1.10%	0.32%	1.58%	2.88%
May		1.52%	0.80%	-0.34%	0.06%	7.47%
June		-0.77%	0.75%	-0.35%	-0.13%	3.65%
July		0.09%	2.26%	-0.77%	0.48%	6.79%
August		1.01%	0.45%	0.47%	2.57%	3.06%
September		0.71%	1.49%	0.00%	2.44%	0.61%
October		1.74%	2.50%	-0.71%	-4.62%	3.73%
November		-0.01%	0.90%	0.95%	2.01%	-0.08%
December		0.61%	1.56%	0.25%	0.76%	0.77%
Year	2.46%	14.19%	22.16%	2.43%	7.79%	43.26%

(1)	Aggregate gross capital subscriptions represent the proceeds from the Company’s initial private and public offerings and are gross of placement fees, underwriters’ discounts, and other offering related costs as well as shares repurchased by the Company.
(2)	Largest monthly draw-down represents the Company’s largest negative monthly return on book value per share for any calendar month reported in the table above.
(3)	Worst peak-to-valley draw-down represents the Company’s largest percentage decline in book value per share for any multi- month interval contained in the period reported in the table above. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive returns.
(4)	Returns based on book value per share as of the end of each month reported above.

RISK FACTORS

Investment in our securities involves significant risks. Before making an investment decision, you should carefully read and consider the risks discussed below and those set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q incorporated by reference herein, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information,” below. If any of the risks described in this prospectus or any prospectus supplement hereto or incorporated by reference in this prospectus or any prospectus supplement hereto occurs, our business, financial condition or results of operations could be materially and adversely affected. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or not presently deemed material by us, may also impair our operations and performance.

Risks Related To Our Business

Difficult conditions in the mortgage and residential real estate markets as well as general market concerns may adversely affect the value of the assets in which we invest and such conditions may persist for the foreseeable future.

Our business is materially affected by conditions in the residential mortgage market, the residential real estate market, the financial markets, and the economy including inflation, energy costs, unemployment, geopolitical issues, concerns over the creditworthiness of governments worldwide and the stability of the global banking system. In particular, the residential mortgage markets in the U.S. and Europe have experienced a variety of difficulties and changed economic conditions in the recent past, including defaults, credit losses, and liquidity concerns. Certain commercial banks, investment banks, and insurance companies incurred extensive losses from exposure to the residential mortgage market as a result of these difficulties and conditions. These factors have impacted investor perception of the risks associated with RMBS, other real estate-related securities and various other asset classes in which we may invest. As a result, values for RMBS, other real estate-related securities and various other asset classes in which we may invest have experienced, and may in the future experience, significant volatility.

In the aftermath of the financial crisis, homeowner access to residential mortgage loans has been substantially limited. Lending standards are significantly more stringent than in past periods, and access to many mortgage products has been severely curtailed or eliminated. This financing limitation has had an impact on new demand for homes, has lowered homeownership rates and impacted home price performance. There is a strong correlation between home price depreciation and mortgage loan delinquencies. Any deterioration of the mortgage market and investor perception of the risks associated with RMBS, residential mortgage loans, real estate-related securities, and various other assets that we acquire could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae, Freddie Mac, and Ginnie Mae and the U.S. Government, may materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

The payments we receive on our Agency RMBS depend upon a steady stream of payments on the underlying mortgages and such payments are guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. Fannie Mae and Freddie Mac are government-sponsored enterprises, or “GSEs,” but their guarantees are not backed by the full faith and credit of the United States. Ginnie Mae, which guarantees MBS backed by federally insured or guaranteed loans primarily consisting of loans insured by the Federal Housing Administration, or “FHA,” or guaranteed by the Department of Veterans Affairs, or “VA,” is part of a U.S. Government agency and its guarantees are backed by the full faith and credit of the United States.

During 2008, there were increased market concerns about Fannie Mae’s and Freddie Mac’s ability to withstand future credit losses associated with securities held in their investment portfolios, and on which they provide guarantees, without the direct support of the U.S. Government. In September 2008, Fannie Mae and Freddie Mac were placed into the conservatorship of the Federal Housing Finance Agency, or “FHFA,” their federal regulator, pursuant to its powers under The Federal Housing Finance Regulatory Reform Act of 2008, a part of the Housing and Economic Recovery Act of 2008. Under this conservatorship, Fannie Mae and Freddie Mac are required to reduce the amount of mortgage loans they own or for which they provide guarantees on Agency RMBS.

Shortly after Fannie Mae and Freddie Mac were placed in federal conservatorship, the Secretary of the U.S. Treasury noted that the guarantee structure of Fannie Mae and Freddie Mac required examination and that changes in the structures of the entities were necessary to reduce risk to the financial system. The future roles of Fannie Mae and Freddie Mac could be significantly reduced and the nature of their guarantees could be considerably limited relative to historical measurements or even eliminated. The U.S. Treasury could also stop providing financial support for Fannie Mae and Freddie Mac in the future. The substantial financial assistance provided by the U.S. Government to Fannie Mae and Freddie Mac, especially in the course of their being placed into conservatorship and thereafter, together with the substantial financial assistance provided by the U.S. Government to the mortgage-related operations of other GSEs and government agencies, such as the FHA, VA, and Ginnie Mae, has stirred debate among many federal policymakers over the continued role of the U.S. Government in providing such financial support for the mortgage-related GSEs in particular, and for the mortgage and housing markets in general. In fact, in February 2011, the U.S. Treasury released a white paper entitled “Reforming America’s Housing Finance Market” in which the U.S. Treasury outlined three possible options for reforming the U.S. Government’s role in housing finance. Under each option, the role of the U.S. Government in the mortgage market would be reduced. On February 21, 2012, the FHFA released its “Strategic Plan for Enterprise Conservatorships,” which set forth three goals for the next phase of the Fannie Mae and Freddie Mac conservatorships. These three goals are to (i) build a new infrastructure for the secondary mortgage market, (ii) gradually reduce Fannie Mae and Freddie Mac’s presence in the marketplace while simplifying and shrinking their operations, and (iii) maintain foreclosure prevention activities and credit availability for new and refinanced mortgages. In March 2013, the FHFA announced that it was creating a new entity as it reduces the roles of Fannie Mae and Freddie Mac that may serve as a foundational element of the mortgage market in the future. Since the FHFA first released its strategic plan, there have been a number of other proposals introduced, both from industry groups and by the U.S. Congress. The most recent bill in the U.S. Congress to receive serious consideration is the “Housing Finance Reform and Taxpayer Protection Act of 2013.” This draft bill, among other things, would eliminate Freddie Mac and Fannie Mae and replace them with a new agency which would provide a financial guarantee that would only be tapped after private institutions and investors stepped in. It remains unclear whether this or any other proposals will become law or, should a proposal become law, if or how the enacted law will differ from the current draft of the bill.

As discussed above, Fannie Mae, Freddie Mac, and Ginnie Mae could each be dissolved and the U.S. Government could determine to stop providing liquidity support of any kind to the mortgage market. If Fannie Mae, Freddie Mac, or Ginnie Mae were eliminated, or their structures were to change radically or the U.S. Government significantly reduced its support for any or all of them, we may be unable or significantly limited in our ability to acquire Agency RMBS, which would drastically reduce the amount and type of Agency RMBS available for purchase which, in turn, could materially adversely affect our ability to maintain our exclusion from regulation as an investment company under the Investment Company Act. Moreover, any changes to the nature of the guarantees provided by, or laws affecting, Fannie Mae, Freddie Mac, and Ginnie Mae could materially adversely affect the credit quality of the guarantees, could increase the risk of loss on purchases of Agency RMBS issued by these GSEs and could have broad adverse market implications for the Agency RMBS they currently guarantee. Any action that affects the credit quality of the guarantees provided by Fannie Mae, Freddie Mac, and Ginnie Mae could materially adversely affect the value of our Agency RMBS.

In addition, we rely on our Agency RMBS as collateral for our financings under the reverse repurchase agreements, or “reverse repos,” that we enter into. Any decline in their value, or perceived market uncertainty about their value, would make it more difficult for us to obtain financing on our Agency RMBS on acceptable terms or at all, or to maintain compliance with the terms of any financing transactions.

Mortgage loan modification programs and future legislative action may adversely affect the value of, and the returns on, our targeted assets.

The U.S. Government, through the U.S. Treasury, FHA, and the Federal Deposit Insurance Corporation, or “FDIC,” commenced implementation of programs designed to provide homeowners with assistance in avoiding mortgage loan foreclosures, including the Home Affordable Modification Program, or “HAMP,” which provides homeowners with assistance in mortgage loan foreclosures, the Hope for Homeowners Program, which allows certain distressed borrowers to refinance their mortgages into FHA-insured loans in order to avoid mortgage loan foreclosures, and the Home Affordable Refinance Program, or “HARP,” which allows borrowers who are current on their mortgage payments to refinance and reduce their monthly mortgage payments at loan-to-value ratios up to 125% without new mortgage insurance. The programs may involve, among other things, the modification of mortgage loans to reduce the principal amount of the loans or the rate of interest payable on the loans, or to extend the payment terms of the loans.

Loan modification and refinance programs may adversely affect the performance of Agency and non-Agency RMBS. In the case of non-Agency RMBS, a significant number of loan modifications with respect to a given security, including those related to principal forgiveness and coupon reduction, could negatively impact the realized yields and cash flows on such security. In addition, it is also likely that loan modifications would result in increased prepayments on some RMBS. See “—Prepayment rates can change, adversely affecting the performance of our assets,” below.

The U.S. Congress and various state and local legislatures are considering, and in the future may consider, mortgage-related legislation that would affect our business, including legislation that would permit limited assignee liability for certain violations in the mortgage loan origination process, and legislation that would allow judicial modification of loan principal in the event of personal bankruptcy. We cannot predict whether or in what form Congress or the various state and local legislatures may enact legislation affecting our business or whether any such legislation will require us to change our practices or make changes in our portfolio in the future. These changes, if required, could materially adversely affect our business, results of operations and financial condition, and our ability to pay dividends to our shareholders, particularly if we make such changes in response to new or amended laws, regulations or ordinances in any state where we acquire a significant portion of our mortgage loans, or if such changes result in us being held responsible for any violations in the mortgage loan origination process.

The existing loan modification programs, together with future legislative or regulatory actions, including possible amendments to the bankruptcy laws, which result in the modification of outstanding residential mortgage loans and/or changes in the requirements necessary to qualify for refinancing mortgage loans with Fannie Mae, Freddie Mac, or Ginnie Mae, may adversely affect the value of, and the returns on, our assets, which could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

The principal and interest payments on our non-Agency RMBS are not guaranteed by any entity, including any government entity or GSE, and therefore are subject to increased risks, including credit risk.

Our portfolio includes non-Agency RMBS which are backed by residential mortgage loans that do not conform to the Fannie Mae or Freddie Mac underwriting guidelines, including subprime, manufactured housing, Alt-A, and prime jumbo mortgage loans. Consequently, the principal and interest on non-Agency RMBS, unlike those on Agency RMBS, are not guaranteed by GSEs such as Fannie Mae and Freddie Mac or, in the case of Ginnie Mae, the U.S. Government.

Non-Agency RMBS are subject to many of the risks of the respective underlying mortgage loans. A residential mortgage loan is typically secured by single-family residential property and is subject to risks of delinquency and foreclosure and risk of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, unemployment, acts of God, terrorism, social unrest, and civil disturbances, may impair borrowers’ abilities to repay their mortgage loans. In periods following home price declines, “strategic defaults” (decisions by borrowers to default on their mortgage loans despite having the ability to pay) also may become more prevalent.

In the event of defaults under mortgage loans backing any of our non-Agency RMBS, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan. Additionally, in the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. If borrowers default on the mortgage loans backing our non-Agency RMBS and we are unable to recover any resulting loss through the foreclosure process, our business, financial condition and results of operations, and our ability to pay dividends to our shareholders could be materially adversely affected.

Less stringent underwriting guidelines and the resultant potential for delinquencies or defaults on certain mortgage loans could lead to losses on many of the non-Agency RMBS we hold.

Many, if not most, of the non-Agency RMBS in which we invest are collateralized by Alt-A and subprime mortgage loans, which are mortgage loans that were originated using less stringent underwriting guidelines than those used in underwriting prime mortgage loans (mortgage loans that generally conform to Fannie Mae or Freddie Mac underwriting guidelines). These underwriting guidelines were more permissive as to borrower credit history or credit score, borrower debt-to-income ratio, loan-to-value ratio, and/or as to documentation (such as whether and to what extent borrower income was required to be disclosed or verified). In addition, even when specific underwriting guidelines were represented by loan originators as having been used in connection with the origination of mortgage loans, these guidelines were in many cases not followed as a result of aggressive lending practices, fraud (including borrower or appraisal fraud), or other factors. Mortgage loans that were underwritten pursuant to less stringent or looser underwriting guidelines, or that were poorly underwritten to their stated guidelines, have experienced, and should be expected to experience in the future, substantially higher rates of delinquencies, defaults, and foreclosures than those experienced by mortgage loans that were underwritten in a manner more consistent with Fannie Mae or Freddie Mac guidelines. Thus, because of the higher delinquency rates and losses associated with Alt-A and subprime mortgage loans, the performance of RMBS backed by Alt-A and subprime mortgage loans that we may acquire could be correspondingly adversely affected, which could adversely impact our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

We rely on analytical models and other data to analyze potential asset acquisition and disposition opportunities and to manage our portfolio. Such models and other data may be incorrect, misleading or incomplete, which could cause us to purchase assets that do not meet our expectations or to make asset management decisions that are not in line with our strategy.

Our Manager relies on the analytical models (both proprietary and third-party models) of Ellington and information and data supplied by third parties. These models and data may be used to value assets or potential asset acquisitions and dispositions and also in connection with our asset management activities. If Ellington’s models and data prove to be incorrect, misleading, or incomplete, any decisions made in reliance thereon could expose us to potential risks. Our Manager’s reliance on Ellington’s models and data may induce it to purchase certain assets at prices that are too high, to sell certain other assets at prices that are too low, or to miss favorable opportunities altogether. Similarly, any hedging activities that are based on faulty models and data may prove to be unsuccessful.

Some of the risks of relying on analytical models and third-party data include the following:

•	collateral cash flows and/or liability structures may be incorrectly modeled in all or only certain scenarios, or may be modeled based on simplifying assumptions that lead to errors;

•	information about collateral may be incorrect, incomplete, or misleading;

•	collateral or RMBS historical performance (such as historical prepayments, defaults, cash flows, etc.) may be incorrectly reported, or subject to interpretation (e.g. different RMBS issuers may report delinquency statistics based on different definitions of what constitutes a delinquent loan); and

•	collateral or RMBS information may be outdated, in which case the models may contain incorrect assumptions as to what has occurred since the date information was last updated.

Some models, such as prepayment models or mortgage default models, may be predictive in nature. The use of predictive models has inherent risks. For example, such models may incorrectly forecast future behavior, leading to potential losses. In addition, the predictive models used by our Manager may differ substantially from those models used by other market participants, with the result that valuations based on these predictive models may be substantially higher or lower for certain assets than actual market prices. Furthermore, because predictive models are usually constructed based on historical data supplied by third parties, the success of relying on such models may depend heavily on the accuracy and reliability of the supplied historical data, and, in the case of predicting performance in scenarios with little or no historical precedent (such as extreme broad-based declines in home prices, or deep economic recessions or depressions), such models must employ greater degrees of extrapolation and are therefore more speculative and of more limited reliability.

All valuation models rely on correct market data inputs. If incorrect market data is entered into even a well-founded valuation model, the resulting valuations will be incorrect. However, even if market data is input correctly, “model prices” will often differ substantially from market prices, especially for securities with complex characteristics or whose values are particularly sensitive to various factors. If our market data inputs are incorrect or our model prices differ substantially from market prices, our business, financial condition and results of operations, and our ability to pay dividends to our shareholders could be materially adversely affected.

Valuations of some of our assets are inherently uncertain, may be based on estimates, may fluctuate over short periods of time, and may differ from the values that would have been used if a ready market for these assets existed.

The values of some of the assets in our portfolio are not readily determinable. We value these assets quarterly at fair value, as determined in good faith by our Manager, subject to the oversight of our Manager’s valuation committee. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our Manager’s determinations of fair value may differ from the values that would have been used if a ready market for these assets existed or from the prices at which trades occur. Furthermore, we may not obtain third-party valuations for all of our assets. Changes in the fair value of our assets directly impact our net income through recording unrealized appreciation or depreciation of our investments and derivative instruments, and so our Manager’s determination of fair value has a material impact on our net income.

While in many cases our Manager’s determination of the fair value of our assets is based on valuations provided by third-party dealers and pricing services, our Manager can and does value assets based upon its judgment and such valuations may differ from those provided by third-party dealers and pricing services. Valuations of certain assets are often difficult to obtain or are unreliable. In general, dealers and pricing services heavily disclaim their valuations. Additionally, dealers may claim to furnish valuations only as an accommodation and without special compensation, and so they may disclaim any and all liability for any direct, incidental, or consequential damages arising out of any inaccuracy or incompleteness in valuations, including any act of negligence or breach of any warranty. Depending on the complexity and illiquidity of an asset, valuations of the same asset can vary substantially from one dealer or pricing service to another. Higher valuations of our assets have the effect of increasing the amount of base management fees and incentive fees we pay to our Manager. Therefore, conflicts of interest exist because our Manager is involved in the determination of the fair value of our assets.

Our business, financial condition and results of operations, and our ability to pay dividends to our shareholders could be materially adversely affected if our Manager’s fair value determinations of these assets were materially different from the values that would exist if a ready market existed for these assets.

We depend on third-party service providers, including mortgage servicers, for a variety of services related to our non-Agency RMBS and whole mortgage loan pools. We are, therefore, subject to the risks associated with third-party service providers.

We depend on a variety of services provided by third-party service providers related to our non-Agency RMBS and whole mortgage loan pools. We rely on the mortgage servicers who service the mortgage loans backing our non-Agency RMBS as well as the mortgage loan pools that we own directly, to, among other things, collect principal and interest payments on the underlying mortgages and perform loss mitigation services. These mortgage servicers and other service providers to our non-Agency RMBS, such as trustees, bond insurance providers, and custodians, may not perform in a manner that promotes our interests. In addition, legislation that has been enacted or that may be enacted in order to reduce or prevent foreclosures through, among other things, loan modifications may reduce the value of mortgage loans backing our non-Agency RMBS or whole mortgage loans that we acquire. Mortgage servicers may be incentivized by the U.S. Government to pursue such loan modifications, as well as forbearance plans and other actions intended to prevent foreclosure, even if such loan modifications and other actions are not in the best interests of the beneficial owners of the mortgage loans. In addition to legislation that creates financial incentives for mortgage loan servicers to modify loans and take other actions that are intended to prevent foreclosures, legislation has also been adopted that creates a safe harbor from liability to creditors for servicers that undertake loan modifications and other actions that are intended to prevent foreclosures. Finally, recent laws delay the initiation or completion of foreclosure proceedings on specified types of residential mortgage loans or otherwise limit the ability of mortgage servicers to take actions that may be essential to preserve the value of the mortgage loans underlying the mortgage servicing rights. Any such limitations are likely to cause delayed or reduced collections from mortgagors and generally increase servicing costs. As a result of these legislative actions, the mortgage loan servicers on which we rely may not perform in our best interests or up to our expectations. If our third-party service providers, including mortgage servicers, do not perform as expected, our business, financial condition and results of operations, and ability to pay dividends to our shareholders may be materially adversely affected.

We rely on mortgage servicers for our loss mitigation efforts, and we also may engage in our own loss mitigation efforts with respect to whole mortgage loans that we own directly. Such loss mitigation efforts may be unsuccessful or not cost effective.

Both default frequency and default severity of mortgage loans are highly dependent on the quality of the mortgage servicer. We depend on the loss mitigation efforts of mortgage servicers and in some cases “special servicers,” which are mortgage servicers who specialize in servicing non-performing loans. If mortgage servicers are not vigilant in encouraging borrowers to make their monthly payments, the borrowers are far less likely to make those payments. In addition, for the whole mortgage loans that we own directly, we may engage in our own loss mitigation efforts over and beyond the efforts of the mortgage servicers, including more hands-on mortgage servicer oversight and management, borrower refinancing solicitations, as well as other efforts. Our and our mortgage servicers’ loss mitigation efforts may be unsuccessful in limiting delinquencies, defaults, and losses, or may not be cost effective, which may materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

We may be affected by deficiencies in foreclosure practices of third parties, as well as related delays in the foreclosure process.

One of the biggest risks overhanging the RMBS market has been uncertainty around the timing and ability of servicers to foreclose on defaulted loans, so that they can liquidate the underlying properties and ultimately pass the liquidation proceeds through to RMBS holders. Given the magnitude of the housing crisis, and in response to the well-publicized failures of many servicers to follow proper foreclosure procedures (such as involving “robo-signing”), mortgage servicers are being held to much higher foreclosure-related documentation standards than they previously were. However, because many mortgages have been transferred and assigned multiple times (and by means of varying assignment procedures) throughout the origination, warehouse, and securitization processes, mortgage servicers are generally having much more difficulty furnishing the requisite documentation to initiate or complete foreclosures. This leads to stalled or suspended foreclosure proceedings, and ultimately additional foreclosure-related costs. Foreclosure-related delays also tend to increase ultimate loan loss severities as a result of property deterioration, amplified legal and other costs, and other factors. Many factors delaying foreclosure, such as borrower lawsuits and judicial backlog and scrutiny, are outside of a servicer’s control and have delayed, and will likely continue to delay, foreclosure processing in both judicial states (where foreclosures require court involvement) and non-judicial states. The extension of foreclosure timelines also increases the inventory backlog of distressed homes on the market and creates greater uncertainty about housing prices. The concerns about deficiencies in foreclosure practices of servicers and related delays in the foreclosure process may impact our loss assumptions and affect the values of, and our returns on, our investments in RMBS and residential whole loans.

To the extent that due diligence is conducted on potential assets, such due diligence may not reveal all of the risks associated with such assets and may not reveal other weaknesses in such assets, which could lead to losses.

Before making an investment, our Manager may decide to conduct (either directly or using third parties) certain due diligence. There can be no assurance that our Manager will conduct any specific level of due diligence, or that, among other things, our Manager’s due diligence processes will uncover all relevant facts or that any purchase will be successful, which could result in losses on these assets, which, in turn, could adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

Sellers of the mortgage loans that underlie the non-Agency RMBS in which we invest may be unable to repurchase defective mortgage loans, which could have a material adverse effect on the value of the loans held by the trust that issued the RMBS and could cause shortfalls in the payments due on the RMBS.

Sellers of mortgage loans to the trusts that issued the non-Agency RMBS in which we invest made various representations and warranties related to the mortgage loans sold by them to the trusts that issued the RMBS. If a seller fails to cure a material breach of its representations and warranties with respect to any mortgage loan in a timely manner, then the trustee or the servicer of the loans may have the right to require that the seller repurchase the defective mortgage loan (or in some cases substitute a performing mortgage loan). It is possible, however, that for financial or other reasons, the seller either may not be capable of repurchasing defective mortgage loans, or may dispute the validity of or otherwise resist its obligation to repurchase defective mortgage loans. The inability or unwillingness of a seller to repurchase defective mortgage loans from a non-Agency RMBS trust in which we invest would likely cause higher rates of delinquencies, defaults, and losses for the mortgage loans backing such non-Agency RMBS, and ultimately greater losses for our investment in such non-Agency RMBS.

Our assets include subordinated and lower-rated securities that generally have greater risk of loss than senior and higher-rated securities.

Certain securities that we acquire are deemed by rating agencies to have substantial vulnerability to default in payment of interest and/or principal. Other securities we acquire have the lowest quality ratings or are unrated.

Many securities that we acquire are subordinated in cash flow priority to other more “senior” securities of the same securitization. The exposure to defaults on the underlying mortgages is severely magnified in subordinated securities. Certain subordinated securities (“first loss securities”) absorb all losses from default before any other class of securities is at risk. Such securities therefore are considered to be highly speculative investments. Also, the risk of declining real estate values, in particular, is amplified in subordinated RMBS, as are the risks associated with possible changes in the market’s perception of the entity issuing or guaranteeing them, or by changes in government regulations and tax policies. Accordingly, these securities may experience significant price and performance volatility relative to more senior securities and they are subject to greater risk of loss than more senior securities which, if realized, could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

Investments in second lien mortgage loans could subject us to increased risk of losses.

We may invest in second-lien mortgage loans or RMBS backed by such loans. If a borrower defaults on a second-lien mortgage loan or on its senior debt (i.e., a first-lien loan, in the case of a residential mortgage loan), or in the event of a borrower bankruptcy, such loan will be satisfied only after all senior debt is paid in full. As a result, if we invest in second-lien mortgage loans and the borrower defaults, we may lose all or a significant part of our investment.

Prepayment rates can change, adversely affecting the performance of our assets.

The frequency at which prepayments (including both voluntary prepayments by borrowers and liquidations due to defaults and foreclosures) occur on mortgage loans underlying RMBS is affected by a variety of factors, including the prevailing level of interest rates as well as economic, demographic, tax, social, legal, and other factors. Generally, borrowers tend to prepay their mortgages when prevailing mortgage rates fall below the interest rates on their mortgage loans. Many of the mortgage loans underlying our existing RMBS were originated in a relatively higher interest rate environment than currently in effect and, therefore, could be prepaid if borrowers are eligible for refinancing. When borrowers prepay their mortgage loans at rates that are faster or slower than expected, it results in prepayments that are faster or slower than expected on the related RMBS. These faster or slower than expected payments may adversely affect our profitability.

We may purchase securities or loans that have a higher interest rate than the then-prevailing market interest rate. In exchange for this higher interest rate, we may pay a premium to par value to acquire the security or loan. In accordance with U.S. GAAP, we amortize this premium as an expense over the expected term of the security or loan based on our prepayment assumptions. If a security or loan is prepaid in whole or in part at a faster than expected rate, however, we must expense all or a part of the remaining unamortized portion of the premium that was paid at the time of the purchase, which will adversely affect our profitability.

We also may purchase securities or loans that have a lower interest rate than the then-prevailing market interest rate. In exchange for this lower interest rate, we may pay a discount to par value to acquire the security or loan. We accrete this discount as income over the expected term of the security or loan based on our prepayment assumptions. If a security or loan is prepaid at a slower than expected rate, however, we must accrete the remaining portion of the discount at a slower than expected rate. This will extend the expected life of investment portfolio and result in a lower than expected yield on securities and loans purchased at a discount to par.

Prepayment rates generally increase when interest rates fall and decrease when interest rates rise. Since many RMBS, especially fixed rate RMBS, will be discount securities when interest rates are high, and will be premium securities when interest rates are low, these RMBS may be adversely affected by changes in prepayments in any interest rate environment. Prepayment rates are also affected by factors not directly tied to interest rates, and are difficult to predict. Prepayments can also occur when borrowers sell their properties or when borrowers default on their mortgages and the mortgages are prepaid from the proceeds of a foreclosure sale of the underlying property and/or from the proceeds of a mortgage insurance policy or other guarantee. Fannie

Mae and Freddie Mac will generally, among other conditions, purchase mortgages that are 120 days or more delinquent from the Agency RMBS pools that they have issued when the cost of guaranteed payments to security holders, including advances of interest at the security coupon rate, exceeds the cost of holding the non-performing loans in their portfolios. Consequently, prepayment rates also may be affected by conditions in the housing and financial markets, which may result in increased delinquencies on mortgage loans. Prepayment rates can also be affected by actions of the GSEs and their cost of capital, general economic conditions, and the relative interest rates on fixed and adjustable rate loans. Additionally, changes in the GSEs’ decisions as to when to repurchase delinquent loans can materially impact prepayment rates on Agency RMBS.

The adverse effects of prepayments may impact us in various ways. First, particular investments may experience outright losses, as in the case of interest only securities, or “IOs,” and invers interest only securities, or “IIOs,” in an environment of faster actual or anticipated prepayments. Second, particular investments may underperform relative to any hedges that our Manager may have constructed for these assets, resulting in a loss to us. In particular, prepayments (at par) may limit the potential upside of many RMBS to their principal or par amounts, whereas their corresponding hedges often have the potential for unlimited loss. Furthermore, to the extent that faster prepayment rates are due to lower interest rates, the principal payments received from prepayments will tend to be reinvested in lower-yielding assets, which may reduce our income in the long run. Therefore, if actual prepayment rates differ from anticipated prepayment rates our business, financial condition and results of operations, and ability to pay dividends to our shareholders could be materially adversely affected.

Increases in interest rates could negatively affect the value of our assets and increase the risk of default on our assets.

Our RMBS investments, especially most fixed rate RMBS and most RMBS backed by fixed rate mortgage loans, decline in value when long-term interest rates increase. Even in the case of Agency RMBS, the guarantees provided by GSEs do not protect us from declines in market value caused by changes in interest rates. In the case of RMBS backed by adjustable-rate residential mortgage loans, or “ARMs,” increases in interest rates can lead to increases in delinquencies and defaults as borrowers become less able to make their mortgage payments following interest payment resets. Additionally, an increase in short-term interest rates would increase the amount of interest owed on our reverse repo borrowings. See “—Interest rate mismatches between our assets and any borrowings used to fund purchases of our assets may reduce our income during periods of changing interest rates.”

An increase in interest rates may cause a decrease in the issuance volumes of certain of our targeted assets, which could adversely affect our ability to acquire targeted assets that satisfy our investment objectives and to generate income and pay dividends.

Rising interest rates generally reduce the demand for mortgage loans due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of targeted assets available to us, which could adversely affect our ability to acquire assets that satisfy our investment objectives. If rising interest rates cause us to be unable to acquire a sufficient volume of our targeted assets with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and pay dividends to our shareholders may be materially and adversely affected.

Interest rate caps on the ARMs and hybrid ARMs that back our RMBS may reduce our net interest margin during periods of rising interest rates.

ARMs and hybrid ARMs are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through the maturity of the loan. Our borrowings typically are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, our financing costs could increase without limitation while caps could limit the interest we earn on our RMBS backed by ARMs and hybrid ARMs. This problem is magnified for ARMs and hybrid ARMs that are not fully indexed because such periodic interest rate caps prevent the coupon on the security from fully reaching the specified rate in one reset. Further, some ARMs and hybrid ARMs may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on RMBS backed by ARMs and hybrid ARMs than necessary to pay interest on our related borrowings. Interest rate caps on RMBS backed by ARMs and hybrid ARMs could reduce our net interest margin if interest rates were to increase beyond the level of the caps, which could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

Residential mortgage loans, including subprime, non-performing, and sub-performing residential mortgage loans, are subject to increased risks.

We acquire and manage residential mortgage loans. Residential mortgage loans, including subprime, non-performing, and sub-performing mortgage loans, are subject to increased risk of loss. Unlike Agency RMBS, residential mortgage loans generally are not guaranteed by the U.S. Government or any GSE, though in some cases they may benefit from private mortgage insurance. Additionally, by directly acquiring residential mortgage loans, we do not receive the structural credit enhancements that benefit senior tranches of RMBS. A residential whole mortgage loan is directly exposed to losses resulting from default. Therefore, the value of the underlying property, the creditworthiness and financial position of the borrower, and the priority and enforceability of the lien will significantly impact the value of such mortgage loan. In the event of a foreclosure, we may assume direct ownership of the underlying real estate. The liquidation proceeds upon sale of such real estate may not be sufficient to recover our cost basis in the loan, and any costs or delays involved in the foreclosure or liquidation process may increase losses.

Residential mortgage loans are also subject to property damage caused by hazards, such as earthquakes or environmental hazards, not covered by standard property insurance policies, or “special hazard risk,” and to reduction in a borrower’s mortgage debt by a bankruptcy court, or “bankruptcy risk.” In addition, claims may be assessed against us on account of our position as a mortgage holder or property owner, including assignee liability, responsibility for tax payments, environmental hazards, and other liabilities. In some cases, these liabilities may be “recourse liabilities” or may otherwise lead to losses in excess of the purchase price of the related mortgage or property.

If we subsequently resell any whole mortgage loans that we acquire, we may be required to repurchase such loans or indemnify investors if we breach representations and warranties.

If we subsequently resell any whole mortgage loans that we acquire, we would generally be required to make customary representations and warranties about such loans to the loan purchaser. Our residential mortgage loan sale agreements and terms of any securitizations into which we sell loans will generally require us to repurchase or substitute loans in the event we breach a representation or warranty given to the loan purchaser. In addition, we may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. The remedies available to a purchaser of mortgage loans are generally broader than those available to us against an originating broker or correspondent. Repurchased loans are typically worth only a fraction of the original price. Significant repurchase activity could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

The commercial mortgage loans we acquire and the mortgage loans underlying our CMBS investments are subject to the ability of the commercial property owner to generate net income from operating the property as well as to the risks of delinquency and foreclosure.

Commercial mortgage loans are secured by multi-family or commercial property and are subject to risks of delinquency and foreclosure, and risk of loss that may be greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-

producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be adversely affected by, among other things,

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location, condition, and design;

•	new construction of competitive properties;

•	changes in laws that increase operating expenses or limit rents that may be charged;

•	changes in national, regional, or local economic conditions and/or specific industry segments, including the credit and securitization markets;

•	declines in regional or local real estate values;

•	declines in regional or local rental or occupancy rates;

•	increases in interest rates, real estate tax rates, and other operating expenses;

•	costs of remediation and liabilities associated with environmental conditions;

•	the potential for uninsured or underinsured property losses;

•	changes in governmental laws and regulations, including fiscal policies, zoning ordinances and environmental legislation, and the related costs of compliance; and

•	acts of God, terrorist attacks, social unrest, and civil disturbances.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss to the extent of any deficiency between the value of the collateral and the outstanding principal and accrued interest of the mortgage loan, and any such losses could have a material adverse effect on our cash flow from operations and our ability to pay dividends to our shareholders.

In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

CMBS are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the CMBS we invest in are subject to all of the risks of the respective underlying commercial mortgage loans.

Our investments in CMBS are at risk of loss.

Our investments in CMBS are at risk of loss. In general, losses on a mortgaged property securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by the holder of a mezzanine loan or B-Note, if any, then by the “first loss” subordinated security holder (generally, the “b-Piece” buyer) and then by the holder of a higher-rated security. In the event of default and the exhaustion of any applicable reserve fund, letter of credit, or classes of securities junior to those in which we invest, we may not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related CMBS we may incur losses. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments.

We may not control the special servicing of the mortgage loans included in the CMBS in which we invest and, in such cases, the special servicer may take actions that could adversely affect our interests.

With respect to the CMBS in which we invest, overall control over the special servicing of the related underlying mortgage loans will be held by a “directing certificateholder” or a “controlling class representative,” which is generally appointed by the holders of the most subordinate class of CMBS in such series. In connection with the servicing of the specially serviced mortgage loans, the related special servicer may, at the direction of the directing certificateholder, take actions with respect to the specially serviced mortgage loans that could adversely affect our interests. For further discussion of the risks of our reliance on special servicers, see above “—We rely on mortgage servicers for our loss mitigation efforts, and we also may engage in our own loss mitigation efforts with respect to whole mortgage loans that we own directly. Such loss mitigation efforts may be unsuccessful or not cost effective.”

A portion of our investments currently are, and in the future may be, in the form of non-performing and sub-performing commercial mortgage loans, or loans that may become non-performing or sub-performing, which are subject to increased risks relative to performing loans.

A portion of our investments currently are, and in the future may be, in the form of commercial whole mortgage loans, including subprime commercial mortgage loans and non-performing and sub-performing commercial mortgage loans, which are subject to increased risks of loss. Such loans may already be, or may become, non-performing or sub-performing for a variety of reasons, including because the underlying property is too highly leveraged or the borrower falls upon financial distress. Such non-performing or sub-performing loans may require a substantial amount of workout negotiations and/or restructuring, which may divert the attention of our Manager from other activities and entail, among other things, a substantial reduction in the interest rate, capitalization of interest payments, and a substantial write-down of the principal of the loan. However, even if such restructuring were successfully accomplished, a risk exists that the borrower will not be able or willing to maintain the restructured payments or refinance the restructured mortgage upon maturity. In addition, our ability to accomplish such restructuring may be limited by the tax rules governing publicly traded partnerships.

In addition, certain non-performing or sub-performing loans that we acquire may have been originated by financial institutions that are or may become insolvent, suffer from serious financial stress, or are no longer in existence. As a result, the standards by which such loans were originated, the recourse to the selling institution, and/or the standards by which such loans are being serviced or operated may be adversely affected. Further, loans on properties operating under the close supervision of a mortgage lender are, in certain circumstances, subject to certain additional potential liabilities that may exceed the value of our investment.

In the future, it is possible that we may find it necessary or desirable to foreclose on some, if not many, of the loans we acquire, and the foreclosure process may be lengthy and expensive. Borrowers or junior lenders may resist mortgage foreclosure actions by asserting numerous claims, counterclaims, and defenses against us including, without limitation, numerous lender liability claims and defenses, even when such assertions may have no basis in fact, in an effort to prolong the foreclosure action and force the lender into a modification of the loan or capital structure or a favorable buy-out of the borrower’s or junior lender’s position. In some states, foreclosure actions can sometimes take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file, or a junior lender may cause the borrower to file, for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process. Foreclosure and associated litigation may create a negative public perception of the related mortgaged property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us, and the borrower and junior lenders may continue to challenge whether the foreclosure process was commercially reasonable, which could result in additional costs and potential liability. Any costs or delays involved in the effectuation of a foreclosure of the loan or a liquidation of the underlying property, or defending challenges brought after the completion of a foreclosure, will further reduce the proceeds and thus increase the loss. Any such reductions could materially and adversely affect the value of the commercial loans in which we invest.

Whether or not our Manager has participated in the negotiation of the terms of any such mortgage loans, there can be no assurance as to the adequacy of the protection of the terms of the loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted that might interfere with enforcement of our rights. In the event of a foreclosure, we may assume direct ownership of the underlying real estate. The liquidation proceeds upon sale of such real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us.

Commercial whole mortgage loans are also subject to special hazard risk and to bankruptcy risk. In addition, claims may be assessed against us on account of our position as mortgage holder or property owner, including assignee liability, responsibility for tax payments, environmental hazards and other liabilities. In some cases, these liabilities may be “recourse liabilities” or may otherwise lead to losses in excess of the purchase price of the related mortgage or property.

Our real estate assets and our real estate-related assets (including mortgage loans and MBS) are subject to the risks associated with real property.

We own assets secured by real estate and may own real estate directly in the future, either through direct acquisitions or upon a default of mortgage loans. Real estate assets are subject to various risks, including:

•	continued declines in the value of real estate;

•	acts of God, including earthquakes, floods, and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and zoning ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold;

•	potential liabilities for other legal actions related to property ownership including tort claims; and

•	the potential for uninsured or under-insured property losses.

The occurrence of any of the foregoing or similar events may reduce our return from an affected property or asset and, consequently, materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

We engage in short selling transactions, which may subject us to additional risks.

Many of our hedging transactions, and occasionally our investment transactions, are short sales. Short selling may involve selling securities that are not owned and typically borrowing the same securities for delivery to the purchaser, with an obligation to repurchase the borrowed securities at a later date. Short selling allows the investor to profit from declines in market prices to the extent such declines exceed the transaction costs and the costs of borrowing the securities. A short sale may create the risk of an unlimited loss, in that the price of the underlying security might theoretically increase without limit, thus increasing the cost of repurchasing the securities. There can be no assurance that securities sold short will be available for repurchase or borrowing. Repurchasing securities to close out a short position can itself cause the price of the securities to rise further, thereby exacerbating the loss.

We use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our shareholders, as well as increase losses when economic conditions are unfavorable.

We use leverage to finance our investment activities and to enhance our financial returns. Most of our leverage is in the form of short-term reverse repos for our Agency and non-Agency RMBS assets. Other forms of leverage may include credit facilities, including term loans and revolving credit facilities.

Through the use of leverage, we may acquire positions with market exposure significantly greater than the amount of capital committed to the transaction. For example, by entering into reverse repos with advance rates, or haircut levels, of 3%, we could theoretically leverage capital allocated to Agency RMBS by a debt-to-equity ratio of as much as 33 to 1.

There is no specific limit on the amount of leverage that we may use. Leverage can enhance our potential returns but can also exacerbate losses. Even if an asset increases in value, if the asset fails to earn a return that equals or exceeds our cost of borrowing, the leverage will diminish our returns.

Leverage also increases the risk of our being forced to precipitously liquidate our assets. See below “—Our lenders and derivative counterparties may require us to post additional collateral, which may force us to liquidate assets, and if we fail to post sufficient collateral our debts may be accelerated and/or our derivative contracts terminated on unfavorable terms.”

Our access to financing sources, which may not be available on favorable terms, or at all, may be limited, and this may materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

We depend upon the availability of adequate capital and financing sources to fund our operations. Our lenders are generally large global financial institutions, with exposures both to global financial markets and to more localized conditions. For example, several of our lenders are large European-based banks whose financial conditions have still not fully recovered from the 2008 financial crisis. Whether because of a subsequent global or local financial crisis or other circumstances, if one or more of our lenders experiences severe financial difficulties, they or other lenders could become unwilling or unable to provide us with financing, could increase the costs of that financing, or could become insolvent, as was the case with Lehman Brothers. Moreover, we are currently party to short-term borrowings (in the form of reverse repos) and there can be no assurance that we will be able to replace these borrowings, or “roll” them, as they mature on a continuous basis and it may be more difficult for us to obtain debt financing on favorable terms, or at all. In addition, if regulatory capital requirements imposed on our lenders change, they may be required to limit, or increase the cost of, the financing they provide to us. In general, this could potentially increase our financing costs and reduce our liquidity or require us to sell assets at an inopportune time or price. Consequently, depending on market conditions at the relevant time, we may have to rely on additional equity issuances to meet our capital and financing needs, which may be dilutive to our shareholders, or we may have to rely on less efficient forms of debt financing that consume a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities, cash dividends to our shareholders, and other purposes. We cannot assure you that we will have access to such equity or debt capital on favorable terms (including, without limitation, cost and term) at the desired times, or at all, which may cause us to curtail our asset acquisition activities and/or dispose of assets, which could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

Interest rate mismatches between our assets and our borrowings may reduce our income during periods of changing interest rates, and increases in interest rates could adversely affect the value of our assets.

Some of our assets are fixed rate securities or have a fixed rate component (such as RMBS backed by hybrid ARMs). This means that the interest we earn on these assets will not vary over time based upon changes in a short-term interest rate index. Although the interest we earn on our RMBS backed by ARMs generally will adjust for changing interest rates, such interest rate adjustments may not occur as quickly as the interest rate adjustments to any related borrowings, and such interest rate adjustments will generally be subject to interest rate caps, which potentially could cause such RMBS to acquire many of the characteristics of fixed rate securities if interest rates were to rise above the cap levels. We generally fund our fixed rate targeted assets with borrowings whose interest rates reset frequently, and as a result, we generally have an interest rate mismatch between our assets and liabilities. While our interest rate hedges are intended to mitigate a portion of this mismatch, the use of interest rate hedges also introduces the risk of other interest rate mismatches and exposures, as will the use of other financing techniques. Additionally, to the extent cash flows from RMBS we hold are reinvested in new RMBS, the spread between the yields of the new RMBS and available borrowing rates may decline, which could reduce our net interest margin or result in losses.

Fixed income assets, including many RMBS, typically decline in value if interest rates increase. If long-term rates increased significantly, not only will the market value of these assets be expected to decline, but these assets could lengthen in duration because borrowers are less likely to prepay their mortgages.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond our control.

While we opportunistically hedge our exposure to changes in interest rates, there can be no assurance that our hedges will be successful, or that we will be able to enter into or maintain such hedges. As a result, interest rate fluctuations can cause significant losses, reductions in income, and can limit the cash available to pay dividends to our shareholders.

Our investments that are denominated in foreign currencies subject us to foreign currency risk, which may adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

Our investments that are denominated in foreign currencies subject us to foreign currency risk arising from fluctuations in exchange rates between such foreign currencies and the U.S. dollar. While we currently attempt to hedge the vast majority of our foreign currency exposure, we may not always choose to hedge such exposure, or we may not be able to hedge such exposure. To the extent that we are exposed to foreign currency risk, changes in exchange rates of such foreign currencies to the U.S. dollar may adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

Our lenders and derivative counterparties may require us to post additional collateral, which may force us to liquidate assets, and if we fail to post sufficient collateral our debts may be accelerated and/or our derivative contracts terminated on unfavorable terms.

Our reverse repo agreements and our derivative contracts allow, to varying degrees, our lenders and derivative counterparties (including clearinghouses) to determine an updated market value of our collateral and derivative contracts to reflect current market conditions. If the market value of our collateral or our derivative contracts with a particular lender or derivative counterparty declines in value, we may be required by the lender or derivative counterparty to provide additional collateral or repay a portion of the funds advanced on minimal notice, which is known as a margin call. Posting additional collateral will reduce our liquidity and limit our ability to leverage our assets. Additionally, in order to satisfy a margin call, we may be required to liquidate assets at a disadvantageous time, which could cause us to incur further losses and adversely affect our results of operations, financial condition, and may impair our ability to pay dividends to our shareholders. We receive margin calls from our lenders and derivative counterparties from time to time in the ordinary course of business similar to other entities in the specialty finance business. In the event we default on our obligation to satisfy these margin calls, our lenders or derivative counterparties can accelerate our indebtedness, terminate our derivative contracts (potentially on unfavorable terms requiring additional payments, including additional fees and costs), increase our borrowing rates, liquidate our collateral, and terminate our ability to borrow. In certain cases, a default on one reverse repo agreement or derivative contract (whether caused by a failure to satisfy margin calls or another event of default) can trigger “cross defaults” on other such agreements. A significant increase in margin calls could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders, and could increase our risk of insolvency.

Hedging against credit events, interest rate changes, and other risks may materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

We opportunistically pursue various hedging strategies to seek to reduce our exposure to losses from adverse credit events, interest rate changes, foreign currency fluctuations, and other risks. Hedging against a decline in the values of our portfolio positions does not prevent losses if the values of such positions decline, or eliminate the possibility of fluctuations in the value of our portfolio. Hedging transactions generally will limit the opportunity for gain should the values of our other portfolio positions increase. Further, certain hedging transactions could result in our experiencing significant losses. Moreover, at any point in time we may choose not to hedge all or a portion of our risks, and we generally will not hedge those risks that we believe are appropriate for us to take at such time, or that we believe would be impractical or prohibitively expensive to hedge. Even if we do choose to hedge certain risks, for a variety of reasons we generally will not seek to establish a perfect correlation between our hedging instruments and the risks being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. Our hedging activity will vary in scope based on the composition of our portfolio, our market views, and changing market conditions, including the level and volatility of interest rates. When we do choose to hedge, hedging may fail to protect or could materially adversely affect us because, among other things:

•	our Manager may fail to correctly assess the degree of correlation between the hedging instruments and the assets being hedged;

•	our Manager may fail to recalculate, re-adjust, and execute hedges in an efficient and timely manner;

•	the hedging transactions may actually result in poorer overall performance for us than if we had not engaged in the hedging transactions;

•	credit hedging can be expensive, particularly when the market is forecasting future credit deterioration and when markets are more illiquid;

•	interest rate hedging can be expensive, particularly during periods of volatile interest rates;

•	available hedges may not correspond directly with the risks for which protection is sought;

•	the durations of the hedges may not match the durations of the related assets or liabilities being hedged;

•	many hedges are structured as over-the-counter contracts with counterparties whose creditworthiness is not guaranteed, raising the possibility that the hedging counterparty may default on their payment obligations;

•	to the extent that the creditworthiness of a hedging counterparty deteriorates, it may be difficult or impossible to terminate or assign any hedging transactions with such counterparty; and

•	our hedging instruments are generally structured as derivative contracts, and so are subject to additional risks such as those described above under “—Our lenders and derivative counterparties may require us to post additional collateral, which may force us to liquidate assets, and if we fail to post sufficient collateral our debts may be accelerated and/or our derivative contracts terminated on unfavorable terms” and below under “—Our use of derivatives may expose us to counterparty risk.”

For these and other reasons, our hedging activity may materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

Hedging instruments and other derivatives, including some credit default swaps, may not, in many cases, be traded on regulated exchanges, or may not be guaranteed or regulated by any U.S. or foreign governmental authority and involve risks and costs that could result in material losses.

Hedging instruments and other derivatives, including certain types of credit default swaps, involve risk because they may not, in many cases, be traded on regulated exchanges and may not be guaranteed or regulated by any U.S. or foreign governmental authorities. Consequently, for these instruments there may be less stringent requirements with respect to record keeping, financial responsibility or segregation of customer funds and compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. Our Manager is not restricted from dealing with any particular counterparty or from concentrating any or all of its transactions with one counterparty. Furthermore, our Manager has only a limited internal credit function to evaluate the creditworthiness of its counterparties, mainly relying on its experience with such counterparties and their general reputation as participants in these markets. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default under the hedging agreement. Default by a party with whom we enter into a hedging transaction, such as occurred with Lehman Brothers, may result in losses and may force us to re-initiate similar hedges with other counterparties at the then-prevailing market levels. Generally we will seek to reserve the right to terminate our hedging transactions upon a counterparty’s insolvency, but absent an actual insolvency, we may not be able to terminate a hedging transaction without the consent of the hedging counterparty, and we may not be able to assign or otherwise dispose of a hedging transaction to another counterparty without the consent of both the original hedging counterparty and the potential assignee. If we terminate a hedging transaction, we may not be able to enter into a replacement contract in order to cover our risk. There can be no assurance that a liquid secondary market will exist for hedging instruments purchased or sold, and therefore we may be required to maintain any hedging position until exercise or expiration, which could adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

The CFTC and certain commodity exchanges have established limits referred to as speculative position limits or position limits on the maximum net long or net short position which any person or group of persons may hold or control in particular futures and options. Limits on trading in options contracts also have been established by the various options exchanges. It is possible that trading decisions may have to be modified and that positions held may have to be liquidated in order to avoid exceeding such limits. Such modification or liquidation, if required, could adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

In addition, changes to regulations promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or “Dodd-Frank Act,” pursuant to which swaps are viewed as commodities for purposes of determining whether an entity is a “commodity pool” for purposes of the Commodity Exchange Act, as amended, have required our Manager to decide whether to limit our swap activity in order to meet certain exemptions from registration with the CFTC or to register as a “commodity pool operator” with the CFTC. Our Manager is currently registered as a “commodity pool operator” operating pursuant to an exemption under CFTC Regulation 4.12. If, in the future, we do not meet the conditions set forth in CFTC Regulation 4.12, such exemption becomes unavailable for any other reason, or our Manager pursues our derivative activities in another manner, we may need to seek another exemption from registration or we and our Manager may become subject to additional disclosure, recordkeeping, and reporting requirements, which may increase our expenses.

Certain of our hedging instruments are regulated by the CFTC and such regulations may adversely impact our ability to enter into such hedging instruments and cause us to incur increased costs.

We enter into interest rate swaps and credit default swaps on corporate indices to hedge risks associated with our portfolio. Entities entering into such swaps are exposed to credit losses in the event of non-performance by counterparties to these transactions. Effective October 12, 2012, the CFTC issued new rules regarding such swaps under the authority granted to it pursuant to the Dodd-Frank Act.

The new rules primarily impact our trading of these instruments in two ways. First, beginning on June 10, 2013, certain swaps, including many interest rate and credit default swaps, became subject to mandatory clearing. Under this requirement, subsequent to the execution of the trade, the parties to the trade are required to submit the trade to a central counterparty clearinghouse, or “CCP,” for clearing. It is the intent of the Dodd-Frank Act that, by mandating the clearing of swaps in this manner, swap counterparty risk would not become overly concentrated in any single entity, but rather would be spread and centralized among the CCP and its members. We are not a direct member of any CCP, so we must access the CCPs through a futures commission merchant, or “FCM,” which acts as intermediary between us and the CCP with respect to all facets of the transaction, including the posting and receipt of required collateral. If we lost access to our FCMs or CCPs, we could potentially be unable to use interest rate swaps and credit default swaps to hedge our risks.

The second way that the new rules impact our trading of these instruments is the Swap Execution Facility, or “SEF,” mandate. This mandate came into effect on October 2, 2013, and requires that we execute interest rate swaps or credit default swaps on an electronic platform, rather than over the phone or in some other manner. If we were to lose access to our selected SEFs or we were otherwise unable to communicate with them, this would prevent us from being able to trade these instruments. In addition, as the industry is in the early stages of SEF trading, the process may be slower, which could impact the quality of our execution. If we were unable to execute our hedging trades in a timely manner, particularly in a volatile market environment, we may not be able to execute our strategies in the most advantageous manner.

These reforms, in addition to subjecting our swap transactions to greater initial margin requirements and additional transaction fees charged by CCPs, FCMs, and SEFs, have also subjected our swap transactions to greater regulation by both the CFTC and the SEC. These additional fees, costs, margin requirements, documentation, and regulation could adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

Additionally, for all swaps we entered into prior to June 10, 2013, we were not required to clear them through the central clearinghouse and as a result these swaps are still subject to the risks of nonperformance by any of the individual counterparties with whom we entered into these transactions described above in “—Hedging instruments and other derivatives, including some credit default swaps, may not, in many cases, be traded on regulated exchanges, or may not be guaranteed or regulated by any U.S. or foreign governmental authority and involve risks and costs that could result in material losses.”

Our use of derivatives may expose us to counterparty risk.

We enter into interest rate swaps and other derivatives that have not been cleared by a CCP. If a derivative counterparty cannot perform under the terms of the derivative contract, we would not receive payments due under that agreement, we may lose any unrealized gain associated with the derivative, and the hedged liability would cease to be hedged by such instrument. If a derivative counterparty becomes insolvent or files for bankruptcy, we may also be at risk for any collateral we have pledged to such counterparty to secure our obligations under derivative contracts, and we may incur significant costs in attempting to recover such collateral.

Our rights under our reverse repos are subject to the effects of the bankruptcy laws in the event of the bankruptcy or insolvency of us or our lenders.

In the event of our insolvency or bankruptcy, certain reverse repos may qualify for special treatment under the U.S. Bankruptcy Code, the effect of which, among other things, would be to allow the lender to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to foreclose on and/or liquidate the collateral pledged under such agreements without delay. In the event of the insolvency or bankruptcy of a lender during the term of a reverse repo, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and our claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our securities under a reverse repo or to be compensated for any damages resulting from the lenders’ insolvency may be further limited by those statutes. These claims would be subject to significant delay and costs to us and, if and when received, may be substantially less than the damages we actually incur.

Certain actions by the U.S. Federal Reserve could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

On September 21, 2011, the U.S. Federal Reserve, or the “Federal Reserve,” announced “Operation Twist,” a program under which it purchased, by the end of December 2012, more than $650 billion of U.S. Treasury securities with remaining maturities between six and thirty years and sold an equal amount of U.S. Treasury securities with remaining maturities of three years or less. In addition, on September 13, 2012, the Federal Reserve announced a third round of quantitative easing, or “QE3,” which is an open-ended program designed to expand the Federal Reserve’s holdings of long-term securities by purchasing an additional $40 billion of Agency RMBS per month until key economic indicators show sufficient signs of improvement.

In December 2012, in an effort to keep long-term interest rates at low levels, the Federal Reserve announced an expansion of its asset buying program starting in January 2013, at which time it would commence outright purchases of longer-term U.S. Treasury securities at a pace of $45 billion per month. This new U.S. Treasury securities purchase program replaced “Operation Twist,” which expired in December 2012. In December 2013, given indications that the U.S. economy had improved sufficiently, the Federal Reserve announced a $10 billion reduction in its monthly asset purchases beginning in January 2014, with the reduction split evenly between Agency RMBS and U.S. Treasury securities, and it added that it would likely reduce the pace of asset purchases in further measured steps to be announced at future meetings. Late in January 2014, the Federal Reserve announced an additional $10 billion reduction in its monthly asset purchases, beginning in February 2014, with the reduction again split evenly between Agency RMBS and U.S. Treasury securities. Although in the immediate aftermath of the purchase reduction announcements interest rates have actually declined, it remains possible that the precipitous termination of (or even just a phasing out of) Federal Reserve asset purchase programs could cause interest rates to rise substantially. See above “—Increases in interest rates could negatively affect the value of our assets and increase the risk of default on our assets.” Should the U.S. economy begin to deteriorate, the Federal Reserve could decide to increase its asset purchase program or institute other measures designed to reduce interest rates. These measures could lead to a flattening in the yield curve, increased prepayment rates (resulting from lower long-term interest rates, including mortgage rates), and a narrowing of our net interest margin. The modification or termination by the Federal Reserve of any of its programs could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

We may change our investment strategy, investment guidelines, hedging strategy, and asset allocation, operational, and management policies without notice or shareholder consent, which may materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

We may change our investment strategy, investment guidelines, hedging strategy, and asset allocation, operational, and management policies at any time without notice to or consent from our shareholders. As a result, the types or mix of, assets, liabilities, or hedging transactions in our portfolio may be different from, and possibly riskier than, the types or mix of assets, liabilities, and hedging transactions that we have historically held, or that are otherwise described in this report. A change in our strategy may increase our exposure to real estate values, interest rates, and other factors. Our Board of Directors determines our investment guidelines and our operational policies, and may amend or revise our policies, including those with respect to our acquisitions, growth, operations, indebtedness, capitalization, and dividends or approve transactions that deviate from these policies without a vote of, or notice to, our shareholders. Policy changes could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

We, Ellington, or its affiliates may be subject to adverse legislative or regulatory changes.

At any time, laws or regulations that impact our business, or the administrative interpretations of those laws or regulations, may be enacted or amended. For example, on July 21, 2010, President Obama signed into law the Dodd-Frank Act, which requires significant revisions to the existing financial regulations. Certain portions of the Dodd-Frank Act were effective immediately, while other portions will be effective only following rulemaking and extended transition periods, but many of these changes could, in the future, materially impact the profitability of our business or the business of our Manager or Ellington, the value of the assets that we hold, expose us to additional costs, require changes to business practices, or adversely affect our ability to pay dividends. For example, the Dodd-Frank Act alters the regulation of commodity interests, imposes new regulation on the over-the-counter derivatives market, places restrictions on residential mortgage loan originations, and reforms the asset-backed securitization markets most notably by imposing credit requirements. While there continues to be uncertainty about the exact impact of all of these changes, we do know that the Company and the Manager are subject to a more complex regulatory framework, and are incurring and will in the future incur costs to comply with new requirements as well as to monitor compliance in the future.

We cannot predict when or if any new law, regulation, or administrative interpretation, including those related to the Dodd-Frank Act, or any amendment to any existing law, regulation, or administrative interpretation, will be adopted or promulgated or will become effective. Additionally, the adoption or implementation of any new law, regulation, or administrative interpretation, or any revisions in these laws, regulations, or administrative interpretations, including those related to the Dodd-Frank Act, could cause us to change our portfolio, could constrain our strategy, or increase our costs. We could be adversely affected by any change in or any promulgation of new law, regulation, or administrative interpretation.

We, Ellington, or its affiliates may be subject to regulatory inquiries or proceedings.

At any time, industry-wide or company-specific regulatory inquiries or proceedings can be initiated and we cannot predict when or if any such regulatory inquiries or proceedings will be initiated that involve us, Ellington, or its affiliates, including our Manager. For example, over the years, Ellington and its affiliates have received, and we expect in the future that they may receive, inquiries and requests for documents and information from various federal, state, and foreign regulators.

We can give no assurances that regulatory inquiries will not result in investigations of Ellington or its affiliates or enforcement actions, fines or penalties, or the assertion of private litigation claims against Ellington or its affiliates. We believe that the heightened scrutiny of MBS market participants increases the risk of additional inquiries and requests from regulatory or enforcement agencies. In the event regulatory inquiries were to result in investigations, enforcement actions, fines, penalties, or the assertion of private litigation claims against Ellington or its affiliates, our Manager’s ability to perform its obligations to us under the management agreement between us and our Manager, or Ellington’s ability to perform its obligations to our Manager under the services agreement between Ellington and our Manager, could be adversely impacted, which could in turn have a material adverse effect on our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

We operate in a highly competitive market.

Our profitability depends, in large part, on our ability to acquire targeted assets at favorable prices. We compete with a number of entities when acquiring our targeted assets, including mortgage REITs, financial companies, public and private funds, commercial and investment banks, and residential and commercial finance companies. We may also compete with (i) the Federal Reserve and the U.S. Treasury to the extent they purchase assets in our targeted asset classes and (ii) companies that partner with and/or receive financing from the U.S. Government. Many of our competitors are substantially larger and have considerably greater access to capital and other resources than we do. Furthermore, new companies with significant amounts of capital have been formed or have raised additional capital, and may continue to be formed and raise additional capital in the future, and these companies may have objectives that overlap with ours, which may create competition for assets we wish to acquire. Some competitors may have a lower cost of funds and access to funding sources that are not available to us, such as funding from the U.S. Government. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of assets to acquire, or pay higher prices than we can. We also may have different operating constraints from those of our competitors including, among others, (i) tax-driven constraints such as those arising from maintenance of our publicly traded partnership status for tax purposes and in some cases to avoid adverse tax consequences to our shareholders, (ii) restraints imposed on us by our attempt to comply with certain exclusions from the definition of an “investment company” or other exemptions under the Investment Company Act and (iii) restraints and additional costs arising from our status as a public company. Furthermore, competition for assets in our targeted asset classes may lead to the price of such assets increasing, which may further limit our ability to generate desired returns. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

We are highly dependent on information systems and system failures could significantly disrupt our business, which may, in turn, materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

Our business is highly dependent on communications and information systems. Any failure or interruption of our systems could cause delays or other problems in our securities trading activities, which could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

Lack of diversification in the number of assets we acquire would increase our dependence on relatively few individual assets.

Our management objectives and policies do not place a limit on the amount of capital used to support, or the exposure to (by any other measure), any individual asset or any group of assets with similar characteristics or risks. As a result, our portfolio may be concentrated in a small number of assets or may be otherwise undiversified, increasing the risk of loss and the magnitude of potential losses to us and our shareholders if one or more of these assets perform poorly.

For example, our portfolio of mortgage-related assets may at times be concentrated in certain property types that are subject to higher risk of foreclosure, or secured by properties concentrated in a limited number of geographic locations. To the extent that our portfolio is concentrated in any one region or type of security, downturns relating generally to such region or type of security may result in defaults on a number of our assets within a short time period, which may materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

The lack of liquidity in our assets may materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

We acquire assets and other instruments that are not publicly traded, including privately placed RMBS, residential and commercial mortgage loans, and ABS backed by consumer and commercial assets. As such, these assets may be subject to legal and other restrictions on resale, transfer, pledge or other disposition, or will otherwise be less liquid than publicly-traded securities. Other assets that we acquire, while publicly traded, have limited liquidity on account of their complexity, turbulent market conditions, or other factors. In addition, mortgage-related assets from time to time have experienced extended periods of illiquidity, including during times of financial stress (such as the during the 2008 financial crisis), which is often the time that liquidity is most needed. Illiquid assets typically experience greater price volatility, because a ready market does not exist, and they can be more difficult to value or sell if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our assets. We may also face other restrictions on our ability to liquidate any assets for which we or our Manager has or could be attributed with material non-public information. Furthermore, assets that are illiquid are more difficult to finance, and to the extent that we finance assets that are or become illiquid, we may lose that financing or have it reduced. If we are unable to sell our assets at favorable prices or at all, it could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

We could be subject to liability for potential violations of predatory lending laws, which could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

Residential mortgage loan originators and servicers are required to comply with various federal, state and local laws and regulations, including anti-predatory lending laws and laws and regulations imposing certain restrictions on requirements on high cost loans. Failure of residential mortgage loan originators or servicers to comply with these laws, to the extent any of their residential mortgage loans become part of our mortgage-related assets, could subject us, as an assignee or purchaser of the related residential mortgage loans, to monetary penalties and could result in the borrowers rescinding the affected residential mortgage loans. Lawsuits have been brought in various states making claims against assignees or purchasers of high cost loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market. If the loans are found to have been originated in violation of predatory or abusive lending laws, we could incur losses, which could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

We may be exposed to environmental liabilities with respect to properties in which we have an interest.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, the presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of an underlying property becomes liable for removal costs, the ability of the owner to make debt payments may be reduced, which in turn may materially adversely affect the value of the relevant mortgage-related assets held by us.

Risks Related to our Relationship with our Manager and Ellington

We are dependent on our Manager and certain key personnel of Ellington that are provided to us through our Manager and may not find a suitable replacement if our Manager terminates the management agreement or such key personnel are no longer available to us.

We do not have any employees of our own. Our officers are employees of Ellington or one or more of its affiliates. We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation of our operating policies and execution of our business strategies and risk management practices. We also depend on our Manager’s access to the professionals and principals of Ellington as well as information and deal flow generated by Ellington. The employees of Ellington identify, evaluate, negotiate, structure, close, and monitor our portfolio. The departure of any of the senior officers of our Manager, or of a significant number of investment professionals or principals of Ellington, could have a material adverse effect on our ability to achieve our objectives. We can offer no assurance that our Manager will remain our manager or that we will continue to have access to our Manager’s senior management. We are subject to the risk that our Manager will terminate the management agreement or that we may deem it necessary to terminate the management agreement or prevent certain individuals from performing services for us and that no suitable replacement will be found to manage us.

The base management fee payable to our Manager is payable regardless of the performance of our portfolio, which may reduce our Manager’s incentive to devote the time and effort to seeking profitable opportunities for our portfolio.

We pay our Manager substantial base management fees based on our equity capital (as defined in the management agreement) regardless of the performance of our portfolio. The base management fee takes into account the net issuance proceeds of both common and preferred share offerings. Our Manager’s entitlement to non-performance-based compensation might reduce its incentive to devote the time and effort of its professionals to seeking profitable opportunities for our portfolio, which could result in a lower performance of our portfolio and materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

Our Manager’s incentive fee may induce our Manager to acquire certain assets, including speculative or high risk assets, or to acquire assets with increased leverage, which could increase the risk to our portfolio.

In addition to its base management fee, our Manager is entitled to receive an incentive fee based, in large part, upon our achievement of targeted levels of net income. In evaluating asset acquisition and other management strategies, the opportunity to earn an incentive fee based on net income may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining liquidity, and/or management of credit risk or market risk, in order to achieve a higher incentive fee. Assets with higher yield potential are generally riskier or more speculative. This could result in increased risk to our portfolio.

Our Board of Directors has approved very broad investment guidelines for our Manager and will not approve each decision made by our Manager to acquire, dispose of, or otherwise manage an asset.

Our Manager is authorized to follow very broad guidelines in pursuing our strategy. While our Board of Directors periodically reviews our guidelines and our portfolio and asset-management decisions, it generally does not review all of our proposed acquisitions, dispositions, and other management decisions. In addition, in conducting periodic reviews, our Board of Directors relies primarily on information provided to them by our Manager. Furthermore, our Manager may arrange for us to use complex strategies or to enter into complex transactions that may be difficult or impossible to unwind by the time they are reviewed by our Board of Directors. Our Manager has great latitude within the broad guidelines in determining the types of assets it may decide are proper for us to acquire and other decisions with respect to the management of those assets. Poor decisions could have a material adverse effect on our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

We compete with Ellington’s other accounts for access to Ellington.

Ellington has sponsored and/or currently manages accounts with a focus that overlaps with our investment focus, and expects to continue to do so in the future. Ellington is not restricted in any way from sponsoring or accepting capital from new accounts, even for investing in asset classes or strategies that are similar to, or overlapping with, our asset classes or strategies. Therefore, we compete for access to the benefits that our relationship with our Manager and Ellington provides us. For the same reasons, the personnel of Ellington and our Manager may be unable to dedicate a substantial portion of their time managing our assets.

We compete with other Ellington accounts for opportunities to acquire assets, which are allocated in accordance with Ellington’s investment allocation policies.

Many, if not most, of our targeted assets are also targeted assets of other Ellington accounts and Ellington has no duty to allocate such opportunities in a manner that preferentially favors us. Ellington makes available to us all opportunities to acquire assets that it determines, in its reasonable and good faith judgment, based on our objectives, policies and strategies, and other relevant factors, are appropriate for us in accordance with Ellington’s written investment allocation policy, it being understood that we might not participate in each such opportunity, but will on an overall basis equitably participate with Ellington’s other accounts in all such opportunities.

Since many of our targeted assets are typically available only in specified quantities, Ellington often is not able to buy as much of any asset or group of assets as would be required to satisfy the needs of all of Ellington’s accounts. In these cases, Ellington’s investment allocation procedures and policies typically allocate such assets to multiple accounts in proportion to their needs and available capital. As part of these policies, accounts that are in a “start-up” or “ramp-up” phase may get allocations above their proportion of available capital, which could work to our disadvantage, particularly because there are no limitations surrounding Ellington’s ability to create new accounts. In addition, the policies permit departure from proportional allocations under certain circumstances, for example when such allocation would result in an inefficiently small amount of the security being purchased for an account, which may also result in our not participating in certain allocations.

There are conflicts of interest in our relationships with our Manager and Ellington, which could result in decisions that are not in the best interests of our shareholders.

We are subject to conflicts of interest arising out of our relationship with Ellington and our Manager. Currently, all of our executive officers, and two of our directors, are employees of Ellington or one or more of its affiliates. As a result, our Manager and our officers may have conflicts between their duties to us and their duties to, and interests in, Ellington or our Manager. For example, Mr. Penn, our President and Chief Executive Officer and one of our directors, also serves as the President and Chief Executive Officer of, and as a member of the Board of Trustees of, Ellington Residential Mortgage REIT. Ms. Mumford, our Chief Financial Officer, also serves as the Chief Financial Officer of Ellington Residential Mortgage REIT, and Mr. Vranos, our Co-Chief Investment Officer and one of our directors, also serves as the Co-Chief Investment Officer of, and as a member of the Board of Trustees of, Ellington Residential Mortgage REIT.

We may acquire or sell assets in which Ellington or its affiliates have or may have an interest. Similarly, Ellington or its affiliates may acquire or sell assets in which we have or may have an interest. Although such acquisitions or dispositions may present conflicts of interest, we nonetheless may pursue and consummate such transactions. Additionally, we may engage in transactions directly with Ellington or its affiliates, including the purchase and sale of all or a portion of a portfolio asset.

Acquisitions made for entities with similar objectives may be different from those made on our behalf. Ellington may have economic interests in, or other relationships with, others in whose obligations or securities we may acquire. In particular, such persons may make and/or hold an investment in securities that we acquire that may be pari passu, senior, or junior in ranking to our interest in the securities or in which partners, security holders, officers, directors, agents, or employees of such persons serve on boards of directors or otherwise have ongoing relationships. Each of such ownership and other relationships may result in securities laws restrictions on transactions in such securities and otherwise create conflicts of interest. In such instances, Ellington may, in its sole discretion, make recommendations and decisions regarding such securities for other entities that may be the same as or different from those made with respect to such securities and may take actions (or omit to take actions) in the context of these other economic interests or relationships the consequences of which may be adverse to our interests.

In deciding whether to issue additional debt or equity securities, we will rely in part on recommendations made by our Manager. While such decisions are subject to the approval of our Board of Directors, two of our directors are also Ellington employees. Because our Manager earns base management fees that are based on the total amount of our equity capital, and earns incentive fees that are based in part on the total net income that we are able to generate, our Manager may have an incentive to recommend that we issue additional debt or equity securities. See below “—Future offerings of debt or equity securities may adversely affect the market price of our common shares” for further discussion of the adverse impact future debt or equity offerings could have on our common shares.

The officers of our Manager and its affiliates devote as much time to us as our Manager deems appropriate, however, these officers may have conflicts in allocating their time and services among us and Ellington and its affiliates’ accounts. During turbulent conditions in the mortgage industry, distress in the credit markets or other times when we will need focused support and assistance from our Manager and Ellington employees, other entities that Ellington advises or manages will likewise require greater focus and attention, placing our Manager and Ellington’s resources in high demand. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if Ellington or its affiliates did not act as a manager for other entities.

We, directly or through Ellington, may obtain confidential information about the companies or securities in which we have invested or may invest. If we do possess confidential information about such companies or securities, there may be restrictions on our ability to dispose of, increase the amount of, or otherwise take action with respect to the securities of such companies. Our Manager’s and Ellington’s management of other accounts could create a conflict of interest to the extent our Manager or Ellington is aware of material non-public information concerning potential investment decisions. We have implemented compliance procedures and practices designed to ensure that investment decisions are not made while in possession of material non-public information. We cannot assure you, however, that these procedures and practices will be effective. In addition, this conflict and these procedures and practices may limit the freedom of our Manager to make potentially profitable investments, which could have an adverse effect on our operations. These limitations imposed by access to confidential information could therefore materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

The Manager Group currently owns approximately 13.5% of our outstanding common shares and other equity interests convertible into our common shares. In evaluating opportunities for us and other management strategies, this may lead our Manager to emphasize certain asset acquisition, disposition, or management objectives over others, such as balancing risk or capital preservation objectives against return objectives. This could increase the risks, or decrease the returns, of your investment.

The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

Our management agreement with our Manager was negotiated between related parties, and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. Various potential and actual conflicts of interest may arise from the activities of Ellington and its affiliates by virtue of the fact that our Manager is controlled by Ellington.

Termination of our management agreement without cause, including termination for poor performance or non-renewal, is subject to several conditions which may make such a termination difficult and costly. The management agreement, which was most recently amended and restated effective March 13, 2014, has a current term that expires on December 31, 2014, and will be automatically renewed for successive one-year terms thereafter unless notice of non-renewal is delivered by either party to the other party at least 180 days prior to the expiration of the then current term. The management agreement provides that it may be terminated by us based on performance upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of our outstanding common shares, based either upon unsatisfactory performance by our Manager that is materially detrimental to us or upon a determination by the Board of Directors that the management fee payable to our Manager is not fair, subject to our Manager’s right to prevent such a termination by accepting a mutually acceptable reduction of management fees. In the event we terminate the management agreement as discussed above or elect not to renew the management agreement, we will be required to pay our Manager a termination fee equal to the amount of three times the sum of the average annual base management fee and the average annual incentive fee earned by our Manager during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. These provisions will increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our Manager without cause.

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations. Under the terms of the management agreement, our Manager, Ellington, and their affiliates and each of their officers, directors, members, shareholders, managers, investment and risk management committee members, employees, agents, successors and assigns, will not be liable to us for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. In addition, we will indemnify our Manager, Ellington, and their affiliates and each of their officers, directors, members, shareholders, managers, investment and risk management committee members, employees, agents, successors and assigns, with respect to all liabilities, judgments, costs, charges, losses, expenses, and claims arising from acts or omissions of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties under the management agreement.

If our Manager ceases to be our Manager pursuant to the management agreement or one or more of our Manager’s key personnel ceases to provide services to us, our lenders and our derivative counterparties may cease doing business with us.

If our Manager ceases to be our Manager, including upon non-renewal of our management agreement which has a current term that expires on December 31, 2014, or if one or more of our Manager’s key personnel ceases to provide services to us, it could constitute an event of default or early termination event under many of our reverse repo or derivative transaction agreements, upon which our counterparties would have the right to terminate their agreements with us. If our Manager ceases to be our Manager for any reason, including upon the non-renewal of our management agreement and we are unable to obtain or renew financing or enter into or maintain derivative transactions, our business, financial condition and results of operations, and our ability to pay dividends to our shareholders may be materially adversely affected.

Our Manager’s failure to identify and acquire assets that meet our asset criteria or perform its responsibilities under the management agreement could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

Our ability to achieve our objectives depends on our Manager’s ability to identify and acquire assets that meet our asset criteria. Accomplishing our objectives is largely a function of our Manager’s structuring of our investment process, our access to financing on acceptable terms, and general market conditions. Our shareholders do not have input into our investment decisions. All of these factors increase the uncertainty, and thus the risk, of investing in our common shares. The senior management team of our Manager has substantial responsibilities under the management agreement. In order to implement certain strategies, our Manager may need to hire, train, supervise, and manage new employees successfully. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

We do not own the Ellington brand or trademark, but may use the brand and trademark as well as our logo pursuant to the terms of a license granted by Ellington.

Ellington has licensed the “Ellington” brand, trademark, and logo to us for so long as our Manager or another affiliate of Ellington continues to act as our Manager. We do not own the brand, trademark, or logo that we will use in our business and may be unable to protect this intellectual property against infringement from third parties. Ellington retains the right to continue using the “Ellington” brand and trademark. We will further be unable to preclude Ellington from licensing or transferring the ownership of the “Ellington” brand and trademark to third parties, some of whom may compete against us. Consequently, we will be unable to prevent any damage to goodwill that may occur as a result of the activities of Ellington or others.

Furthermore, in the event our Manager or another affiliate of Ellington ceases to act as our Manager, or in the event Ellington terminates the license, we will be required to change our name and trademark. Any of these events could disrupt our recognition in the marketplace, damage any goodwill we may have generated, and otherwise harm our business. Finally, the license is a domestic license in the United States only and does not give us any right to use the “Ellington” brand, trademark, and logo overseas even though we expect to use the brand, trademark, and logo overseas. Our use of the “Ellington” brand, trademark, and logo overseas will therefore be unlicensed and could expose us to a claim of infringement.

Risks Related To Our Common Shares

The market for our common shares may be limited, which may adversely affect the price at which our common shares trade and make it difficult to sell our common shares.

While our common shares are listed on the New York Stock Exchange, such listing does not provide any assurance as to:

•	whether the market price of our shares will reflect our actual financial performance;

•	the liquidity of our common shares;

•	the ability of any holder to sell common shares; or

•	the prices that may be obtained for our common shares.

The market price and trading volume of our common shares may be volatile.

The market price of our common shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our earnings estimates, failure to meet earnings or operating results expectations of public market analysts and investors, or publication of research reports about us or the real estate specialty finance industry;

•	increases in market interest rates that lead purchasers of our common shares to demand a higher yield;

•	passage of legislation, changes in applicable law, court rulings, enforcement actions or other regulatory developments that adversely affect us or our industry;

•	changes in government policies or changes in timing of implementation of government policies, including with respect Fannie Mae, Freddie Mac, and Ginnie Mae;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by shareholders;

•	speculation in the press or investment community;

•	general market and economic conditions;

•	our operating performance and the performance of other similar companies; and

•	changes in accounting principles.

Future offerings of debt or equity securities may adversely affect the market price of our common shares.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities, including commercial paper, medium-term notes, senior or subordinated notes, and classes of preferred shares. If we decide to issue senior securities in the future, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Holders of senior securities may be granted specific rights, including the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under an indenture, rights to restrict dividend payments, and rights to require approval to sell assets. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences, and privileges more favorable than those of our common shares and may result in dilution of owners of our common shares. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Upon liquidation, holders of our debt securities and preferred shares, and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of our future offerings. Thus, holders of our common shares bear the risk of our future offerings reducing the market price of our common shares and diluting their share holdings in us.

Future sales of our common shares could have an adverse effect on our share price.

We cannot predict the effect, if any, of future sales of our common shares or the availability of our common shares for future sales, on the market price of our common shares. Sales of substantial amounts of our common shares, or the perception that such sales could occur, may adversely affect prevailing market prices for our common shares.

Our shareholders may not receive dividends or dividends may not grow over time.

We have not established a minimum distribution payment level and our ability to pay dividends may be adversely affected by a number of factors, including the risk factors described herein. All dividends will be declared at the discretion of our Board of Directors and will depend on our earnings, our financial condition, and other factors as our Board of Directors may deem relevant from time to time. Our Board of Directors is under no obligation or requirement to declare a dividend distribution. We cannot assure you that we will achieve results that will allow us to pay a specified level of dividends or year-to-year increases in dividends. Among the factors that could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders are:

•	our inability to realize positive or attractive returns on our portfolio, whether because of defaults in our portfolio, decreases in the value of our portfolio, or otherwise;

•	margin calls or other expenditures that reduce our cash flow and impact our liquidity; and

•	increases in actual or estimated operating expenses.

An increase in interest rates may have an adverse effect on the market price of our shares and our ability to pay dividends to our shareholders.

One of the factors that investors may consider in deciding whether to buy or sell our common shares is our dividend rate (or expected future dividend rates) as a percentage of our common share price, relative to market interest rates. If market interest rates increase, prospective investors may demand a higher dividend rate on our common shares or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common shares independent of the effects such conditions may have on our portfolio. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common shares could decrease because potential investors may require a higher dividend yield on our common shares as market rates on interest-bearing instruments such as bonds rise. In addition, to the extent we have variable rate debt, such as our reverse repo financing, rising interest rates would result in increased interest expense on this variable rate debt, thereby adversely affecting our cash flow and our ability to service our indebtedness and pay dividends to our shareholders.

Investing in our common shares involves a high degree of risk.

The assets we purchase in accordance with our objectives may result in a higher amount of risk than other alternative asset acquisition options. The assets we acquire may be highly speculative and aggressive and may be subject to a variety of risks, including credit risk, prepayment risk, interest rate risk, and market risk. As a result, an investment in our common shares may not be suitable for investors with lower risk tolerance.

Risks Related To Our Organization and Structure

Our operating agreement and management agreement contain provisions that may inhibit potential acquisition bids that shareholders may consider favorable, and the market price of our common shares may be lower as a result.

Our operating agreement contains provisions that have an anti-takeover effect and inhibit a change in our Board of Directors. These provisions include the following:

•	allowing only our Board of Directors to fill newly created directorships;

•	requiring advance notice for our shareholders to nominate candidates for election to our Board of Directors or to propose business to be considered by our shareholders at a meeting of shareholders;

•	our ability to issue additional securities, including, but not limited to, preferred shares, without approval by shareholders;

•	the ability of our Board of Directors to amend the operating agreement without the approval of our shareholders except under certain specified circumstances; and

•	limitations on the ability of shareholders to call special meetings of shareholders or to act by written consent.

Certain provisions of the management agreement also could make it more difficult for third parties to acquire control of us by various means, including limitations on our right to terminate the management agreement and a requirement that, under certain circumstances, we make a substantial payment to our Manager in the event of a termination.

There are ownership limits and restrictions on transferability and ownership in our operating agreement.

Our operating agreement, subject to certain exceptions, contains restrictions on the amount of our shares that a person may own and may prohibit certain entities from owning our shares. Although we do not currently have any subsidiaries that qualify as REITs, it is possible that we may acquire or form a REIT subsidiary in the future. Accordingly, in order to ensure that we are able to satisfy the REIT ownership requirements should we acquire or form a REIT subsidiary in the future, our operating agreement provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” more than 9.8% of the aggregate value or number (whichever is more restrictive) of our outstanding shares.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of our common shares which are transferred to the trust (as described below), will be required to give written notice immediately to us, or in the case of proposed or attempted transactions will be required to give at least 15 days written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer, including, without limitation, the effect on the qualification as a REIT of any potential REIT subsidiary we acquire or form in the future.

Our Board of Directors, in its sole discretion, may exempt any person from the foregoing restrictions. Any person seeking such an exemption must provide to our Board of Directors such representations, covenants, and undertakings as our Board of Directors may deem appropriate. Our Board of Directors may also condition any such exemption on the receipt of a ruling from the Internal Revenue Service, or “IRS,” or an opinion of counsel as it deems appropriate. Our Board of Directors has granted an exemption from this limitation to Ellington and certain affiliated entities of Ellington, subject to certain conditions.

Our rights and the rights of our shareholders to take action against our directors and officers or against our Manager or Ellington are limited, which could limit your recourse in the event actions are taken that are not in your best interests.

Our operating agreement limits the liability of our directors and officers to us and our shareholders for money damages, except (i) for any breach of such person’s duty of loyalty to us or our shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (iii) for any transaction from which such person derived an improper benefit.

In addition, our operating agreement authorizes us to obligate our company to indemnify our present and former directors and officers (except in certain limited circumstances) for actions taken by them in those capacities to the maximum extent permitted by Delaware law if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. We have entered into indemnification agreements with our directors and officers implementing these indemnification provisions that obligate us to indemnify them to the maximum extent permitted by Delaware law. Such indemnification includes defense costs and expenses incurred by such officers and directors.

Our management agreement with our Manager requires us to indemnify our Manager and its affiliates against any and all claims and demands arising out of claims by third parties caused by acts or omissions of our Manager and its affiliates not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of our Manager’s duties under the management agreement.

In light of the liability limitations contained in our operating agreements and our management agreement with our Manager, as well as our indemnification arrangements with our directors and officers and our Manager, our and our shareholders’ rights to take action against our directors, officers, and Manager are limited, which could limit your recourse in the event actions are taken that are not in your best interests.

Maintenance of our exclusion from regulation as an investment company under the Investment Company Act imposes significant limitations on our operations.

We have conducted and intend to continue to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act. Both we and our Operating Partnership are organized as holding companies and conduct our business primarily through wholly-owned subsidiaries of our Operating Partnership. The securities issued by our Operating Partnership’s subsidiaries that are excluded from the definition of “investment company” under Section 3(c)(7) of the Investment Company Act, together with other investment securities our Operating Partnership may own, cannot exceed 40% of the value of all our Operating Partnership’s assets (excluding U.S. Government securities and cash) on an unconsolidated basis. This requirement limits the types of businesses in which we may engage and the assets we may hold. Certain of our Operating Partnership’s subsidiaries may rely on the exclusion provided by Section 3(c)(5)(C) under the Investment Company Act. Section 3(c)(5)(C) of the Investment Company Act is designed for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion requires that at least 55% of the entity’s assets on an unconsolidated basis consist of qualifying real estate assets and at least 80% of the entity’s assets on an unconsolidated basis consist of qualifying real estate assets or real estate-related assets. These requirements limit the assets those subsidiaries can own and the timing of sales and purchases of those assets.

To classify the assets held by our subsidiaries as qualifying real estate assets or real estate-related assets, we rely on no-action letters and other guidance published by the SEC staff regarding those kinds of assets, as well as upon our analyses (in consultation with outside counsel) of guidance published with respect to other types of assets. There can be no assurance that the laws and regulations governing the Investment Company Act status of companies similar to ours, or the guidance from the SEC staff regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations. In fact, in August 2011, the SEC published a concept release in which it asked for comments on this exclusion from regulation. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon our exclusion from the definition of an investment company under the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could further inhibit our ability to pursue the strategies that we have chosen. Furthermore, although we monitor the assets of our subsidiaries regularly, there can be no assurance that our subsidiaries will be able to maintain their exclusion or exemption from registration. Any of the foregoing could require us to adjust our strategy, which could limit our ability to make certain investments or require us to sell assets in a manner, at a price or at a time that we otherwise would not have chosen. This could negatively affect the value of our common shares, the sustainability of our business model, and our ability to pay dividends to our shareholders.

If we were required to register as an investment company under the Investment Company Act, we would be subject to the restrictions imposed by the Investment Company Act, which would require us to make material changes to our strategy.

If we are deemed to be an investment company under the Investment Company Act, we would be required to materially restructure our activities or to register as an investment company under the Investment Company Act, which would have a material adverse effect on our business, financial condition, and results of operations. In connection with any such restructuring, we may be required to sell portfolio assets at a time we otherwise might not choose to do so, and we may incur losses in connection with such sales. Further, our Manager may unilaterally terminate the management agreement if we become regulated as an investment company under the Investment Company Act. Further, if it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties and that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company.

U.S. Federal Income Tax Risks

Your investment has various U.S. federal, state, and local income tax risks.

We strongly urge you to consult your tax advisor concerning the effects of federal, state, and local income tax law on an investment in our common shares and on your individual tax situation.

If we fail to satisfy the “qualifying income exception” under the tax rules for publicly traded partnerships, all of our income will be subject to an entity-level tax.

We believe that we have been and will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. In general, if a partnership is “publicly traded” (as defined in the Code), it will be treated as a corporation for U.S. federal income tax purposes. A publicly traded partnership will, however, be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes, so long as at least 90% of its gross income for each taxable year constitutes “qualifying income” within the meaning of Section 7704(d) of the Code and it would not be included in the definition of a regulated investment company, or “RIC,” under Section 851(a) of the Code if it were a domestic corporation (which generally applies to entities required to register under the Investment Company Act). We refer to this exception as the “qualifying income exception.” Qualifying income generally includes rents, dividends, interest, and gains from the sale or other disposition of stocks, bonds, and real property. Qualifying income also includes other income derived from the business of investing in, among other things, stocks and securities. Interest is not qualifying income if it is derived in the “conduct of a financial or insurance business” or is based, directly or indirectly, on the income or profits of any person. Our income currently consists primarily of interest income, income and gains from interest rate derivatives, credit derivatives, and other derivatives, and gains from the sale of securities (including income from the short sale of securities), all of which is generally qualifying income for purposes of the qualifying income exception.

If we fail to satisfy the “qualifying income exception” described above, we would be treated as a corporation for U.S. federal income tax purposes. In that event, items of income, gain, loss, deduction, and credit would not pass through to holders of our common shares and such holders would be treated for U.S. federal (and certain state and local) income tax purposes as shareholders in a corporation. We would be required to pay income tax at regular corporate rates on all of our income. In addition, we would likely be liable for state and local income and/or franchise taxes on some or all of our income. Distributions to holders of our common shares would constitute ordinary dividend income taxable to such holders to the extent of our earnings and profits, and these distributions would not be deductible by us. Additionally, distributions paid to non-U.S. holders of our common shares would be subject to U.S. federal withholding taxes at the rate of 30% (or such lower rate provided by an applicable tax treaty). Thus, if we were treated as a corporation, such treatment would result in a material reduction in cash flow and after-tax returns for holders of our common shares and thus would result in a substantial reduction in the value of our common shares.

If certain portions of a recently released discussion draft of tax reform legislation were introduced as legislation and enacted in their current form, we would be unable to qualify for taxation as a partnership subsequent to December 31, 2016, and consequently, we may either be limited in making investments and conducting hedging strategies, or we would be subject to an entity-level tax.

As described above, a publicly traded partnership will be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes, so long as at least 90% of its gross income for each taxable year constitutes qualifying income for purposes of the qualifying income exception. On February 26, 2014, House Ways and

Means Committee Chairman Dave Camp (R-MI) released a discussion draft of tax reform legislation (the “Discussion Draft”). Among the proposals in the Discussion Draft is a provision that would limit the definition of “qualifying income” so that it applies only to income and gain from certain activities relating to minerals or natural resources. The Discussion Draft provides that this change would be effective for taxable years beginning after December 31, 2016. If the Discussion Draft were to be introduced as legislation and enacted into law in its present form, we would fail to satisfy the qualifying income exception. Under such a scenario, we could choose to elect to qualify as a REIT. Complying with the tax requirements applicable to REITs could force us to forego investments we might otherwise make or avoid hedging strategies in which we would otherwise engage, or, alternatively, acquire such investments or engage in such strategies through a taxable subsidiary. If we did not choose to elect to qualify as a REIT under such a scenario, we would be treated as a corporation for U.S. federal income tax purposes subsequent to our 2016 tax year. In that event, items of income, gain, loss, deduction, and credit would not pass through to holders of our common shares and such holders would be treated for U.S. federal (and certain state and local) income tax purposes as shareholders in a corporation. We would be required to pay income tax at regular corporate rates on all of our income. In addition, we would likely be liable for state and local income and/or franchise taxes on some or all of our income. Distributions to holders of our common shares would constitute ordinary dividend income taxable to such holders to the extent of our earnings and profits, and these distributions would not be deductible by us. Additionally, distributions paid to non-U.S. holders of our common shares would be subject to U.S. federal withholding taxes at the rate of 30% (or such lower rate provided by an applicable tax treaty). Thus, if we were treated as a corporation and chose not to elect to qualify as a REIT, such treatment could result in a material reduction in cash flow and after-tax returns for holders of our common shares and thus could result in a substantial reduction in the value of our common shares.

Holders of our common shares will be subject to U.S. federal income tax on their share of our taxable income, regardless of whether or when they receive any cash distributions from us, and may recognize income in excess of our cash distributions.

We believe that we have been and will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Holders of our common shares are subject to U.S. federal income taxation and, in some cases, state, local, and foreign income taxation, on their allocable share of our items of income, gain, loss, deduction, and credit, regardless of whether or when they receive cash distributions. Individuals, trusts, and estates that are U.S. holders and whose income exceeds certain thresholds are also subject to a Medicare tax on their share of our taxable income. In addition, certain of our assets may produce taxable income without corresponding distributions of cash to us or produce taxable income prior to or following the receipt of cash relating to such income. Consequently, it is possible that the U.S. federal income tax liability of shareholders with respect to their respective allocable shares of our earnings in a particular taxable year could exceed the cash distributions we make to shareholders with respect to that taxable year, thus requiring out-of-pocket tax payments by shareholders. Furthermore, if we did not make cash distributions with respect to a taxable year, holders of our common shares would still have a tax liability attributable to their allocation of our taxable income for that taxable year.

The ability of holders of our common shares to deduct certain expenses incurred by us may be limited.

We believe that the expenses incurred by us and our Operating Partnership, including base management fees and incentive fees paid to our Manager, will generally not be treated as “miscellaneous itemized deductions” and will be deductible as ordinary trade or business expenses. In general, “miscellaneous itemized deductions” may be deducted by a holder of our common shares that is an individual, estate, or trust only to the extent that such deductions exceed, in the aggregate, 2% of such holder’s adjusted gross income. There are also limitations on the deductibility of itemized deductions by individuals whose adjusted gross income exceeds a specified amount, adjusted annually for inflation. In addition, “miscellaneous itemized deductions” are also not deductible in determining the alternative minimum tax liability of a holder. Although we believe that our and our Operating Partnership’s expenses generally will not be treated as “miscellaneous itemized deductions,” there can be no assurance that the IRS will not successfully challenge that treatment. In that event, a holder’s inability to deduct all or a portion of such expenses could result in an amount of taxable income to such holder with respect to us that exceeds the amount of cash actually distributed to such holder for the year.

Tax-exempt holders of our common shares will likely recognize significant amounts of “unrelated business taxable income,” the amount of which may be material.

An organization that is otherwise exempt from U.S. federal income tax is nonetheless subject to taxation with respect to its “unrelated business taxable income,” or “UBTI.” Because we have incurred and will incur “acquisition indebtedness” with respect to many of our investments, a proportionate share of a holder’s income from us with respect to such investments will be treated as UBTI. Accordingly, tax-exempt holders of our common shares will likely recognize significant amounts of UBTI. For certain types of tax-exempt entities, the receipt of any UBTI might have adverse consequences. Tax-exempt holders of our common shares are strongly urged to consult their tax advisors regarding the tax consequences of owning our common shares.

There can be no assurance that the IRS will not assert successfully that some portion of our income is properly treated as effectively connected income with respect to non-U.S. holders of our common shares.

While it is expected that our method of operation will not result in the generation of significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. holders of our common shares, there can be no assurance that the IRS will not assert successfully that some portion of our income is properly treated as effectively connected income with respect to such non-U.S. holders. If a non-U.S. holder were treated as being engaged in a U.S. trade or business in any year because our activities in such year constituted a U.S. trade or business, such holder generally would be required to (i) file a U.S. federal income tax return for such year reporting their allocable portion, if any, of our income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income. Additionally, we would be required to withhold tax at the highest applicable tax rate on a non-U.S. holder’s allocable share of our effectively connected income. Non-U.S. holders that are corporations also would be required to pay branch profits tax at a 30% rate (or such lower rate provided by an applicable treaty). To the extent our income is treated as effectively connected income, it may also be treated as non-qualifying income for purposes of the qualifying income exception.

If the IRS challenges certain aspects of our Operating Partnership structure, the taxable income allocated to the holders of our common shares could be adjusted (possibly retroactively) and our ability to provide tax information on a timely basis could be negatively affected.

Since January 1, 2013, we have held all of our assets and conducted all of our operations through our Operating Partnership. Although we have made an election to adjust the basis in our assets upon a transfer of our shares under Section 754 of the Code, our Operating Partnership does not intend to make a Section 754 election. As a result of our Section 754 election, each holder that purchases our shares will have an initial tax basis in our assets (i.e., OP Units) that reflects such holder’s purchase price. Because our Operating Partnership will not make a Section 754 election, we believe that our Operating Partnership will not be required to make corresponding tax basis adjustments with respect to its assets. It is possible that the IRS might challenge this position, and if such challenge were upheld, any holder who purchased our shares when our diluted book value per share exceeded the holder’s per share purchase price would be allocated additional income (and/or a lesser amount of loss) in an amount per share approximately equal to such excess, ignoring any offsetting allocations of operating loss and assuming that our diluted book value per share at the end of the taxable year was equal to or greater than the diluted book value per share at the time of purchase. No complete assurance can be provided that the IRS will not successfully assert that the tax basis of the assets held by our Operating Partnership must be adjusted upon a purchase of our shares.

On its initial tax return, our Operating Partnership will attach the election it made under Section 475(f) of the Code to mark to market for U.S. federal income tax purposes the securities it holds as a trader. We attached such an election to our initial tax return as well. Because an interest in a non-publicly traded partnership, such as our Operating Partnership, is not considered a “security” subject to the mark-to-market rules of Section 475(f) of the Code, we do not anticipate that the assets we hold directly (i.e., our OP Units) will be required to be marked to market. As noted above, we intend to cause our Operating Partnership to attach its election to be a trader under Section 475(f) of the Code to its initial tax return. There are limited authorities under Section 475(f) of the Code as to what constitutes a trader for U.S. federal income tax purposes. Under other sections of the Code, the status of a trader in securities depends on all of the facts and circumstances, including the nature of the income derived from the taxpayer’s activities, the frequency, extent and regularity of the taxpayer’s securities transactions, and the taxpayer’s investment intent. We believe that our Operating Partnership qualified and continues to qualify as a trader and that we qualified as trader prior to January 1, 2013. There can be no assurance that we or our Operating Partnership have qualified or will continue to qualify as a trader in securities eligible for the mark-to-market election. We have not received, nor are we seeking, an opinion from counsel or a ruling from the IRS regarding our or our Operating Partnership’s qualification as a trader. If our or our Operating Partnership’s qualification for, or our application of, the mark-to-market election were successfully challenged by the IRS, in whole or in part, it could, depending on the circumstances, result in retroactive (or prospective) changes in the amount of taxable income and the tax character of taxable income recognized by us and allocated to the holders of our shares. An inability to utilize the mark-to-market election might also have an adverse effect on our ability to provide tax information to holders of our shares on a timely basis. The IRS could also challenge any conventions that we use in computing, or in allocating among holders of our shares, any gain or loss resulting from the mark-to-market election.

In addition, we intend to take the position that our Operating Partnership’s mark-to-market gain or loss, and any gain or loss on the actual disposition of marked-to-market assets, should be treated as ordinary income or loss. However, because the law is unclear as to the treatment of assets that are held for investment, and the determination of which assets are held for investment, the IRS could take the position that the mark-to-market gain or loss attributable to certain of our Operating Partnership’s assets should be treated as capital gain or loss and not as ordinary gain or loss. In that case, we will not be able to offset our non-cash ordinary income with capital losses from such assets, which could increase the amount of our non-cash taxable income recognized by us and allocated to the holders of our shares. The tax on such taxable income allocated to you may be in excess of our cash distributions to you.

The IRS may challenge our allocations of income, gain, loss, deduction and credit.

Our operating agreement provides for the allocation of income, gain, loss, deduction and credit among the holders of our common shares. The rules regarding partnership allocations are complex. If the allocations provided by our operating agreement were successfully challenged by the IRS, the redetermination of the allocations to a particular holder for U.S. federal income tax purposes could be less favorable than the allocations set forth in our operating agreement.

Complying with certain tax-related requirements may cause us to forego otherwise attractive business opportunities.

To be treated as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation, we must satisfy the qualifying income exception, which requires that at least 90% of our gross income each taxable year consist of interest, dividends, capital gains and other types of “qualifying income.” Interest income will not be qualifying income for the qualifying income exception if it is derived from “the conduct of a financial or insurance business.” This requirement limits our ability to originate loans or acquire loans originated by our Manager and its affiliates. In addition, we intend to operate so as to avoid generating a significant amount of income that is treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. holders. In order to comply with these requirements, we (or our subsidiaries) may be required to invest through foreign or domestic corporations or forego attractive business opportunities. Thus, compliance with these requirements may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

The IRS Schedules K-1 we will provide will be significantly more complicated than the IRS Forms 1099 provided by REITs and regular corporations, and holders of our common shares may be required to request an extension of time to file their tax returns.

Holders of our common shares are required to take into account their allocable share of items of our income, gain, loss, deduction and credit for our taxable year ending within or with their taxable year. We have agreed to use reasonable efforts to furnish holders of our common shares with tax information (including IRS Schedule K-1, which describes their allocable share of such items for our preceding taxable year) as promptly as practicable after the end of each taxable year. However, we may not be able to provide holders of our common shares with tax information on a timely basis. Because holders of our common shares will be required to report their allocable share of each item of our income, gain, loss, deduction, and credit on their tax returns, tax reporting for holders of our common shares will be significantly more complicated than for shareholders in a REIT or a regular corporation. In addition, delivery of this information to holders of our common shares will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, holders of our common shares will need to apply for extensions of time to file their tax returns.

Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available, and which is subject to potential change, possibly on a retroactive basis. Any such change could result in adverse consequences to the holders of our common shares.

The U.S. federal income tax treatment of holders of our common shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. Also, the IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in our common shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments we have previously made. We and holders of our common shares could be adversely affected by any such change in, or any new tax law, regulation or interpretation. Our operating agreement permits our Board of Directors to modify (subject to certain exceptions) the operating agreement from time to time, without the consent of the holders of our common shares. These modifications may address, among other things, certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have an adverse impact on some or all of the holders of our common shares. Moreover, we intend to apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to holders of our common shares in a manner that reflects their distributive share of our items, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions we use do not satisfy the technical requirements of the Code and/or Treasury Regulations and could require that items of income, gain, deduction, loss or credit be adjusted or reallocated in a manner that adversely affects holders of our common shares.

OUR INVESTMENT PROGRAM

Our Strategy

We utilize an opportunistic strategy to seek to provide investors with attractive, risk-adjusted total returns by:

•	taking advantage of opportunities in the residential mortgage market by purchasing investment grade and non-investment grade non-Agency RMBS, including U.S. and non-U.S. senior and subordinated securities;

•	acquiring Agency RMBS on a more leveraged basis in order to take advantage of opportunities in that market sector and assist us in maintaining our exclusion from regulation as an investment company under the Investment Company Act;

•	acquiring CMBS, commercial mortgage loans, and other commercial real estate debt instruments;

•	acquiring residential mortgage loans;

•	opportunistically entering into and managing a portfolio of mortgage-related derivatives;

•	opportunistically acquiring and managing other mortgage-related and financial assets, such as MSRs, ABS backed by consumer or commercial assets, and non-mortgage-related derivatives;

•	opportunistically acquiring real estate such as single- and multi-family residential properties; and

•	opportunistically mitigating our credit and interest rate risk by using a variety of hedging instruments.

Our strategy is adaptable to changing market environments, subject to compliance with the income and other tests that will allow us to continue to be treated as a partnership for U.S. federal income tax purposes and to maintain our exclusion from regulation as an investment company under the Investment Company Act. As a result, although we focus on the assets described above, our acquisition and management decisions depend on prevailing market conditions and our targeted asset classes may vary over time in response to market conditions. We may engage in a high degree of trading volume as we implement our strategy. Our Manager is authorized to follow very broad investment guidelines and, as a result, we cannot predict our portfolio composition. We may change our strategy and policies without a vote of our shareholders. Moreover, although our independent directors periodically review our investment guidelines and our portfolio, they generally do not review our proposed asset acquisitions or asset management decisions.

Ellington’s investment philosophy primarily revolves around the pursuit of value across various types of MBS and related assets. Ellington seeks investments across a wide range of MBS sectors without any restriction as to ratings, structure, or position in the capital structure. Over time and through market cycles, opportunities will present themselves in varying sectors and in varying forms. By rotating between and allocating among various sectors of the MBS markets and adjusting the extent to which it hedges, Ellington believes that it is able to capitalize on the disparities between these sectors as well as on overall trends in the marketplace, and therefore provide better and more consistent returns for its investors. Disparities between MBS sectors vary from time to time and are driven by a combination of factors. For example, as various MBS sectors fall in and out of favor, the relative yields that the market demands for those sectors may vary. In addition, Ellington’s performance projections for certain sectors may differ from those of other market participants and such disparities will naturally cause us, from time to time, to gravitate towards certain sectors and away from others. Disparities between MBS sectors and individual securities within such sectors may also be driven by differences in collateral performance (for example, subprime loans originated before 2005 have generally performed better than subprime loans originated between 2005 and 2007) and in the structure of particular investments (for example, in the timing of cash flows or the level of credit enhancement), and our Manager may believe that other market participants are overestimating or underestimating the value of these differences. Furthermore, we believe that risk management, including opportunistic portfolio hedging and prudent financing and liquidity management, is essential for consistent generation of attractive, risk-adjusted total returns across market cycles.

Ellington’s continued emphasis on and development of proprietary MBS credit, interest rate, and prepayment models, as well as other proprietary research and analytics, underscores the importance it places on a disciplined and analytical approach to fixed income investing, especially in MBS. Our Manager uses Ellington’s proprietary models to identify attractive assets, value these assets, monitor and forecast the performance of these assets, and opportunistically hedge our credit and interest rate risk. We leverage these skills and resources to seek to meet our objectives.

Ellington’s investment philosophy also includes the pursuit of value across other mortgage-related and financial asset classes. While we believe opportunities in MBS remain plentiful, we believe other asset classes offer attractive returns as well as asset diversification. These asset classes include residential and commercial mortgage loans, which can be performing or non-performing. We purchased our first pool of non-performing residential loans in December 2013. We also have investments in small balance distressed commercial loans and collateralized loan obligations, or “CLOs.” We believe that Ellington’s proprietary research and analytics allow our Manager to identify attractive assets in these classes, value these assets, monitor, and forecast the performance of these assets, and opportunistically hedge our risk with respect to these assets.

We believe that our Manager is uniquely qualified to implement our strategy. Our strategy is consistent with Ellington’s investment approach, which is based on its distinctive strengths in sourcing, analyzing, trading, and hedging complex MBS and other mortgage-related products. Furthermore, we believe that Ellington’s extensive experience in buying, selling, analyzing, and structuring fixed income securities, coupled with its broad access to market information and trading flows, provides us with a steady flow of opportunities to acquire assets with favorable trade executions.

We also employ a wide variety of hedging instruments and derivative contracts. See “—Risk Management.”

Our Targeted Asset Classes

We are not required to allocate any specific amount of our capital to any specific category of targeted assets and we may change our investment guidelines and targeted assets without shareholder consent. See “Risk Factors—Risks Related to Our Business—We may change our investment strategy, investment guidelines, hedging strategy, and asset allocation, operational, and management policies without notice or shareholder consent, which may materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.”

Our targeted asset classes currently include:

Asset Class	Principal Assets
Non-Agency RMBS	RMBS backed by prime jumbo, Alt-A, manufactured housing, and subprime mortgages;
RMBS backed by fixed rate mortgages, Adjustable rate mortgages, or “ARMs,” Option-ARMs, and Hybrid ARMs;
RMBS backed by first lien and second lien mortgages;
Investment grade and non-investment grade securities;
Senior and subordinated securities; and
IOs, principal only securities, or “POs,” IIOs, and inverse floaters.

Agency RMBS	Whole pool pass-through certificates;
Partial pool pass-through certificates;
Agency collateralized mortgage obligations, or “CMOs,” including IOs, POs and IIOs; and
To-Be-Announced mortgage pass-through certificates, or “TBAs.”

Mortgage-Related Derivatives	Credit default swaps, or “CDS,” on individual RMBS, on the ABX, CMBX and PrimeX indices and on other mortgage-related indices; and
Other mortgage-related derivatives.

CMBS and Commercial Mortgage Loans	CMBS; and
Commercial mortgages and other commercial real estate debt.

Corporate Debt and Equity Securities and Derivatives	CDS on corporations or on corporate indices;
Corporate debt or equity securities; and
Options or total return swaps on corporate equity or on corporate equity indices.

Other	Residential mortgage loans;
MSRs
ABS backed by consumer or commercial assets, including collateralized debt obligations, or “CDOs,” and CLOs;
Other non-mortgage-related derivatives; and
Real estate including single- and multi-family residential properties.

The following briefly discusses the principal types of assets we purchase.

Non-Agency RMBS

We acquire non-Agency RMBS backed by prime jumbo, Alt-A, manufactured housing, and subprime residential mortgage loans. Our non-Agency RMBS holdings can include investment-grade and non-investment grade classes, including non-rated classes. In the latter part of 2013, we began purchasing European non-dollar denominated non-Agency RMBS.

Non-Agency RMBS are debt obligations issued by private originators of, or investors in, residential mortgage loans. Non-Agency RMBS generally are issued as CMOs and are backed by pools of whole mortgage loans or by mortgage pass-through certificates. Non-Agency RMBS generally are in the form of senior/subordinated structures, or in the form of excess spread/over-collateralization structures. In senior/subordinated structures, the subordinated tranches generally absorb all losses on the underlying mortgage loans before any losses are borne by the senior tranches. In excess spread/over-collateralization structures, losses are first absorbed by any existing over-collateralization, then are borne by subordinated tranches and excess spread, which represents the difference between the interest payments received on the mortgage loans backing the RMBS and the interest due on the RMBS debt tranches, and finally are borne by senior tranches and any remaining excess spread.

Agency RMBS

Our assets in this asset class consist primarily of whole pool (and to a lesser extent, partial pool) pass-through certificates, the principal and interest of which are guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae, and which are backed by ARMs, hybrid ARMs, or fixed rate mortgages. In addition to investing in pass-through certificates which are backed by traditional mortgages, we have also invested in Agency RMBS backed by reverse mortgages. Reverse mortgages are mortgage loans for which neither principal nor interest is due until the borrower dies, the home is sold, or other trigger events occur. Mortgage pass-through certificates are securities representing undivided interests in pools of mortgage loans secured by real property where payments of both interest and principal, plus prepaid principal, on the securities are made monthly to holders of the security, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities. Whole pool pass-through certificates are mortgage pass-through certificates that represent the entire ownership of (as opposed to merely a partial undivided interest in) a pool of mortgage loans.

TBAs

In addition to investing in specific pools of Agency RMBS, we utilize forward-settling purchases and sales of Agency RMBS where the underlying pools of mortgage loans are TBAs. Pursuant to these TBA transactions, we agree to purchase or sell, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date. TBAs are generally liquid and have quoted market prices and represent the most actively traded class of MBS. We use TBAs primarily for hedging purposes. TBA trading is based on the assumption that mortgage pools that are eligible to be delivered at TBA settlement are fungible and thus the specific mortgage pools to be delivered do not need to be explicitly identified at the time a trade is initiated.

We primarily engage in TBA transactions for purposes of managing certain risks associated with our investment strategies. The principal risks that we use TBAs to mitigate are interest rate and yield spread risks. For example, we may hedge the interest rate and/or yield spread risk inherent in our long Agency RMBS by taking short positions in TBAs that are similar in character. Alternatively, we may engage in TBA transactions because we find them attractive in their own right, from a relative value perspective or otherwise.

Mortgage-Related Derivatives

We take long and short positions in various mortgage-related derivative instruments, including credit default swaps. A credit default swap is a credit derivative contract in which one party (the protection buyer) pays an ongoing periodic premium (and often an upfront payment as well) to another party (the protection seller) in return for compensation for default (or similar credit event) by a reference entity. In this case, the reference entity can be an individual MBS or an index of several MBS, such as an ABX, PrimeX, or CMBX index. Payments from the protection seller to the protection buyer typically occur if a credit event takes place; a credit event may be triggered by, among other things, the reference entity’s failure to pay its principal obligations or a severe ratings downgrade of the reference entity.

CMBS

We acquire CMBS, which are securities collateralized by mortgage loans on commercial properties. The majority of CMBS issued are fixed rate securities backed by fixed rate loans made to multiple borrowers on a variety of property types, though single-borrower CMBS and floating rate CMBS have also been issued.

The majority of CMBS utilize senior/subordinate structures, similar to those found in non-Agency RMBS. Subordination levels vary so as to provide for one or more AAA credit ratings on the most senior classes, with less senior securities rated investment grade and non-investment grade, including a first loss component which is typically unrated.

Commercial Mortgage Loans and Other Commercial Real Estate Debt

We acquire commercial mortgage loans, which are loans secured by liens on commercial properties, including retail, office, industrial, hotel, and multi-family properties. Loans may be fixed or floating rate and will generally range from two to ten years. Commercial real estate debt typically limits the borrower’s right to freely prepay for a period of time through provisions such as prepayment fees, lockout, yield maintenance, or defeasance provisions.

First lien loans may be structured as whole loans, or alternatively bifurcated into a senior participation interest (“A-Note”) and a subordinated participation interest (“B-Note”). The rights of an A-Note or B-Note holder are typically governed by an intercreditor agreement which sets forth the respective rights and obligations of the holders, with the B-Note’s entitlement to principal and interest subordinated to that of the A-Note.

A subordinate loan may be structured simply as a second mortgage, or alternatively as a mezzanine loan, which is a loan secured by the pledge of the borrower’s ownership interests in the property, and therefore subordinate to any mortgage loan but senior to the borrower’s equity in the property. An intercreditor agreement typically governs the rights of a second mortgage or mezzanine loan relative to a first mortgage loan, with the second mortgage loan’s or mezzanine loan’s entitlement to interest and principal subordinated to that of the first mortgage loan.

Commercial real estate loans may also be structured into more complicated senior/subordinate structures, including those providing for multiple B-Notes or multiple mezzanine loan senior/subordinate components. A loan or a component of a loan may have only one lender, or pari passu participation interests may be issued to multiple lenders. Loans are generally privately negotiated, and so structures can vary based on the specific facts and circumstances relating to the loan, property and borrower, among other things.

Commercial mortgage loans are sometimes made for the acquisition, renovation, or redevelopment of a property. These loans are typically shorter term loans, or “bridge loans.”

Some of the commercial mortgage loans that we acquire may be non-performing, underperforming, or otherwise distressed. These types of loans are typically acquired at a discount to their unpaid principal balances.

Corporate Debt and Equity Securities and Derivatives

We take long and short positions in corporate debt and equity (including indices on corporate debt and equity) by entering into derivative contracts such as CDS, total return swaps, and options, or by buying and selling equities. In particular, we use CDX indices, particular tranches of CDX indices and options on CDX indices as part of our credit hedging strategy. While these instruments are primarily associated with our hedging activities, we may also hold long and/or short positions opportunistically. When serving as hedges, these instruments are generally not hedges against risks that are directly related to specific corporate entities. Rather, these hedges reference corporations (such as financial institutions that have substantial mortgage-related exposure) or indices whose performance we believe may have a reasonable degree of correlation with the performance of our portfolio. Given this correlation, a short position with respect to such corporations or indices provides a hedge to our portfolio of MBS as a whole.

A credit default swap is a derivative contract in which one party (the protection buyer) pays an ongoing periodic premium (and often an upfront payment as well) to another party (the protection seller) in return for compensation upon the occurrence of a credit event with respect to the corporation or index referenced by such derivative contract. A credit event relating to a credit default swap on an individual corporation or an index of corporate credits would typically be triggered by a corporation’s bankruptcy or failure to make scheduled payments in respect of debt obligations. A total return swap is a derivative whereby one party makes payments to the other representing the total return on a reference debt or equity security (or index of debt or equity securities) in exchange for an agreed upon ongoing periodic premium. An equity option is a derivative that gives the holder the option to buy or sell an equity security or index of securities at a predetermined price within a certain time period. The option may reference the equity of a publicly traded company or an equity index. In addition to general market risk, our derivatives on corporate debt and equity securities are subject to risks related to the underlying corporate entities.

Other Assets

We also from time to time opportunistically acquire other mortgage-related and financial assets that may include, among others: residential mortgage loans, ABS backed by consumer and commercial assets, and real property. Residential mortgage loans acquired may be performing or non-performing.

Investment Process

Our investment process benefits from the resources and professionals of our Manager and Ellington. The process is managed by an investment and risk management committee, which includes, among others, the following three officers of our Manager: Messrs. Vranos, Penn, and Tecotzky. These officers of our Manager also serve as our Co-Chief Investment Officer; Chief Executive Officer; and Co-Chief Investment Officer, respectively. The investment and risk management committee operates under investment guidelines and meets periodically to develop a set of preferences for the composition of our portfolio. The primary focus of the investment and risk management committee, as it relates to us, is to review and approve our investment policies and our portfolio holdings and related compliance with our investment policies and guidelines. The investment and risk management committee has authority delegated by our Board of Directors to authorize transactions consistent with our investment guidelines. Any transactions deviating in a material way from these guidelines must be approved by our Board of Directors.

Ellington has a focused investment team for each of our targeted asset classes. Each team evaluates acquisition opportunities consistent with the guidelines developed and maintained by our Manager’s investment and risk management committee. Our asset acquisition process includes sourcing and screening of asset acquisition opportunities, credit analysis, due diligence, structuring, financing, and hedging, each as appropriate, to seek attractive total returns commensurate with our risk tolerance. We also screen and monitor all potential assets to determine their impact on maintaining our exclusion from regulation as an investment company under the Investment Company Act and our qualification as a partnership for U.S. federal income tax purposes.

Valuation of Assets

Our Manager’s valuation process is subject to the oversight of our Manager’s investment and risk management committee as well as the oversight of the independent members of our Board of Directors.

Risk Management

Risk management is a cornerstone of Ellington’s portfolio management process. Ellington’s risk management infrastructure system includes “ELLiN,” a proprietary portfolio management system that Ellington uses for its accounts, which provides real time and batch reporting to all departments at Ellington, including trading, research, risk management, finance, operations, accounting, and compliance. We benefit from

Ellington’s comprehensive risk management infrastructure and ongoing assessment of both portfolio and operational risks. In addition, we utilize derivatives and other hedging instruments to opportunistically hedge our credit and interest rate risk.

Credit Risk Hedging

We enter into short positions using CDS to protect against adverse credit events with respect to our non-Agency MBS. We may use CDS to hedge non-Agency MBS credit risk by buying protection on a single non-Agency MBS or by buying protection on a basket of non-Agency MBS assets. We may also enter into CDS on the ABX, PrimeX, or CMBX indices. We also use CDX indices, tranches of CDX indices, and options on CDX indices as part of our credit hedging strategy. We also enter into other derivative contracts for credit hedging purposes, including contracts referencing the unsecured corporate credit, or the equity of, certain corporations, including indices on corporate debt and equity.

Interest Rate Hedging

We opportunistically hedge our interest rate risk by using various hedging strategies to mitigate such risks. The interest rate hedging instruments that we use and may use in the future include, without limitation:

•	TBAs;

•	interest rate swaps (including, floating-to-fixed, fixed-to-floating, or more complex swaps such as floating-to-inverse floating, callable or non-callable);

•	CMOs;

•	U.S. Treasury securities;

•	swaptions, caps, floors, and other derivatives on interest rates;

•	futures and forward contracts; and

•	options on any of the foregoing.

Because fluctuations in short-term interest rates may expose us to fluctuations in the spread between the interest we earn on our investments and the interest we pay on our borrowings, we may seek to manage such exposure by entering into short positions in interest rate swaps. An interest rate swap is an agreement to exchange interest rate cash flows, calculated on a notional principal amount, at specified payment dates during the life of the agreement. Typically one party pays a fixed interest rate and receives a floating interest rate and the other party pays a floating interest rate and receives a fixed interest rate. Each party’s payment obligation is computed using a different interest rate. In an interest rate swap, the notional principal is generally not exchanged.

Foreign Currency Hedging

To the extent we hold instruments denominated in currencies other than U.S. dollars, we may enter into transactions to offset the potential adverse effects of changes in currency exchange rates. In particular, we may use currency forward contracts and other currency-related derivatives to mitigate this risk.

Liquidity Management

As part of the risk management and liquidity management functions that our Manager performs for us, our Manager computes a “cash buffer” which at any given point in time represents the amount of our free cash in excess of what our Manager estimates would conservatively be required, especially in times of market dislocation, to support our particular assets and liabilities at such time. Thus, rather than focusing solely on our leverage, our Manager typically seeks to maintain a positive cash buffer. However, our Manager is not required to maintain a positive cash buffer and may choose not to maintain a positive cash buffer at certain times, for example if it believes there are compelling market opportunities to pursue.

Our Financing Strategies and Use of Leverage

We finance our assets with what we believe to be a prudent amount of leverage, the level of which varies from time to time based upon the particular characteristics of our portfolio, availability of financing, and market conditions. As of December 31, 2013, our debt financings consisted almost exclusively of reverse repurchase agreements, or “reverse repos.” Currently, the majority of our reverse repos are collateralized by Agency RMBS; however, we also have reverse repo borrowings that are collateralized by our non-Agency holdings. From time to time, we may have reverse repos on U.S. Treasury securities as well. In a reverse repo, we sell an asset to a counterparty at a discounted value, or the loan amount, and simultaneously agree to repurchase the same asset from such counterparty at a specified later date at a price equal to the loan amount plus an interest factor. Despite being legally structured as sales and subsequent repurchases, reverse repos are accounted for as collateralized borrowings. During the term of a reverse repo, we generally receive the income and other payments distributed with respect to the underlying assets, and pay interest to the counterparty. While the proceeds of our reverse repo financings are often used to purchase the assets subject to the transaction, our financing arrangements do not restrict our ability to use proceeds from these arrangements to support our other liquidity needs. Our reverse repo arrangements are typically documented under the Securities Industry and Financial Markets Association’s, or “SIFMA’s,” standard form Master Repurchase Agreement, with the ability for both parties to demand margin (i.e., to demand that the other party post additional collateral or repay a portion of the funds advanced) should the value of the underlying assets and posted collateral change. Given daily market volatility, we and our reverse repo counterparties are required to post additional collateral to each other from time to time as part of the normal course of our business. Our reverse repo financing counterparties generally have the right, to varying degrees, to determine the value of the underlying collateral for margining purposes, subject to the terms and conditions of our agreement with the counterparty. As of December 31, 2013, we had approximately $1.2 billion outstanding on reverse repos with fourteen counterparties. We also had financing through a small resecuritization transaction where the outstanding borrowing was $1.0 million at December 31, 2013. These borrowings were the only debt financings we had outstanding as of December 31, 2013, and, given that we had approximately $626.0 million of equity as of December 31, 2013, our debt-to-equity ratio was 1.98 to 1. Our debt-to-equity ratio does not account for liabilities other than debt financings.

We may utilize other types of borrowings in the future, including term facilities or other more complex financing structures. We also may raise capital by issuing debt securities, preferred or common shares, warrants, or other securities.

Our use of leverage, especially in order to increase the amount of assets supported by our capital base, may have the effect of increasing losses when these assets underperform. Our investment policies require no minimum or maximum leverage and our Manager’s investment and risk management committee has the discretion, without the need for further approval by our Board of Directors, to change both our overall leverage and the leverage used for individual asset classes. Because our strategy is flexible, dynamic, and opportunistic, our overall leverage will vary over time. As a result, we do not have a targeted debt-to-equity ratio.

Futures Commission Merchant Disclosure Required Pursuant to Section 4.24 of the Commodity Exchange Act

Credit Suisse

We may use a variety of futures commission merchants with respect to the execution and clearing of transactions in futures. We currently use Credit Suisse Securities (USA) LLC (“CSS LLC”) as our futures commission merchant. The principal business address for CSS LLC is Eleven Madison Avenue, New York, NY 10010. Credit Suisse Group AG (“Credit Suisse”), the ultimate parent company to CSS LLC, files annual reports and quarterly reports with the SEC in which it discloses material information about Credit Suisse matters, including information about material litigation or regulatory investigations. Actions with respect to Credit Suisse’s futures commission merchant business are publicly available on the website of the National Futures Association (http://www.nfa.futures.org/). The information below concerning judicial, regulatory and arbitration proceedings involving CSS LLC is being provided in accordance with the disclosure requirements of the

National Futures Association. All such information has been derived from publicly available sources including Credit Suisse’s annual report on Form 20-F for the fiscal year ended December 31, 2012 (which is available at https://www.credit-suisse.com). The references are provided for information purposes only, and neither such filings nor any other material at the above-mentioned websites is incorporated into, or forms a part of, this prospectus. The Company, the Manager and Ellington take no responsibility for the accuracy or completeness of any information herein concerning Credit Suisse or CSS LLC.

Putative class action lawsuits were filed against CSS LLC in the wake of publicity surrounding the 2002 industry-wide governmental and regulatory investigations into research analyst practices, with In re Credit Suisse—AOL Securities Litigation, filed in the US District Court for the District of Massachusetts, being the remaining outstanding matter. The case was brought on behalf of a class of purchasers of common shares of the former AOL Time Warner Inc. (“AOL”) who have alleged that CSS LLC’s equity research coverage of AOL between January 2001 and July 2002 was false and misleading. The second amended complaint in this action asserted federal securities fraud and control person liability claims against CSS LLC and certain affiliates and former employees of CSS LLC. Plaintiffs estimated damages of approximately USD 3.9 billion. On January 13, 2012, the district court granted summary judgment in favor of the defendants upon its determination to preclude a plaintiff expert witness. On May 17, 2012, the court denied the plaintiffs’ motion for reconsideration. On November 15, 2012, the plaintiffs filed an appeal and on January 7, 2013, the defendants filed an opposition to plaintiffs’ motion. On February 4, 2013, plaintiffs filed their reply brief and oral argument on the motion was held on March 6, 2013.

Two Enron-related actions remain pending against CSS LLC and certain of its affiliates, both in the US District Court for the Southern District of Texas. In these actions, plaintiffs assert they relied on Enron’s financial statements, and seek to hold the defendants responsible for any inaccuracies in Enron’s financial statements. In Connecticut Resources Recovery Authority v. Lay, et al., the plaintiff seeks to recover from multiple defendants, pursuant to the Connecticut Unfair Trade Practices Act and Connecticut state common law, approximately USD 130 million to USD 180 million in losses it allegedly suffered in a business transaction it entered into with Enron. A motion to dismiss is pending. In Silvercreek Management Inc. v. Citigroup, Inc., et al., the plaintiff seeks to assert federal and state law claims relating to its alleged USD 280 million in losses relating to its Enron investments. A motion to dismiss is pending.

Since February 2003, lawsuits have been pending against CSS LLC and certain of its affiliates with respect to services that it provided to National Century Financial Enterprises, Inc. and its affiliates (“NCFE”). From January 1996 to May 2002, CSS LLC acted as a placement agent for bonds issued by NCFE that were to be collateralized by health-care receivables and, in July 2002, as a placement agent for a sale of NCFE preferred stock. From December 2000 through November 2002, an affiliate of CSS LLC acted as administrative agent for, and entered into participation agreements in, an asset-backed liquidity facility issued by NCFE that was also to be collateralized by health care receivables. NCFE filed for bankruptcy protection in November 2002. In these lawsuits, which were consolidated as a Multi-District Litigation in the US District Court for the Southern District of Ohio (“SDO”) for pre-trial purposes, investors holding approximately USD 1.9 billion face amount of NCFE’s bonds and approximately USD 12 million in preferred stock sued numerous defendants, including the founders and directors of NCFE, the trustees for the bonds, NCFE’s auditors and law firm, the rating agencies that rated NCFE’s bonds and NCFE’s placement agents, including CSS LLC. The lawsuits asserted claims for breach of contract, negligence, fraud and violation of federal and state securities laws and generally alleged that CSS LLC and/or its affiliates knew or should have known that the health care receivables purportedly backing the bonds were either ineligible for the programs or non-existent. In April 2009, CSS LLC settled with the New York City Pension Fund bond investor plaintiffs for an amount covered by existing provisions. On September 25, 2012, venue for the bond investor lawsuits was transferred to the SDNY and on November 27, 2012 the suits were consolidated for trial. On October 26, 2012, the SDO issued a decision which granted CSS LLC’s summary judgment motion to dismiss all the claims brought by the investor in NCFE preferred stock. On November 16, 2012, that equity investor filed a notice of appeal of that decision to the US Court of Appeals for the Sixth Circuit and on February 15, 2013 filed its appellant’s brief and appendix. On November 28, 2012, the SDNY issued an order providing that trial of the bond investor cases would begin April 1, 2013. On December 28, 2012, the SDNY issued an order in the bond investor lawsuits directing all parties to engage in settlement discussions in advance of trial. On January 25, 2013, the SDNY issued an order in the bond investor lawsuits holding that in the event CSS LLC or its remaining affiliate in the litigation, and NCFE’s former CEO Lance Poulsen, the only other remaining defendant, were ultimately found liable on certain of the claims at trial, the remaining defendants, including CSS LLC and/or its affiliate, would be jointly and severally liable for the losses relating to those claims, subject to an appropriate reduction for settlements entered into by the bond investors and former defendants. On March 13, 2013, CSS LLC and its affiliate entered into agreements to settle the bond investor lawsuits and resolve all remaining bond investor claims for an amount partially covered by existing provisions.

In March 2008, CSS LLC was named, along with other financial services firms, accountants, lawyers, officers, directors and controlling persons, as a defendant in an action filed in New York State court by the Joint Official Liquidators of various SPhinX Funds and the trustee of the SphinX Trust, which holds claims that belonged to PlusFunds Group, Inc. (“Plus-Funds”), the investment manager for the SPhinX Funds. The operative amended complaint in the suit asserted claims against CSS LLC for aiding and abetting breaches of fiduciary duty and aiding and abetting fraud by Refco’s insiders in connection with Refco’s August 2004 notes offering and August 2005 IPO. Plaintiffs sought to recover from defendants more than USD 800 million, consisting of USD 263 million that the SphinX Managed Futures Fund, a SPhinX fund, had on deposit and lost at Refco, several hundred million dollars in alleged additional “lost enterprise” damages of PlusFunds, and pre-judgment interest. In March 2008, CSS LLC and certain other defendants removed the action to the SDNY. In November 2008, CSS LLC filed a motion to dismiss the amended complaint. In February 2012, the court granted in part and denied in part CSS LLC’s motion to dismiss. The court dismissed Plaintiffs’ claim for aiding and abetting breach of fiduciary duty with prejudice. The court also granted the motion with respect to part of Plaintiffs’ claim for aiding and abetting fraud, but denied the motion with respect to part of that claim. In August 2012, CSS LLC filed a motion for summary judgment with respect to the remaining part of Plaintiffs’ aiding and abetting fraud claim. In December 2012, the court granted the motion, thus dismissing CSS LLC from the case. The court has not yet issued a final judgment as to CSS LLC, and the dismissal of the claims against CSS LLC will be subject to appeal.

CSS LLC and certain of its affiliates have received requests for information from certain regulators and/or government entities regarding the origination, purchase, securitization and servicing of subprime and non-subprime residential mortgages and related issues. CSS LLC and its affiliates are cooperating with such requests.

On November 16, 2012, CSS LLC and certain of its affiliates settled an administrative proceeding with the SEC, which involved potential claims against them relating to settlements of claims against originators involving loans included in a number of their securitizations, by agreeing to pay approximately USD 120 million. This settlement also covered allegations with respect to two RMBS issued in 2006 that CSS LLC and such affiliates made misstatements in SEC filings regarding when they would repurchase mortgage loans from trusts if borrowers missed the first payment due. CSS LLC and such affiliates agreed to an order, without admitting or denying the allegations, requiring them to cease and desist from violations of Section 17(a)(2) and (3) of the Securities Act of 1933 and requiring one such affiliate to cease and desist from violations of Section 15(d) of the Securities Exchange Act of 1934. A separate possible action, which involved potential claims against CSS LLC relating to due diligence conducted for two mortgage-backed securitizations and corresponding disclosures, formally was closed by the SEC, without any enforcement action, on November 19, 2012.

Following an investigation, on November 20, 2012, the New York Attorney General, on behalf of the State of New York, filed a civil action in the Supreme Court for the State of New York, New York County (SCNY) against CSS LLC and affiliated entities in their roles as issuer, sponsor, depositor and/or underwriter of RMBS transactions prior to 2008. The action, which references 64 RMBS issued, sponsored, deposited and underwritten by CSS LLC and its affiliates in 2006 and 2007, alleges that CSS LLC and its affiliates misled investors regarding the due diligence and quality control performed on the mortgage loans underlying the RMBS at issue, seeks an unspecified amount of damages, and is at an early procedural point.

CSS LLC and/or certain of its affiliates have also been named as defendants in various civil litigation matters related to their roles as issuer, sponsor, depositor, underwriter and/or servicer of RMBS transactions. These cases include class action lawsuits and putative class action lawsuits, actions by individual investors in RMBS, actions by monoline insurance companies that guaranteed payments of principal and interest for certain RMBS, and repurchase actions by RMBS trusts or investors on behalf of trustees. Although the allegations vary by lawsuit, plaintiffs in the class and putative class actions and individual investor actions generally allege that the offering documents of securities issued by various RMBS securitization trusts contained material misrepresentations and omissions, including statements regarding the underwriting standards pursuant to which the underlying mortgage loans were issued; monoline insurers allege that loans that collateralize RMBS they insured breached representations and warranties made with respect to the loans at the time of securitization; and repurchase action plaintiffs allege breached representations and warranties in respect of mortgage loans and failure to repurchase such mortgage loans as required under the applicable agreements. The amounts disclosed below do not reflect actual realized plaintiff losses to date or anticipated future litigation exposure. Rather, unless otherwise stated, these amounts reflect the original unpaid principal balance amounts as alleged in these actions and do not include any reduction in principal amounts since issuance. Further, amounts attributable to an “operative pleading” for the individual investor actions are not altered for settlements, dismissals or other occurrences, if any, that may have caused the amounts to change subsequent to the operative pleading. In addition to the mortgage-related actions discussed below, a number of other entities have threatened to assert claims against CSS LLC and/or its affiliates in connection with various RMBS issuances, and CSS LLC and/or its affiliates have entered into agreements with some of those entities to toll the relevant statutes of limitations.

In class actions and putative class actions against CSS LLC as an underwriter of other issuers’ RMBS offerings, CSS LLC generally has contractual rights to indemnification from the issuers. However, some of these issuers are now defunct, including affiliates of IndyMac Bancorp (“IndyMac”) and Thornburg Mortgage (“Thornburg”). With respect to IndyMac, CSS LLC is named as a defendant in two class actions pending in the SDNY brought on behalf of purchasers of securities in various IndyMac RMBS offerings. In one class action, In re IndyMac Mortgage-Backed Securities Litigation, CSS LLC is named along with numerous other underwriters and individual defendants related to approximately USD 9.0 billion of IndyMac RMBS offerings. CSS LLC served as an underwriter with respect to approximately 32% of the IndyMac RMBS at issue or approximately USD 2.9 billion. Certain investors seek to intervene in the action to assert claims with respect to additional RMBS offerings, including two RMBS offerings underwritten by CSS LLC. In those two offerings, CSS LLC underwrote RMBS with an aggregate principal amount of USD 912 million. The SDNY has denied these motions to intervene, and the proposed intervenors are now appealing that ruling. In addition, plaintiffs filed a motion for reconsideration of the court’s June 21, 2010 decision on defendants’ motion to dismiss. The motion sought to reinstate claims with respect to previously-dismissed RMBS offerings, including 18 additional RMBS offerings underwritten by CSS LLC, with an aggregate principal amount of approximately USD 6.0 billion for which CSS LLC served as an underwriter (of which USD 912 million also is subject to the appeal of the intervention motion). On November 16, 2012, the SDNY denied that motion without prejudice to renewal at a later date. In the other IndyMac-related class action, Tsereteli v. Residential Asset Securitization Trust 2006-A8, CSS LLC is the sole underwriter defendant related to a USD 632 million IndyMac RMBS offering, of which CSS LLC underwrote USD 603 million of certificates. On November 8, 2012, the Second Circuit decided to hear CSS LLC’s interlocutory appeal of the SDNY order granting plaintiff’s motion for class certification. With respect to Genesee County Employees’ Retirement System v. Thornburg, CSS LLC is a named defendant in a putative class action pending in the US District Court for the District of New Mexico along with a number of other financial institutions that served as depositors and/or underwriters for approximately USD 5.5 billion of Thornburg RMBS offerings. CSS LLC served as an underwriter with respect to approximately 6.4% of the Thornburg RMBS at issue or approximately USD 354 million. All defendants have agreed to a settlement in principle in the aggregate amount of USD 11.25 million, which is subject to court approval. A further class action lawsuit pending in the SDNY against CSS LLC and certain affiliates and employees, New Jersey Carpenters Health Fund v. Home Equity Mortgage Trust 2006-5, relates to two RMBS offerings, totaling approximately USD 1.6 billion, sponsored and underwritten by the Credit Suisse defendants.

CSS LLC and, in some instances, its affiliates, as an RMBS issuer, underwriter and/or other participant, and in some instances its employees, along with other defendants, are defendants in: two actions brought by Cambridge Place Investment Management Inc. in Massachusetts state court, in which claims against CSS LLC, following the court’s motion to dismiss ruling dismissing certain claims, relate to less than USD 525 million of the RMBS at issue, in an amount to be determined; one action brought by The Charles Schwab Corporation in California state court, in which claims against CSS LLC and its affiliates relate to USD 125 million of the RMBS at issue (approximately 9% of the USD 1.4 billion at issue against all defendants in the operative pleading); one action brought by the Federal Deposit Insurance Corporation (“FDIC”), as receiver for Citizens National Bank and Strategic Capital Bank in the SDNY, in which claims against CSS LLC and its affiliates relate to approximately USD 28 million of the RMBS at issue (approximately 20% of the USD 141 million at issue against all defendants in the operative pleading); four actions brought by the FDIC, as receiver for Colonial Bank: one action in the SDNY, in which claims against CSS LLC relate to approximately USD 92 million of the RMBS at issue (approximately 23% of the USD 394 million at issue against all defendants in the operative pleading), two actions in the US District Court for the Central District of California, in which claims against CSS LLC relate to approximately USD 58 million of the RMBS at issue (approximately 10% of the USD 553 million at issue against all defendants in the operative pleadings), and one action in the US District Court for the Middle District of Alabama, in which claims against CSS LLC and its affiliates relate to approximately USD 153 million of the RMBS at issue (approximately 49% of the USD 311 million at issue against all defendants in the operative pleading); seven individual actions brought by the Federal Home Loan Banks of Seattle, San Francisco, Chicago, Indianapolis and Boston in various state and federal courts, in which claims against CSS LLC and its affiliates relate to approximately USD 3.2 billion of the RMBS collectively at issue (approximately 9% of the USD 36 billion at issue against all defendants in the operative pleadings); five actions brought by the Federal Housing Finance Agency (“FHFA”), as conservator for Fannie Mae and Freddie Mac, in the SDNY, in which claims against CSS LLC and its affiliates and employees relate to approximately USD 19 billion of the RMBS at issue (approximately 29% of the USD 65 billion at issue against all defendants in the operative pleadings); one action brought by John Hancock Life Insurance Co. (U.S.A.) and affiliated entities in the US District Court for the District of Minnesota, in which claims against CSS LLC relate to an unstated amount of the RMBS at issue; two actions brought by Landesbank Baden- Württemberg and affiliated entities in the SDNY, in which claims against CSS LLC relate to approximately USD 200 million of the RMBS at issue (100% of the total amount at issue against all defendants in the operative pleadings); two actions brought by Massachusetts Mutual Life Insurance Company in the US District Court for the District of Massachusetts, in which claims against CSS LLC and its employee relate to approximately USD 107 million of the RMBS at issue (approximately 97% of the USD 110 million at issue against all defendants in the operative pleadings); one action brought by the National Credit Union Administration Board, as liquidating agent of the US Central Federal Credit Union, Western Corporate Federal Credit Union and Southwest Corporate Federal Credit Union in the US District Court for the District of Kansas, in which claims against CSS LLC and its affiliates relate to approximately USD 715 million of the RMBS at issue (100% of the total amount at issue against all defendants in the operative pleading); one action brought by Phoenix Light SF Ltd. and affiliated entities in the SCNY, in which claims against CSS LLC and its affiliates relate to approximately USD 362 million of the RMBS at issue (approximately 13% of the USD 2.8 billion at issue against all defendants in the operative pleading); one action brought by Royal Park Investments SA/NV in the SCNY, in which claims against CSS LLC and its affiliates relate to approximately USD 360 million of the RMBS at issue (approximately 4% of the USD 8.4 billion at issue against all defendants in the operative pleading); one action brought by Watertown Savings Bank in the SCNY, in which claims against CSS LLC and its affiliates relate to an unstated amount of the RMBS at issue; one action brought by the West Virginia Investment Management Board in West Virginia state court, in which claims against CSS LLC relate to approximately USD 6 million of the RMBS at issue (approximately 35% of the USD 17 million at issue against all defendants in the operative pleading); and one action brought by the Western & Southern Life Insurance Company and affiliated entities in Ohio state court, in which claims against CSS LLC and its affiliates relate to approximately USD 260 million of the RMBS at issue (approximately 94% of the USD 276 million at issue against all defendants in the operative pleading).

CSS LLC and certain of its affiliates and/or employees are the only defendants named in: one action brought by Allstate Insurance Company in the SCNY, in which claims against CSS LLC and its affiliates relate to approximately USD 232 million of RMBS; one action brought by Deutsche Zentral-Genossenschaftsbank AG, New York Branch in the SCNY, in which claims against CSS LLC and its affiliates relate to approximately USD 138 million of RMBS; one action brought by IKB Deutsche Industriebank AG and affiliated entities in the SCNY, in which claims against CSS LLC and its affiliates relate to approximately USD 97 million of RMBS; one action brought by Minnesota Life Insurance Company and affiliated entities in the US District Court for the District of Minnesota, in which claims against CSS LLC and its affiliates relate to approximately USD 43 million of RMBS; one action brought by The Prudential Insurance Company of America and affiliated entities in the US District Court for the District of New Jersey, in which claims against CSS LLC and its affiliates relate to approximately USD 466 million of RMBS; one action brought by Sealink Funding Limited in the SCNY, in which claims against CSS LLC and its affiliates relate to approximately USD 35 million of RMBS, following the March 1, 2013 filing of a complaint by the plaintiff which reduced the RMBS at issue by approximately USD 145 million; one action brought by Stichting Pensioenfonds ABP in the SCNY, in which claims against CSS LLC and its affiliates and employees relate to an unstated amount of RMBS; and one action brought by The Union Central Life Insurance Company and affiliated entities in the SDNY, in which claims against CSS LLC and its affiliates and employees relate to approximately USD 65 million of RMBS.

These actions are at early or intermediate procedural points.

CSS LLC and certain of its affiliates are defendants in two pending actions commenced by monoline insurers MBIA Insurance Corp. (“MBIA”) and Assured Guaranty Corp., that guaranteed payments of principal and interest that in aggregate total approximately USD 1.3 billion of RMBS issued in seven different offerings sponsored by Credit Suisse. One theory of liability advanced by the monoline insurers is that an affiliate of CSS LLC must repurchase affected mortgage loans from the trusts at issue. In addition, MBIA alleges a claim for fraudulent inducement. To date, the monoline insurers have submitted repurchase demands for loans with an aggregate original principal balance of approximately USD 2.6 billion. These actions are pending in the SCNY. In each action, plaintiff claims that the vast majority of the underlying mortgage loans breach certain representations and warranties, and that CSS LLC and its affiliates have failed to repurchase the allegedly defective loans. Discovery in these actions is ongoing. On February 27, 2013, CSS LLC and its affiliate settled the action brought by Ambac Assurance Corp. in the SCNY for an amount covered by existing provisions. On March 8, 2013, CSS LLC settled an action brought by MBIA in California state court in which MBIA purported to be subrogated to the rights of certain RMBS holders who purchased RMBS underwritten by CSS LLC; that settlement was covered by existing provisions.

On January 3, 2010, the Bank and other affiliates were named as defendants in a lawsuit filed in the US District Court for the District of Idaho by homeowners in four real estate developments, Tamarack Resort, Yellowstone Club, Lake Las Vegas and Ginn Sur Mer. The Bank arranged, and was the agent bank for, syndicated loans provided for all four developments, which have been or are now in bankruptcy or foreclosure. Plaintiffs generally allege that the Bank and other affiliates committed fraud by using an unaccepted appraisal method to overvalue the properties with the intention to have the borrowers take out loans they could not repay because it would allow the Bank and other affiliates to later push the borrowers into bankruptcy and take ownership of the properties. The claims originally asserted by the plaintiffs include Racketeer Influenced and Corrupt Organizations (RICO), fraud, negligent misrepresentation, breach of fiduciary duty, tortious interference and conspiracy, among others. Plaintiffs have demanded USD 24 billion in damages. Cushman & Wakefield, the appraiser for the properties at issue, is also named as a defendant. An amended complaint was filed against all of the defendants on January 25, 2010, adding six new homeowner plaintiffs in the same four real estate developments. On March 29, 2010, the Bank and its named affiliates moved to dismiss the amended complaint in its entirety. The Bank and its named affiliates argued that the claims against them fail because they had no relationship with the plaintiff homeowners, and made no representations to them, fraudulent or otherwise, so there is no legal basis for the plaintiffs’ claims against them. The Bank and its affiliates also argued, among other things, that the plaintiffs failed to plead the necessary elements of the claims asserted against them in the amended complaint. On March 31, 2011, the court dismissed the RICO claim with prejudice and dismissed certain other claims with leave to replead. A third amended complaint was filed on April 21, 2011, adding a

Consumer Protection Act claim. On May 5, 2011, the Bank and its affiliates moved to dismiss the third amended complaint. On July 22, 2011, two developers moved to intervene in the lawsuit. On March 30, 2012, the court dismissed the unjust enrichment, fiduciary duty and Consumer Protection Act claims and limited fraud and negligent misrepresentation claims to three named plaintiffs. On September 17, 2012, plaintiffs filed a motion for class certification. On December 12, 2012, the Bank opposed the motion and oral argument is scheduled to take place on April 19, 2013.

On May 27, 2009, Elbit Systems Ltd (“Elbit”) filed a complaint against the Group in the US District Court for the Northern District of Illinois, seeking approximately USD 16 million related to the purchase of auction rate securities, alleging federal securities law claims and state law aiding and abetting fraud and unjust enrichment causes of action. The case was transferred to the SDNY, and the Group moved to dismiss the complaint for failure to state a claim and for being barred by a prior release. The motion to dismiss the complaint for being barred by a prior release was denied without prejudice, and the court ordered the parties to engage in limited discovery concerning the release. The parties exchanged discovery on that issue and the Group filed a motion for summary judgment. On February 7, 2012, the SDNY denied the Group’s summary judgment motion holding that a genuine dispute exists as to whether the prior release bars Elbit’s claims. On January 7, 2013, the SDNY denied the Group’s motion to dismiss the complaint for failure to state a claim.

Credit Suisse has been responding to subpoenas and other requests for information from the United States Department of Justice (“DOJ”), SEC and other authorities involving historical Private Banking services provided on a cross-border basis to US persons. US authorities are investigating possible violations of US tax and securities laws. In particular, the DOJ is investigating whether US clients violated their US tax obligations and whether Credit Suisse and certain of its employees assisted such clients. The SEC is investigating whether certain of our relationship managers triggered obligations for Credit Suisse or the relationship managers in Switzerland to register with the SEC as a broker-dealer or investment advisor. A limited number of current or former employees have been indicted and one former employee pleaded guilty to conduct while employed at other financial institutions that did not involve Credit Suisse. Credit Suisse received a grand jury target letter from the DOJ. We understand that certain US authorities are also investigating other Swiss and non-US financial institutions. We have been conducting an internal investigation and are continuing to cooperate with the authorities both in the US and Switzerland to resolve this matter in a responsible manner that complies with our legal obligations.

Regulatory authorities in a number of jurisdictions, including the US, UK, EU and Switzerland, have for an extended period of time been conducting investigations into the setting of LIBOR and other reference rates with respect to a number of currencies, as well as the pricing of certain related derivatives. These ongoing investigations have included information requests from regulators regarding LIBOR-setting practices and reviews of the activities of various financial institutions, including the Group. The Group, which is a member of three LIBOR rate-setting panels (US Dollar LIBOR, Swiss Franc LIBOR and Euro LIBOR), is cooperating fully with these investigations.

In particular, it has been reported that regulators are investigating whether financial institutions engaged in an effort to manipulate LIBOR, either individually or in concert with other institutions, in order to improve market perception of these institutions’ financial health and/or to increase the value of their proprietary trading positions. In response to regulatory inquiries, Credit Suisse commissioned a review of these issues. To date, Credit Suisse has seen no evidence to suggest that it is likely to have any material exposure in connection with these issues.

In addition, members of the US Dollar LIBOR panel, including Credit Suisse, have been named in various civil lawsuits filed in the US.

On October 25, 2011, the UK Financial Services Authority announced a settlement with Credit Suisse (UK) Limited (“CSUK”) in respect of findings as to the adequacy of systems and controls relating to the suitability of sales of non-principal protected products in 2007 to 2009. Under the settlement, CSUK was fined GBP

5.95 million and was required to conduct a review of sales of such products in the relevant period to determine suitability. This review has now been completed and the regulatory action against CSUK in respect of this matter has concluded.

JP Morgan

We may use a variety of futures commission merchants with respect to the execution and clearing of transactions in swaps. We currently use JPMorgan Chase Bank, N.A. (“JPMC”) as our futures commission merchant. The principal business address for JPMC is 270 Park Avenue, New York, NY 10017. JPMorgan Chase & Co. (the “Firm”), the ultimate parent company to JPMC, files annual reports and quarterly reports with the SEC in which it discloses material information about JPMC matters, including information about material litigation or regulatory investigations. Actions with respect to JPMC’s futures commission merchant business are publicly available on the website of the NFA (http://www.nfa.futures.org/). The information below concerning judicial, regulatory and arbitration proceedings involving JPMC is being provided in accordance with the disclosure requirements of the NFA. All such information has been derived from publicly available sources including the Firms’s annual report on Form 10-K for the fiscal year ended December 31, 2013 (which is available at https://www.jpmorgan.com). The references are provided for information purposes only, and neither such filings nor any other material at the above-mentioned websites is incorporated into, or forms a part of, this prospectus. The Company, the Manager and Ellington take no responsibility for the accuracy or completeness of any information herein concerning the Firm or JPMC.

In September 2013, an action brought by Bank of America and Banc of America Securities LLC (together “BofA”) in the United States District Court for the Southern District of New York against Bear Stearns Asset Management, Inc. (“BSAM”) relating to alleged losses resulting from the failure of the Bear Stearns High Grade Structured Credit Strategies Master Fund, Ltd. and the Bear Stearns High Grade Structured Credit Strategies Enhanced Leverage Master Fund, Ltd. was dismissed after the court granted BSAM’s motion for summary judgment. BofA has determined not to appeal the dismissal.

The Firm is responding to a consolidated shareholder purported class action, a consolidated purported class action brought under the Employee Retirement Income Security Act and shareholder derivative actions that have been filed in New York state court and the United States District Court for the Southern District of New York, as well as shareholder demands and government investigations, relating to losses in the synthetic credit portfolio managed by the Firm’s Chief Investment Office (“CIO”). The Firm continues to cooperate with ongoing government investigations, including by the United States Attorney’s Office for the Southern District of New York and the State of Massachusetts. The purported class actions and shareholder derivative actions are in early stages with defendants’ motions to dismiss pending.

In July 2013, the European Commission (the “EC”) filed a Statement of Objections against the Firm (including various subsidiaries) and other industry members in connection with its ongoing investigation into the CDS marketplace. The EC asserts that between 2006 and 2009, a number of investment banks acted collectively through the International Swaps and Derivatives Association (“ISDA”) and Markit Group Limited (“Markit”) to foreclose exchanges from the potential market for exchange-traded credit derivatives by instructing Markit and ISDA to license their respective data and index benchmarks only for over-the-counter (“OTC”) trading and not for exchange trading, allegedly to protect the investment banks’ revenues from the OTC market. The Firm submitted a response to the Statement of Objections in January 2014. The U.S. Department of Justice (the “DOJ”) also has an ongoing investigation into the CDS marketplace, which was initiated in July 2009.

Separately, the Firm is a defendant in nine purported class actions (all consolidated in the United States District Court for the Southern District of New York) filed on behalf of purchasers and sellers of CDS and asserting federal antitrust law claims. Each of the complaints refers to the ongoing investigations by the EC and DOJ into the CDS market, and alleges that the defendant investment banks and dealers, including the Firm, as well as Markit and/or ISDA, collectively prevented new entrants into the CDS market, in order to artificially inflate the defendants’ OTC revenues.

The Firm has received information requests, document production notices and related inquiries from various U.S. and non-U.S. government authorities regarding the Firm’s foreign exchange trading business. These investigations are in the early stages and the Firm is cooperating with the relevant authorities.

Since November 2013, a number of class actions have been filed in the United Stated District Court for the Southern District of New York against a number of foreign exchange dealers, including the Firm, for alleged violations of federal and state antitrust laws and unjust enrichment based on an alleged conspiracy to manipulate foreign exchange rates reported on the WM/Reuters service.

A group of merchants and retail associations filed a series of class action complaints relating to interchange in several federal courts. The complaints alleged that Visa and MasterCard, as well as certain banks, conspired to set the price of credit and debit card interchange fees, enacted respective rules in violation of antitrust laws, and engaged in tying/bundling and exclusive dealing. All cases were consolidated in the United States District Court for the Eastern District of New York for pretrial proceedings.

The parties have entered into an agreement to settle those cases, for a cash payment of $6.05 billion to the class plaintiffs (of which the Firm’s share is approximately 20%) and an amount equal to ten basis points of credit card interchange for a period of eight months to be measured from a date within 60 days of the end of the opt-out period. The agreement also provides for modifications to each credit card network’s rules, including those that prohibit surcharging credit card transactions. The rule modifications became effective in January 2013. In December 2013, the Court issued a decision granting final approval of the settlement. A number of merchants have filed notices of appeal. Certain merchants that opted out of the class settlement have filed actions against Visa and MasterCard, as well as against the Firm and other banks.

The Firm is defending two pending cases that allege that investment portfolios managed by J.P. Morgan Investment Management (“JPMIM”) were inappropriately invested in securities backed by residential real estate collateral. Plaintiffs Assured Guaranty (U.K.) and Ambac Assurance UK Limited claim that JPMIM is liable for losses of more than $1 billion in market value of these securities. Discovery is proceeding.

In January 2009, the City of Milan, Italy (the “City”) issued civil proceedings against (among others) JPMorgan Chase Bank, N.A. and J.P. Morgan Securities plc in the District Court of Milan alleging a breach of advisory obligations in connection with a bond issue by the City in June 2005 and an associated swap transaction. The Firm has entered into a settlement agreement with the City to resolve the City’s civil proceedings.

Four current and former JPMorgan Chase employees and JPMorgan Chase Bank, N.A. (as well as other individuals and three other banks) were directed by a criminal judge to participate in a trial that started in May 2010. As it relates to JPMorgan Chase individuals, two were acquitted and two were found guilty of aggravated fraud with sanctions of prison sentences, fines and a ban from dealing with Italian public bodies for one year. JPMorgan Chase (along with other banks involved) was found liable for breaches of Italian administrative law, fined €1 million and ordered to forfeit the profit from the transaction (for JPMorgan Chase, totaling €24.7 million). JPMorgan Chase and the individuals are appealing the verdict, and none of the sanctions will take effect until all appeal avenues have been exhausted. The first appeal hearing took place in January 2014.

In 2003, following the bankruptcy of the Parmalat group of companies (“Parmalat”), criminal prosecutors in Italy investigated the activities of Parmalat, its directors and the financial institutions that had dealings with them following the collapse of the company. In March 2012, the criminal prosecutor served a notice indicating an intention to pursue criminal proceedings against four former employees of the Firm (but not against the Firm) on charges of conspiracy to cause Parmalat’s insolvency by underwriting bonds and continuing derivatives trading when Parmalat’s balance sheet was false. A preliminary hearing is scheduled for February 2014, at which the judge will determine whether to recommend that the matter go to a full trial.

In addition, the administrator of Parmalat commenced five civil actions against JPMorgan Chase entities including: two claw-back actions; a claim relating to bonds issued by Parmalat in which it is alleged that JPMorgan Chase kept Parmalat “artificially” afloat and delayed the declaration of insolvency; and similar allegations in two claims relating to derivatives transactions.

In May 2010, Lehman Brothers Holdings Inc. (“LBHI”) and its Official Committee of Unsecured Creditors (the “Committee”) filed a complaint (and later an amended complaint) against JPMorgan Chase Bank, N.A. in the United States Bankruptcy Court for the Southern District of New York that asserts both federal bankruptcy law and state common law claims, and seeks, among other relief, to recover $8.6 billion in collateral that was transferred to JPMorgan Chase Bank, N.A. in the weeks preceding LBHI’s bankruptcy. The amended complaint also seeks unspecified damages on the grounds that JPMorgan Chase Bank, N.A.’s collateral requests hastened LBHI’s bankruptcy. The Court dismissed the counts of the amended complaint that sought to void the allegedly constructively fraudulent and preferential transfers made to the Firm during the months of August and September 2008.

The Firm has also filed counterclaims against LBHI alleging that LBHI fraudulently induced the Firm to make large clearing advances to Lehman against inappropriate collateral, which left the Firm with more than $25 billion in claims (the “Clearing Claims”) against the estate of Lehman Brothers Inc. (“LBI”), LBHI’s broker-dealer subsidiary. LBHI and the Committee have filed an objection to the claims asserted by JPMorgan Chase Bank, N.A. against LBHI with respect to the Clearing Claims, principally on the grounds that the Firm had not conducted the sale of the securities collateral held for such claims in a commercially reasonable manner. The Clearing Claims, together with approximately $3 billion of other claims of the Firm against Lehman entities, have been paid in full, subject to the outcome of the objections filed by LBHI and the Committee. Discovery is ongoing.

LBHI and several of its subsidiaries that had been Chapter 11 debtors have filed a separate complaint and objection to derivatives claims asserted by the Firm alleging that the amount of the derivatives claims had been overstated and challenging certain set-offs taken by JPMorgan Chase entities to recover on the claims. The Firm responded to this separate complaint and objection in February 2013. Discovery is ongoing.

JPMorgan Chase has received subpoenas and requests for documents and, in some cases, interviews, from federal and state agencies and entities, including the DOJ, the CFTC, the SEC and various state attorneys general, as well as the European Commission, the U.K. Financial Conduct Authority (the “FCA”), Canadian Competition Bureau, Swiss Competition Commission and other regulatory authorities and banking associations around the world relating primarily to the process by which interest rates were submitted to the British Bankers Association (“BBA”) in connection with the setting of the BBA’s London Interbank Offered Rate (“LIBOR”) for various currencies, principally in 2007 and 2008. Some of the inquiries also relate to similar processes by which information on rates is submitted to the European Banking Federation (“EBF”) in connection with the setting of the EBF’s Euro Interbank Offered Rates (“EURIBOR”) and to the Japanese Bankers’ Association for the setting of Tokyo Interbank Offered Rates (“TIBOR”) as well as to other processes for the setting of other reference rates in various parts of the world during similar time periods. The Firm is cooperating with these inquiries. In December 2013, JPMorgan Chase reached a settlement with the European Commission regarding its Japanese Yen LIBOR investigation and agreed to pay a fine of €79.9 million. Investigations by the European Commission with regard to other reference rates remain open. In January 2014, the Canadian Competition Bureau announced that it has discontinued its investigation related to Yen LIBOR.

In addition, the Firm has been named as a defendant along with other banks in a series of individual and class actions filed in various United States District Courts in which plaintiffs make varying allegations that in various periods, starting in 2000 or later, defendants either individually or collectively manipulated the U.S. dollar LIBOR, Yen LIBOR and/or Euroyen TIBOR rates by submitting rates that were artificially low or high. Plaintiffs allege that they transacted in loans, derivatives or other financial instruments whose values are impacted by changes in U.S. dollar LIBOR, Yen LIBOR, or Euroyen TIBOR and assert a variety of claims including antitrust claims seeking treble damages.

The U.S. dollar LIBOR-related purported class actions have been consolidated for pre-trial purposes in the United States District Court for the Southern District of New York. In March 2013, the Court granted in part and denied in part the defendants’ motions to dismiss the claims, including dismissal with prejudice of the antitrust claims, and the United States Court of Appeals for the Second Circuit dismissed the appeals for lack of jurisdiction. In September 2013, certain plaintiffs filed amended complaints and others sought leave to amend their complaints to add additional allegations. Defendants have moved to dismiss the amended complaints and have opposed the requests to amend. Those motions remain pending.

The Firm has also been named as a defendant in a purported class action filed in the United States District Court for the Southern District of New York on behalf of plaintiffs who purchased or sold exchange-traded Euroyen futures and options contracts. The action alleges manipulation of Yen LIBOR. Defendants have filed a motion to dismiss.

The Firm has also been named as a nominal defendant in a derivative action in the Supreme Court of New York in the County of New York against certain current and former members of the Firm’s board of directors for alleged breach of fiduciary duty in connection with the Firm’s purported role in manipulating LIBOR. The defendants have filed a motion to dismiss.

In January 2014, certain of the Firm’s bank subsidiaries entered into settlements with various governmental agencies in resolution of investigations relating to Bernard L. Madoff Investment Securities LLC (“BLMIS”). The Firm and certain of its subsidiaries also entered into settlements with several private parties in resolution of civil litigation relating to BLMIS.

JPMorgan Chase Bank, N.A. entered into a Deferred Prosecution Agreement (the “DPA”) with the United States Attorney’s Office for the Southern District of New York (the “U.S. Attorney”) in which it agreed to forfeit $1.7 billion to the United States as a non-tax-deductible payment. JPMorgan Chase Bank, N.A. also consented, subject to the terms and conditions of the DPA, to the filing by the U.S. Attorney of an Information charging the bank with failure to maintain an adequate anti-money laundering program, and a failure to file a suspicious activity report in the United States in October 2008 with respect to BLMIS, in violation of the Bank Secrecy Act. Pursuant to the DPA, the U.S. Attorney will defer any prosecution of JPMorgan Chase Bank, N.A. for a two-year period and will dismiss the Information with prejudice at the end of that time if the bank is in compliance with its obligations under the DPA. The DPA has been approved by the court.

JPMorgan Chase Bank, N.A., JPMorgan Bank and Trust Company, N.A. and Chase Bank USA, N.A., have also consented to the assessment of a $350 million Civil Money Penalty by the Office of the Comptroller of the Currency (“OCC”) in connection with various Bank Secrecy Act/Anti-Money Laundering deficiencies, including in relation to the BLMIS fraud. In addition, JPMorgan Chase Bank, N.A. has agreed to the assessment of a $461 million Civil Money Penalty by the Financial Crimes Enforcement Network (“FinCEN”) for failure to detect and adequately report suspicious transactions relating to BLMIS. The FinCEN penalty, but not the OCC penalty, has been deemed satisfied by the forfeiture payment to the U.S. Attorney.

Additionally, the Firm and certain subsidiaries, including JPMorgan Chase Bank, N.A., have agreed to enter into settlements with the court-appointed trustee for BLMIS (the “Trustee”) and with plaintiffs representing a class of former BLMIS customers who lost all or a portion of their principal investments with BLMIS. As part of these settlements, the Firm and the bank have agreed to pay the Trustee a total of $325 million. Separately, the Firm and the bank have agreed to pay the class action plaintiffs $218 million, as well as attorneys’ fees, in exchange for a release of all damages claims relating to BLMIS. The settlements with the Trustee and the class action plaintiffs are subject to court approval. BLMIS customers who did not suffer losses on their principal investments are not eligible to participate in the class action settlement, and certain customers in that category have stated that they intend to pursue claims against the Firm.

Also, various subsidiaries of the Firm, including J.P. Morgan Securities plc, have been named as defendants in lawsuits filed in Bankruptcy Court in New York arising out of the liquidation proceedings of Fairfield Sentry Limited and Fairfield Sigma Limited (together, “Fairfield”), so-called Madoff feeder funds. These actions seek to recover payments made by the funds to defendants totaling approximately $155 million. Pursuant to an agreement with the Trustee, the liquidators of Fairfield have voluntarily dismissed their action against J.P. Morgan Securities plc without prejudice to re-filing. The other actions remain outstanding.

In addition, a purported class action was brought by investors in certain feeder funds against JPMorgan Chase in the United States District Court for the Southern District of New York, as was a motion by separate potential class plaintiffs to add claims against the Firm and certain subsidiaries to an already pending purported class action in the same court. The allegations in these complaints largely track those raised by the Trustee. The Court dismissed these complaints and plaintiffs have appealed. In September 2013, the United States Court of Appeals for the Second Circuit affirmed the District Court’s decision. The plaintiffs have petitioned the entire Court for a rehearing of the appeal and the Court has deferred decision pending a ruling by the United States Supreme Court on a potentially related issue.

The Firm is a defendant in five other Madoff-related investor actions pending in New York state court. The allegations in all of these actions are essentially identical, and involve claims against the Firm for, among other things, aiding and abetting breach of fiduciary duty, conversion and unjust enrichment. The Firm has moved to dismiss these actions.

Additionally, a shareholder derivative action has been filed in New York state court against the Firm, as nominal defendant, and certain of its current and former Board members, alleging breach of fiduciary duty for failure to maintain effective internal controls to detect fraudulent transactions.

The Firm has responded to inquiries from the CFTC relating to the Firm’s banking and other business relationships with MF Global, including as a depository for MF Global’s customer segregated accounts.

J.P. Morgan Securities LLC has been named as one of several defendants in a number of purported class actions filed by purchasers of MF Global’s publicly traded securities asserting violations of federal securities laws and alleging that the offering documents contained materially false and misleading statements and omissions regarding MF Global. The actions have been consolidated before the United States District Court for the Southern District of New York. Discovery is ongoing.

JPMorgan Chase and affiliates (together, “JPMC”), Bear Stearns and affiliates (together, “Bear Stearns”) and Washington Mutual affiliates (together, “Washington Mutual”) have been named as defendants in a number of cases in their various roles in offerings of mortgage-backed securities (“MBS”). These cases include purported class action suits on behalf of MBS purchasers, actions by individual MBS purchasers and actions by monoline insurance companies that guaranteed payments of principal and interest for particular tranches of MBS offerings. Following the settlements referred to under “Repurchase Litigation” and “Government Enforcement Investigations and Litigation” below, there are currently pending and tolled investor and monoline insurer claims involving MBS with an original principal balance of approximately $74 billion, of which $67 billion involves JPMC, Bear Stearns or Washington Mutual as issuer and $7 billion involves JPMC, Bear Stearns or Washington Mutual solely as underwriter. The Firm and certain of its current and former officers and Board members have also been sued in shareholder derivative actions relating to the Firm’s MBS activities, and trustees have asserted or have threatened to assert claims that loans in securitization trusts should be repurchased.

The Firm is a defendant in three purported class actions brought against JPMC and Bear Stearns as MBS issuers (and, in some cases, also as underwriters of their own MBS offerings) in the United States District Courts for the Eastern and Southern Districts of New York. The Firm has reached an agreement in principle to settle one of these purported class actions, pending in the United States District Court for the Eastern District of New York. Motions to dismiss have largely been denied in the remaining two cases pending in the United States District Court for the Southern District of New York, which are in various stages of litigation.

In addition to class actions, the Firm is defending individual actions brought against JPMC, Bear Stearns and Washington Mutual as MBS issuers (and, in some cases, also as underwriters of their own MBS offerings). These actions are pending in federal and state courts across the United States and are in various stages of litigation.

The Firm is defending five pending actions relating to monoline insurers’ guarantees of principal and interest on certain classes of 14 different Bear Stearns MBS offerings. These actions are pending in federal and state courts in New York and are in various stages of litigation.

In actions against the Firm solely as an underwriter of other issuers’ MBS offerings, the Firm has contractual rights to indemnification from the issuers. However, those indemnity rights may prove effectively unenforceable in various situations, such as where the issuers are now defunct. There are currently such actions pending against the Firm in federal and state courts in various stages of litigation.

The Firm is defending a number of actions brought by trustees or master servicers of various MBS trusts and others on behalf of purchasers of securities issued by those trusts. These cases generally allege breaches of various representations and warranties regarding securitized loans and seek repurchase of those loans or equivalent monetary relief, as well as indemnification of attorneys’ fees and costs and other remedies. Deutsche Bank National Trust Company, acting as trustee for various MBS trusts, has filed such a suit against JPMC, Washington Mutual and the FDIC in connection with a significant number of MBS issued by Washington Mutual; that case is described in the Washington Mutual Litigations section below. Other repurchase actions, each specific to one or more MBS transactions issued by JPMC and/or Bear Stearns, are in various stages of litigation.

In addition, the Firm received demands by securitization trustees that threaten litigation, as well as demands by investors directing or threatening to direct trustees to investigate claims or bring litigation, based on purported obligations to repurchase loans out of securitization trusts and alleged servicing deficiencies. These include but are not limited to a demand from a law firm, as counsel to a group of 21 institutional MBS investors, to various trustees to investigate potential repurchase and servicing claims. These investors purported to have 25% or more of the voting rights in as many as 191 different trusts sponsored by the Firm or its affiliates with an original principal balance of more than $174 billion (excluding 52 trusts sponsored by Washington Mutual, with an original principal balance of more than $58 billion). Pursuant to a settlement agreement with the group of institutional investors, JPMC and the investor group have made a binding offer to the trustees of MBS issued by JPMC and Bear Stearns that provides for the payment of $4.5 billion and the implementation of certain servicing changes to mortgage loans serviced by JPMC, to resolve all repurchase and servicing claims that have been asserted or could have been asserted with respect to the 330 MBS trusts. The offer, which is subject to acceptance by the trustees, and potentially a judicial approval process, does not resolve claims relating to WaMu MBS. JPMC and the trustees have agreed to toll and forbear from asserting repurchase and servicing claims with respect to most of the JPMC and Bear Stearns trusts subject to the settlement during the pendency of the settlement approval process.

There are additional repurchase and servicing claims made against trustees not affiliated with the Firm, but involving trusts that the Firm sponsored, which have been tolled.

Seven shareholder derivative actions relating to the Firm’s MBS activities have been filed to date against the Firm, as nominal defendant, and certain of its current and former officers and members of its Board of Directors, in New York state court and California federal court. In one of the actions, the Firm’s motion to dismiss was granted and the dismissal was affirmed on appeal. Defendants have filed, or intend to file, motions to dismiss the remaining actions.

The Firm resolved actual and potential civil claims by the DOJ and several State Attorneys General relating to residential mortgage-backed securities activities by JPMC, Bear Stearns and Washington Mutual, in addition to resolving litigation by the Federal Housing Finance Agency, the Federal Deposit Insurance Corporation and the National Credit Union Administration. The Firm paid a total of $9.0 billion, which is comprised of a $2.0 billion civil monetary penalty and $7.0 billion in compensatory payments (including $4.0 billion to resolve the Federal Housing Finance Agency litigation) and made a commitment to provide $4.0 billion in borrower relief before the end of 2017. In connection with this settlement, including the resolution of litigation by the Federal Housing Finance Agency, the Federal Deposit Insurance Corporation and the National Credit Union

Administration, the Firm agreed to waive its right to seek indemnification from the Federal Deposit Insurance Corporation, in its capacity as receiver for Washington Mutual Bank and in its corporate capacity, with respect to any portion of this settlement relating to residential mortgage-backed securities activities of Washington Mutual Bank. The Firm retained its rights to seek indemnification from the Federal Deposit Insurance Corporation for all other liabilities relating to the residential mortgage-backed securities activities of Washington Mutual Bank.

Simultaneously with the resolution of litigation by the Federal Housing Finance Agency, the Firm also agreed to resolve Fannie Mae’s and Freddie Mac’s repurchase claims associated with whole loan purchases from 2000 to 2008, for $1.1 billion.

The Firm is responding to an ongoing investigation being conducted by the Criminal Division of the United States Attorney’s Office for the Eastern District of California relating to MBS offerings securitized and sold by the Firm and its subsidiaries. The Firm has also received other subpoenas and informal requests for information from federal and state authorities concerning the issuance and underwriting of MBS-related matters. The Firm continues to respond to these MBS-related regulatory inquiries.

In addition, the Firm is responding to and cooperating with requests for information from the U.S. Attorney’s Office for the District of Connecticut, subpoenas and requests from the SEC Division of Enforcement, and a request from the Office of the Special Inspector General for the Troubled Asset Relief Program to conduct a review of certain activities, all of which relate to, among other matters, communications with counterparties in connection with certain secondary market trading in MBS.

The Firm has entered into agreements with a number of entities that purchased MBS that toll applicable limitations periods with respect to their claims, and has settled, and in the future may settle, tolled claims. There is no assurance that the Firm will not be named as a defendant in additional MBS-related litigation.

The Attorney General of Massachusetts filed an action against the Firm, other servicers and a mortgage recording company, asserting claims for various alleged wrongdoings relating to mortgage assignments and use of the industry’s electronic mortgage registry. The court granted in part and denied in part the defendants’ motion to dismiss the action, which remains pending.

The Firm is named as a defendant in a purported class action lawsuit relating to its mortgage foreclosure procedures. The plaintiffs have moved for class certification.

Two shareholder derivative actions have been filed in New York Supreme Court against the Firm’s Board of Directors alleging that the Board failed to exercise adequate oversight as to wrongful conduct by the Firm regarding mortgage servicing. These actions seek declaratory relief and damages. In October 2012, the Court consolidated the actions and stayed all proceedings pending the plaintiffs’ decision whether to file a consolidated complaint after the Firm completes its response to a demand submitted by one of the plaintiffs under Section 220 of the Delaware General Corporation Law.

In February 2014, the Firm entered into a settlement with the United States Attorney’s Office for the Southern District of New York, the Federal Housing Administration (“FHA”), the United States Department of Housing and Urban Development (“HUD”) and the United States Department of Veterans Affairs (“VA”) resolving claims relating to the Firm’s participation in federal mortgage insurance programs overseen by FHA, HUD and VA. Under the settlement, JPMorgan Chase will pay $614 million and agree to enhance its quality control program for loans that are submitted in the future to FHA’s Direct Endorsement Lender program. This settlement releases the Firm from False Claims Act, FIRREA and other civil and administrative liability for FHA and VA insurance claims that have been paid to JPMorgan Chase since 2002 through the date of the settlement.

The Civil Division of the United States Attorney’s Office for the Southern District of New York is conducting an investigation concerning the Firm’s compliance with the Fair Housing Act (“FHA”) and Equal

Credit Opportunity Act (“ECOA”) in connection with its mortgage lending practices. In addition, two municipalities are pursuing investigations into the impact, if any, of alleged violations of the FHA and ECOA on their respective communities. The Firm is cooperating in these investigations.

Several civil actions were commenced in New York and Alabama courts against the Firm relating to certain Jefferson County, Alabama (the “County”) warrant underwritings and swap transactions.

The claims in the civil actions generally alleged that the Firm made payments to certain third parties in exchange for being chosen to underwrite more than $3 billion in warrants issued by the County and to act as the counterparty for certain swaps executed by the County. The County filed for bankruptcy in November 2011. In June 2013, the County filed a Chapter 9 Plan of Adjustment, as amended (the “Plan of Adjustment”), which provided that all the above-described actions against the Firm would be released and dismissed with prejudice. In November 2013, the Bankruptcy Court confirmed the Plan of Adjustment, and in December 2013, certain sewer rate payers filed an appeal challenging the confirmation of the Plan of Adjustment. All conditions to the Plan of Adjustment’s effectiveness, including the dismissal of the actions against the Firm, were satisfied or waived and the transactions contemplated by the Plan of Adjustment occurred in December 2013. Accordingly, all the above-described actions against the Firm have been dismissed pursuant to the terms of the Plan of Adjustment. The appeal of the Bankruptcy Court’s order confirming the Plan of Adjustment remains pending.

JPMorgan Chase and certain of its affiliates, including One Equity Partners (“OEP”), have been named as defendants in several actions filed in connection with the receivership and bankruptcy proceedings pertaining to Thomas J. Petters and certain affiliated entities (collectively, “Petters”) and the Polaroid Corporation. The principal actions against JPMorgan Chase and its affiliates have been brought by a court-appointed receiver for Petters and the trustees in bankruptcy proceedings for three Petters entities. These actions generally seek to avoid certain purported transfers in connection with (i) the 2005 acquisition by Petters of Polaroid, which at the time was majority-owned by OEP; (ii) two credit facilities that JPMorgan Chase and other financial institutions entered into with Polaroid; and (iii) a credit line and investment accounts held by Petters. The actions collectively seek recovery of approximately $450 million. Defendants have moved to dismiss the complaints in the actions filed by the Petters bankruptcy trustees.

The United States Attorney’s Office for the Southern District of New York is investigating matters relating to the bidding activities that were the subject of the July 2013 settlement between J.P. Morgan Ventures Energy Corp. and the Federal Energy Regulatory Commission. The Firm is cooperating with the investigation.

The SEC and DOJ are investigating, among other things, the Firm’s compliance with the Foreign Corrupt Practices Act and other laws with respect to the Firm’s hiring practices related to candidates referred by clients, potential clients and government officials, and its engagement of consultants in the Asia Pacific region. The Firm is cooperating with these investigations. Separate inquiries on these or similar topics have been made by other authorities, including authorities in other jurisdictions, and the Firm is responding to those inquiries.

The Firm has been responding to formal and informal inquiries from various state and federal regulators regarding practices involving credit card collections litigation (including with respect to sworn documents), the sale of consumer credit card debt and securities backed by credit card receivables. In September 2013, JPMorgan Chase Bank, N.A., Chase Bank USA, N.A. and JPMorgan Bank and Trust Company, N.A. (collectively, the “Banks”) entered into a consent order with the OCC regarding collections litigation processes pursuant to which the Banks agreed to take certain corrective actions in connection with certain of JPMorgan Chase’s credit card, student loan, auto loan, business banking and commercial banking customers who defaulted on their loan or contract.

Separately, the Consumer Financial Protection Bureau and multiple state Attorneys General are conducting investigations into the Firm’s collection and sale of consumer credit card debt. The California and Mississippi Attorneys General have filed separate civil actions against JPMorgan Chase & Co., Chase Bank USA, N.A. and Chase BankCard Services, Inc. alleging violations of law relating to debt collection practices.

Proceedings related to Washington Mutual’s failure are pending before the United States District Court for the District of Columbia and include a lawsuit brought by Deutsche Bank National Trust Company, initially against the FDIC, asserting an estimated $6 billion to $10 billion in damages based upon alleged breach of various mortgage securitization agreements and alleged violation of certain representations and warranties given by certain Washington Mutual, Inc. (“WMI”) subsidiaries in connection with those securitization agreements. The case includes assertions that JPMorgan Chase may have assumed liabilities for the alleged breaches of representations and warranties in the mortgage securitization agreements. The District Court denied as premature motions by the Firm and the FDIC that sought a ruling on whether the FDIC retained liability for Deutsche Bank’s claims. Discovery is underway.

An action filed by certain holders of Washington Mutual Bank debt against JPMorgan Chase, which alleged that JPMorgan Chase acquired substantially all of the assets of Washington Mutual Bank from the FDIC at a price that was allegedly too low, remains pending. JPMorgan Chase and the FDIC moved to dismiss this action and the District Court dismissed the case except as to the plaintiffs’ claim that the Firm tortiously interfered with the plaintiffs’ bond contracts with Washington Mutual Bank prior to its closure. Discovery is ongoing.

JPMorgan Chase has also filed a complaint in the United States District Court for the District of Columbia against the FDIC in its capacity as receiver for Washington Mutual Bank and in its corporate capacity asserting multiple claims for indemnification under the terms of the Purchase & Assumption Agreement between JPMorgan Chase and the FDIC relating to JPMorgan Chase’s purchase of most of the assets and certain liabilities of Washington Mutual Bank.

On April 4, 2012, the CFTC filed and simultaneously settled charges against JPMC for its unlawful handling of Lehman Brothers, Inc.’s customer segregated funds. The CFTC order imposed a $20 million civil monetary penalty against JPMC and required JPMC to implement undertakings to ensure the proper handling of customer segregated funds in the future and to release customer funds upon notice and instruction from the CFTC.

On September 27, 2012, JP Morgan Chase Bank, N.A. (JPMCB) agreed to pay a $600,000 civil monetary penalty to settle CFTC charges that it exceeded speculative position limits in Cotton No. 2 futures contracts trading on the Intercontinental Exchange U.S.

On October 16, 2013, the CFTC issued an Order against JPMC, bringing and settling charges for employing a manipulative device in connection with the JPMC’s trading of certain credit default swaps (CDS), in violation of the new Dodd-Frank prohibition against manipulative conduct. JPMC admitted the specified factual findings in the Order including that its traders acted recklessly, and was directed, among other things, to pay a $100 million civil monetary penalty.

OUR MANAGEMENT AGREEMENT

General

We entered into a management agreement with our Manager upon our inception in August 2007, pursuant to which our Manager provides for the day-to-day management of our operations.

The management agreement, which was most recently amended and restated effective March 13, 2014, requires our Manager to manage our assets, operations, and affairs in conformity with the policies and the investment guidelines that are approved and monitored by our Board of Directors. Our Manager is under the supervision and direction of our Board of Directors. Our Manager is responsible for:

•	the selection, purchase, and sale of assets in our portfolio;

•	our financing activities;

•	providing us with advisory services; and

•	providing us with a management team, inclusive of a dedicated or partially dedicated Chief Financial Officer and appropriate support personnel as necessary.

Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to the management, operation, and administration of our assets and liabilities, and business as may be appropriate.

Under the management agreement, we pay our Manager a management fee quarterly in arrears, which includes a “base” component and an “incentive” component, and we reimburse certain expenses of our Manager. Effective March 13, 2014, we entered into a Fifth Amended and Restated Management Agreement with our Manager, which replaces and supersedes the Fourth Amended and Restated Management Agreement dated January 1, 2013.

Although we have not done so to date, if we invest at issuance in the equity of any CDO that is managed, structured, or originated by Ellington or one of its affiliates, or if we invest in any other investment fund or other investment for which Ellington or one of its affiliates receives management, origination or structuring fees, the base management and incentive fees payable by us to our Manager will be reduced by (or our Manager will otherwise rebate to us) an amount equal to the applicable portion of any such related management, origination, or structuring fees.

The management agreement provides that 10% of each incentive fee payable to our Manager is to be paid in common shares, with the balance paid in cash; provided, however, that our Manager may, in its sole discretion, elect to receive a greater percentage of any incentive fee in the form of common shares by providing our Board of Directors with written notice of its election to receive a greater percentage of its incentive fee in common shares before the first day of the last calendar month in the quarter to which such incentive fee relates. Our management agreement further provides that our Manager may not elect to receive common shares as payment of its incentive fee, other than in accordance with all applicable securities exchange rules and securities laws (including prohibitions on insider trading). The number of our common shares to be received by our Manager is based on the fair market price of those common shares, which is determined based on the average of the closing prices of our common shares as reported by the NYSE during the last calendar month of the quarter to which such incentive fee relates. Common shares delivered as payment of the incentive fee are immediately vested, provided that our Manager has agreed not to sell such common shares prior to one year after the date they are issued to our Manager, provided further, however, that this transfer restriction will lapse if the management agreement is terminated.

Base Management Fees, Incentive Fees and Reimbursement of Expenses

Base Management Fees

Under the management agreement, we pay our Manager a base management fee quarterly in arrears in an amount equal to 1.50% per annum of the equity of our Operating Partnership (calculated in accordance with U.S Generally Accepted Accounting Principles, or “U.S. GAAP,” as of the end of each fiscal quarter (before deductions for base management and incentive fees payable with respect to such fiscal quarter), provided that the equity of our Operating Partnership is adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges after discussion between our Manager and our independent directors, and approval by a majority of our independent directors in the case of non-cash charges.

Incentive Fee

In addition to the base management fee, with respect to each fiscal quarter we pay our Manager an incentive fee equal to the excess, if any, of (i) the product of (A) 25% and (B) the excess of (1) our Adjusted Net Income (described below) for the Incentive Calculation Period (which means such fiscal quarter and the immediately preceding three fiscal quarters) over (2) the sum of the Hurdle Amounts (described below) for the Incentive Calculation Period, over (ii) the sum of the incentive fees already paid or payable for each fiscal quarter in the Incentive Calculation Period preceding such fiscal quarter.

For purposes of calculating the incentive fee, “Adjusted Net Income” for the Incentive Calculation Period means the net increase/(decrease) in equity resulting from operations of our Operating Partnership (or such equivalent U.S. GAAP measure based on the basis of presentation of our consolidated financial statements), after all base management fees but before any incentive fees for such period, and excluding any non-cash equity compensation expenses for such period, as reduced by any Loss Carryforward (as described below) as of the end of the fiscal quarter preceding the Incentive Calculation Period. Adjusted Net Income will be adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges. For the avoidance of doubt, Adjusted Net Income includes both net investment income and net realized and unrealized gains and losses.

For purposes of calculating the incentive fee, the “Loss Carryforward” as of the end of any fiscal quarter is calculated by determining the excess, if any, of (1) the Loss Carryforward as of the end of the immediately preceding fiscal quarter over (2) the net increase in equity resulting from operations of our Operating Partnership (expressed as a positive number) or the net decrease in equity resulting from operations of our Operating Partnership (expressed as a negative number) for such fiscal quarter (or such equivalent U.S. GAAP measures as may be appropriate depending on the basis of presentation of our consolidated financial statements), as the case may be, calculated in accordance with U.S. GAAP, adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

For purposes of calculating the incentive fee, the “Hurdle Amount” means, with respect to any fiscal quarter, the product of (i) one-fourth of the greater of (A) 9% and (B) 3% plus the 10-year U.S. Treasury rate for such fiscal quarter, (ii) the sum of (A) the weighted average gross proceeds per share of all common share and OP Unit issuances since our inception and up to the end of such fiscal quarter, with each issuance weighted by both the number of shares and OP Units issued in such issuance and the number of days that such issued shares and OP Units were outstanding during such fiscal quarter, using a first-in first-out basis of accounting (i.e. attributing any share and OP Unit repurchases to the earliest issuances first) and (B) the result obtained by dividing (I) retained earnings attributable to common shares and OP Units at the beginning of such fiscal quarter by (II) the average number of common shares and OP Units outstanding for each day during such fiscal quarter, (iii) the sum of the average number of common shares, LTIP Units, and OP Units outstanding for each day during such fiscal quarter. For purposes of determining the Hurdle Amount, issuances of common shares and OP

Units (a) as equity incentive awards, (b) to the Manager as part of its base management fee or incentive fee and (c) to the Manager or any of its affiliates in privately negotiated transactions, are excluded from the calculation. The payment of the incentive fee will be in a combination of common shares and cash, provided that at least 10% of any quarterly payment will be made in common shares.

Reimbursement of Expenses

We do not maintain an office or employ personnel. We rely on the facilities and resources of our Manager to conduct our operations. We pay all of our direct operating expenses, except those specifically required to be borne by our Manager under the management agreement. Our Manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our Manager’s employees and other related expenses, other than our allocable portion of the costs incurred by our Manager for certain dedicated or partially dedicated employees including, a Chief Financial Officer, one or more controllers, an in-house legal counsel, and certain internal audit staff in connection with Sarbanes-Oxley compliance initiatives, based on the portion of their working time and efforts spent on our matters and subject to approval of the reimbursed amounts by the Compensation Committee of the Board of Directors. In addition, other than as expressly described in the management agreement, we are not required to pay any portion of rent, telephone, utilities, office furniture, equipment, machinery, and other office, internal and overhead expenses of our Manager and its affiliates. Expense reimbursements to our Manager are made within 60 days following delivery of the expense statement by our Manager.

Term and Termination

The management agreement has a current term that expires on December 31, 2014, and will automatically renew for a one year term each anniversary date thereafter unless notice of non-renewal is delivered by either party to the other party at least 180 days prior to the expiration of the then current term. Our independent directors will review our Manager’s performance annually and the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by the affirmative vote of the holders of at least a majority of the outstanding common shares, based upon unsatisfactory performance that is materially detrimental to us or a determination by our independent directors that the base management and incentive fees payable to our Manager are not fair, subject to our Manager’s right to prevent such a compensation termination by accepting a mutually acceptable reduction of management fees. In the event we terminate the management agreement without cause or elect not to renew the management agreement, we will be required to pay our Manager a termination fee equal to the amount of three times the sum of (i) the average annual base management fee earned by our Manager during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination and (ii) the average annual incentive fee earned by our Manager during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

We may also terminate the management agreement without payment of the termination fee with 30 days prior written notice from our Board of Directors for cause, which is defined as:

•	our Manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice of such breach;

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us;

•	our Manager’s gross negligence in performance of its duties under the management agreement;

•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including, but not limited to, an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	the dissolution of our Manager; and

•	certain changes of control of our Manager, including but not limited to the departure of Mr. Vranos from senior management of Ellington, whether through resignation, retirement, withdrawal, long-term disability, death or termination of employment with or without cause or for any other reason.

Our Manager may terminate the management agreement effective upon 60 days prior written notice of termination to us in the event that we default in the performance or observance of any material term, condition or covenant in the management agreement and the default continues for a period of 30 days after written notice to us specifying the default and requesting that the default be remedied in such 30-day period. In the event our Manager terminates the management agreement due to our default in the performance or observance of any material term, condition, or covenant in the management agreement, we will be required to pay our Manager the termination fee. Our Manager may also terminate the management agreement in the event we become regulated as an investment company under the Investment Company Act, with such termination deemed to occur immediately prior to such event; provided, however, that in the case of such termination, if our Manager was not at fault for our becoming regulated as an investment company under the Investment Company Act, we will be required to pay a termination fee.

CONFLICTS OF INTEREST; EQUITABLE ALLOCATION OF OPPORTUNITIES

Ellington manages, and expects to continue to manage, other funds, accounts, and vehicles that have strategies that are similar to, or that overlap with, our strategy, including Ellington Residential Mortgage REIT, a real estate investment trust listed on the NYSE. As of December 31, 2013, Ellington managed various funds, accounts, and other vehicles that have strategies that are similar to, or that overlap with, our strategy, that have assets under management of approximately $4.6 billion (excluding our assets but including $1.1 billion of accounts that do not employ financial leverage). Ellington makes available to our Manager all opportunities to acquire assets that it determines, in its reasonable and good faith judgment, based on our objectives, policies and strategies, and other relevant factors, are appropriate for us in accordance with Ellington’s written investment allocation policy, it being understood that we might not participate in each such opportunity, but will on an overall basis equitably participate with Ellington’s other accounts in all such opportunities. Ellington’s investment and risk management committee and its compliance committee (headed by its Chief Compliance Officer) are responsible for monitoring the administration of, and facilitating compliance with, Ellington’s investment allocation procedures and policies.

Because many of our targeted assets are typically available only in specified quantities and because many of our targeted assets are also targeted assets for other Ellington accounts, Ellington often is not able to buy as much of any given asset as required to satisfy the needs of all its accounts. In these cases, Ellington’s investment allocation procedures and policies typically allocate such assets to multiple accounts in proportion to their needs and available capital. Ellington may at times allocate opportunities on a preferential basis to accounts that are in a “start-up” or “ramp-up” phase. The policies permit departure from such proportional allocation under certain circumstances, for example when such allocation would result in an inefficiently small amount of the security being purchased for an account. In that case, the policy allows for a protocol of allocating assets so that, on an overall basis, each account is treated equitably. In addition, as part of these policies, we may be excluded from specified allocations of assets for tax, regulatory, risk management, or similar reasons.

Other policies of Ellington that our Manager applies to the management of our company include controls for:

•	Cross Transactions—defined as transactions between us or one of our subsidiaries, on the one hand, and an account (other than us or one of our subsidiaries) managed by Ellington or our Manager, on the other hand. It is Ellington’s policy to engage in a cross transaction only when the transaction is in the best interests of, and is consistent with the objectives and policies of, both accounts involved in the transaction. Pursuant to the terms of the management agreement, Ellington or our Manager may enter into cross transactions where it acts both on our behalf and on behalf of the other party to the transaction. Although we believe such restrictions on our Manager’s ability to engage in cross transactions on our behalf mitigate many risks, cross transactions, even at market prices, may potentially create a conflict of interest between our Manager’s and our officers’ duties to and interests in us and their duties to and interests in the other party. Upon written notice to our Manager, we may at any time revoke our consent to our Manager’s executing cross transactions. Additionally, unless approved in advance by a majority of our independent directors or pursuant to and in accordance with a policy that has been approved by a majority of our independent directors, all cross transactions must be effected at the then-prevailing market prices. Pursuant to our Manager’s current policies and procedures, assets for which there are no readily observable market prices may be purchased or sold in cross transactions (i) at prices based upon third-party bids received through auction, (ii) at the average of the highest bid and lowest offer quoted by third-party dealers, or (iii) according to another pricing methodology approved by our Manager’s Chief Compliance Officer.

•

Principal Transactions—defined as transactions between Ellington or our Manager (or any related party of Ellington or our Manager, which includes employees of Ellington and our Manager and their families), on the one hand, and us or one of our subsidiaries, on the other hand. Certain cross transactions may also be considered principal transactions whenever our Manager or Ellington (or any related party of Ellington or our Manager, which includes employees of Ellington and our Manager and their families) have a substantial ownership interest in one of the transacting parties. Our Manager is only authorized to execute principal transactions with the prior approval of a majority of our independent directors and in accordance with applicable law. Such prior approval includes approval of the pricing methodology to be used, including with respect to assets for which there are no readily observable market prices.

•	Investment in other Ellington accounts—pursuant to our management agreement, although we have not done so to date, if we invest at issuance in the equity of any CDO that is managed, structured, or originated by Ellington or one of its affiliates, or if we invest in any other investment fund or other investment for which Ellington or one of its affiliates receives management, origination, or structuring fees, the base management and incentive fees payable by us to our Manager will be reduced by an amount equal to the applicable portion (as described in the management agreement) of any such management, origination or structuring fees.

•	Split price executions—pursuant to our management agreement, our Manager is authorized to combine purchase or sale orders on our behalf together with orders for other accounts managed by Ellington, our Manager or their affiliates and allocate the securities or other assets so purchased or sold, on an average price basis or other fair and consistent basis, among such accounts.

In deciding whether to issue additional debt or equity securities, we will rely in part on recommendations made by our Manager. While such decisions are subject to the approval of our Board of Directors, two of our directors are also Ellington employees. Because our Manager earns base management fees that are based on the total amount of our equity capital, and earns incentive fees that are based in part on the total net income that we are able to generate, our Manager may have an incentive to recommend that we issue additional debt or equity securities. See “Risk Factors—Future offerings of debt or equity securities may adversely affect the market price of common shares” for further discussion of the adverse impact future debt or equity offerings could have on our common shares. See also “Risk Factors—Our Manager’s incentive fee may induce our Manager to acquire certain assets, including speculative or high risk assets, or to acquire assets with increased leverage, which could increase the risk to our portfolio” and “Risk Factors—Valuations of some of our assets are inherently uncertain, may be based on estimates, may fluctuate over short periods of time and may differ from the values that would have been used if a ready market for these assets existed. As a result, the values of some of our assets are uncertain.”

Our Manager is authorized to follow very broad investment guidelines. Our independent directors will periodically review our investment guidelines and our portfolio. However, our independent directors generally will not review our proposed asset acquisitions, dispositions, or other management decisions. In addition, in conducting periodic reviews, the independent directors will rely primarily on information provided to them by our Manager. Furthermore, our Manager may arrange for us to use complex strategies or to enter into complex transactions that may be difficult or impossible to unwind by the time they are reviewed by our independent directors. Our Manager has great latitude within our broad investment guidelines to determine the types of assets it may decide are proper for purchase by us. The management agreement with our Manager does not restrict the ability of its officers and employees from engaging in other business ventures of any nature, whether or not such ventures are competitive with our business. We may acquire assets from entities affiliated with our Manager, even where the assets were originated by such entities. Affiliates of our Manager may also provide services to entities in which we have invested.

Our executive officers and the officers and employees of our Manager are also officers and employees of Ellington, and we compete with other Ellington accounts for access to these individuals. We have not adopted a policy that expressly prohibits our directors, officers, security holders, or affiliates from having a direct or indirect pecuniary interest in any asset to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest, nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers, and employees, as well as employees of our Manager who provide services to us, from engaging in any transaction that involves an actual or apparent conflict of interest with us, absent approval by the Board of Directors or except as expressly set forth above or as provided in the management agreement between us and our Manager. In addition, nothing in the management agreement binds or restricts our Manager or any of its affiliates, officers, or employees from buying, selling, or trading any securities or commodities for their own accounts or for the accounts of others for whom our Manager or any of its affiliates, officers, or employees may be acting.

For additional information regarding conflicts of interest, see “Risk Factors—Risks Related to our Relationship with our Manager and Ellington” above.

Legal Proceedings

Neither we nor our Manager is currently subject to any legal proceedings that we or our Manager considers material. Nevertheless, we, our Manager and Ellington operate in highly regulated markets that currently are under intense regulatory scrutiny, and Ellington and its affiliates have received, and we expect in the future that they may receive, inquiries and requests for documents and information from various federal, state and foreign regulators. See “Risk Factors—We, Ellington, or its affiliates may be subject to regulatory inquiries or proceedings.” Ellington has advised us that, at the present time, it is not aware that any material legal proceeding against Ellington and its affiliates is contemplated in connection with any of these inquiries or requests. Ellington and we cannot provide any assurance that any such inquiries and requests will not result in further investigation of or the initiation of a proceeding against Ellington or its affiliates or that, if any such investigation or proceeding were to arise, it would not materially adversely affect our company.

USE OF PROCEEDS

Unless otherwise indicated in an applicable prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus and the applicable prospectus supplement for the purchase of our targeted assets and for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and of earnings to combined fixed charges and preferred share dividends for each of the periods indicated:

	Fiscal Years Ended December 31,
	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges(1)	8.2x	13.5x	2.6x	11.6x	38.9x
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends(1)	8.2x	13.5x	2.6x	11.6x	38.9x

(1)	Fixed charges consist of interest expense for the fiscal years ended December 31, 2013, 2012, 2011, 2010 and 2009.

We computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. We computed the ratio of earnings to combined fixed charges and preferred share dividends by dividing earnings by the sum of fixed charges and dividends on outstanding preferred shares. In each case, earnings represent increase (decrease) in shareholders’ equity resulting from operations plus fixed charges and preferred share dividends, if any. Fixed charges include interest expense. During the periods presented in the table above, no preferred shares were outstanding.

DESCRIPTION OF COMMON SHARES

The following description of our common shares sets forth certain general terms and provisions of the common shares to which any prospectus supplement may relate, including a prospectus supplement which provides for common shares issuable pursuant to shareholder rights or upon conversion of securities which are offered pursuant to such prospectus supplement and convertible into common shares under the terms and conditions set forth in such prospectus supplement, and will apply to any common shares offered by this prospectus unless we provide otherwise in the applicable prospectus supplement.

Our operating agreement provides for the issuance of our common shares, as well as certain terms of our common shares. The following is a summary of some of the terms of our common shares, our operating agreement and the Delaware LLC Act, and is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of our operating agreement and the Delaware LLC Act.

Authorized Shares

Each of our common shares represents a limited liability company interest in Ellington Financial LLC. We are authorized to issue, pursuant to action by our board of directors and without action by our shareholders, up to 100,000,000 common shares and up to 10,000,000 LTIP units that are convertible into common shares as described below. As of March 31, 2014, 25,441,750 common shares were issued and outstanding.

General

Upon payment in full of the consideration payable with respect to the common shares, as determined by our board of directors, such shareholders shall not be liable to us to make any additional capital contributions with respect to such shares (except as otherwise required by Sections 18-607 and 18-804 of the Delaware LLC Act—see “Certain Provisions of Delaware Law and Our Operating Agreement-Limited Liability”). No holder of common shares is entitled to preemptive, redemption or conversion rights.

Voting Rights

The holders of common shares are entitled to one vote per share held of record on all matters submitted to a vote of our shareholders. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all common shares present in person or represented by proxy, voting together as a group.

Distribution Rights

In general, holders of common shares will share ratably (based on the number of common shares held) in any distribution declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of distributions and to any restrictions on the payment of distributions imposed by the terms of any outstanding preferred shares. Distributions consisting of common shares may be paid only as follows: (1) common shares may be paid only to holders of common shares; and (2) shares shall be paid proportionally with respect to each outstanding common share.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive our remaining assets available for distribution (only to the extent such assets are converted to cash) in accordance with and to the extent of positive balances in the respective capital accounts after taking into account certain adjustments. If our assets remaining after payment or discharge of our debts or liabilities are insufficient to return their capital contributions, the holders of our common shares shall have no recourse against us or any other holder of our common shares or our Manager.

Other Matters

In the event of our merger or consolidation with or into another entity in connection with which our common shares are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common shares will thereafter be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Under our operating agreement, in the event of an inadvertent termination of partnership status in which the Internal Revenue Service, or the “IRS,” has granted us limited relief, each holder of our common shares also is obligated to make such adjustments or to pay such amounts as are required by the IRS to maintain our status as a partnership for U.S. federal (and applicable state) income tax purposes.

LTIP Units

In connection with our August 2007 private offering, our Board of Directors adopted the Ellington Incentive Plan for Individuals, or the “individual incentive plan,” and the Ellington Incentive Plan for Entities, or the “entity incentive plan,” referred to collectively in this prospectus as the “incentive plans.” Our Manager’s directors, officers, employees and affiliates who provide services to us and our officers, directors, employees, consultants and advisors who are natural persons are eligible to receive awards under the individual incentive plan. Our Manager, consultants and advisors who are not natural persons are eligible to receive awards under the entity incentive plan. The incentive plans are administered by our Compensation Committee. The incentive plans each have a term of ten years from the date of adoption.

As of March 31, 2014, a combined total of 907,469 Long-Term Incentive Plan (“LTIP”) units remain available for issuance. Upon vesting, LTIP units are transferable on a one-for-one basis into common shares. In each subsequent calendar year, the maximum limit on the number of common shares and LTIP units issuable under both incentive plans shall increase by an amount equal to six percent (6%) of the difference, if any (but not less than zero) between (1) the number of common shares that are outstanding as of the last day of such calendar year and (2) the number of common shares that are outstanding as of the last day of the immediately preceding calendar year (excluding any securities issued under the plans). The individual incentive plan requires that of the number of common shares and LTIP units available for awards under both plans, 62,500 common shares be reserved for awards to be made to our independent directors. As of March 31, 2014, 47,834 LTIP units had been issued pursuant to our individual incentive plan, and 231,037 common shares and 375,00 LTIPs had been issued pursuant to our entity incentive plan. In no event shall the number of common shares and LTIP units issued pursuant to both incentive plans exceed 10,000,000. In the event that an award expires, or is forfeited, cancelled or otherwise terminates without the issuance of shares, such common shares subject to such award will again be available for subsequent awards, except as prohibited by law. In addition, common shares that we withhold in satisfaction of the holder’s obligation to remit an exercise price or withholding taxes will be available for future awards.

Upon the occurrence of any event that affects our common shares in such a way that an adjustment of outstanding awards is appropriate in order to prevent the dilution or enlargement of rights under the awards (including, without limitation, any extraordinary dividend or other distribution (whether in cash or in kind), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event), the Compensation Committee shall make appropriate equitable adjustments, which may include, without limitation, adjustments to any or all of the number and kind of common shares (or other securities) which may thereafter be issued in connection with such outstanding awards and adjustments to any exercise price specified in the outstanding awards and shall also make appropriate equitable adjustments to the number and kind of common shares (or other securities) authorized by or to be granted under the incentive plans. Such other substitutions or adjustments shall be made respecting awards granted under the incentive plans as may be determined by the Compensation Committee, in its sole discretion. In connection with any event described in this paragraph, the Compensation Committee may provide, in its discretion, for the cancellation of any outstanding award and payment in cash or other property in exchange therefor, equal to the difference, if any, between the fair market value of our common shares or other property subject to the award, and the exercise price, if any.

The Compensation Committee has the authority under the incentive plans to determine the terms and conditions of any awards thereunder, including the terms of any LTIP units. In general, LTIP units will comprise a separate class or classes of our limited liability company interests. Each LTIP unit awarded will typically be deemed to be the equivalent of one common share under the incentive plans. In connection with each grant of LTIP units, the Compensation Committee sets the relevant terms of such grant, including the number, vesting schedule (including any performance-based vesting conditions) and forfeiture provisions, rights to distributions, allocations of income and capital accounts, required capital contributions, if any, voting rights and conversion features, among other things. As equity interests, the LTIP units are also subject to the terms of our operating agreement. LTIP units may be granted either as free-standing awards or in tandem with other awards under our incentive plans.

In addition to LTIP units, the incentive plans also permit awards of restricted common shares. A restricted common share award is an award of our common shares that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the Compensation Committee may impose at the date of grant. The restrictions may lapse at such times and under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our Compensation Committee may determine. Except to the extent restricted under an award agreement, the holder of a restricted common share has all of the rights of a shareholder, including, without limitation, the right to vote and the right to receive distributions on the restricted common shares. Although distributions are paid on all restricted common shares, whether or not vested, at the same rate and on the same date as common shares, the award agreement may prohibit holders of restricted common shares from transferring such restricted common shares until they vest. All restrictions on restricted common shares granted under the incentive plans will be removed immediately and fully upon a change of control of us.

The Compensation Committee may also grant share appreciation rights, performance awards and other share and non-share-based awards under the incentive plans. These awards may be subject to such conditions and restrictions as the compensation committee may determine, including, but not limited to, the achievement of certain performance goals or continued employment with us through a specific period. Generally, holders are not permitted to sell, transfer, pledge or assign any award, and all awards shall be exercisable, during the holder’s lifetime, only by the holder; provided, however, that the Compensation Committee may, in its sole discretion, provide that certain awards may be transferable subject to certain restrictions.

Generally, holders are not permitted to sell, transfer, pledge or assign any award, and all awards shall be exercisable, during the holder’s lifetime, only by the holder; provided, however, that the Compensation Committee may, in its sole discretion, provide that certain awards may be transferable subject to certain restrictions.

Our Compensation Committee may at any time amend, alter, suspend or discontinue the incentive plans, but cannot, without a participant’s consent, take any action that would impair the rights of such participant under any award granted under the plans. To the extent required by law, the Compensation Committee will obtain approval of the shareholders for any amendment that would:

•	increase the total number of common shares reserved for issuance under the incentive plans (other than through adjustment as provided in the incentive plan);

•	change the class of eligible participants under the incentive plans; or

•	otherwise require such approval.

Restrictions on Transfer

See “Certain Provisions of Delaware Law and Our Operating Agreement” for a description of restrictions on transfers of our shares including our common shares and for a description of other provisions of the Operating Agreement affecting your investment in our common shares.

DESCRIPTION OF PREFERRED SHARES

The following description of our preferred shares sets forth certain general terms and provisions of the preferred shares to which any prospectus supplement may relate, including a prospectus supplement which provides for preferred shares issuable pursuant to shareholder rights or upon conversion of securities which are offered pursuant to such prospectus supplement and convertible into preferred shares under the terms and conditions set forth in such prospectus supplement, and will apply to any preferred shares offered by this prospectus unless we provide otherwise in the applicable prospectus supplement.

Our operating agreement authorizes our board of directors, without action by our shareholders, to approve the issuance of up to 100,000,000 preferred shares. The following is a summary of some of the terms of our preferred shares, our operating agreement and the Delaware LLC Act, and is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of our operating agreement and the Delaware LLC Act.

As of March 31, 2014, no preferred shares were issued and outstanding. Unless required by law or by any stock exchange, the authorized preferred shares will be available for issuance without further action by common shareholders.

Our board of directors is able to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the amount of preferred shares of the series, which our board may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of preferred shares of the series then outstanding;

•	whether distributions, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which distributions, if any, will be payable;

•	the redemption rights and price or prices, if any, for preferred shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of the preferred shares of the series;

•	the amounts payable on preferred shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the preferred shares of the series will be convertible into or exchangeable for interests of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion or exchange price or prices or rate or rates, any rate adjustments, the date or dates on which, the period or periods during which, the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made;

•	restrictions on the issuance of preferred shares of the series or of any shares of any other class or series; and

•	the voting rights, if any, of the holders of the preferred shares of the series.

The designations, preferences, rights, powers and duties of each series of preferred shares will be set forth in a designating amendment to our operating agreement that is approved by our board of directors and annexed to our operating agreement.

Our operating agreement authorizes our board of directors to classify and reclassify any unissued common or preferred shares into other classes or series of shares. We could issue or reclassify a series of preferred shares that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of holders of common shares might believe to be in their best interests or in which holders of common shares might receive a premium for their common shares over the market value of the common shares.

Restrictions on Transfer

See “Certain Provisions of Delaware Law and Our Operating Agreement” for a description of restrictions on transfers of our shares including our preferred shares and for a description of other provisions of our operating agreement affecting your investment in our preferred shares.

DESCRIPTION OF SHAREHOLDER RIGHTS

This section describes the general terms and provisions of the rights to purchase certain of our securities that we may issue to holders of our securities pursuant to this prospectus. The applicable prospectus supplement will describe the specific terms of the rights then issued, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

We may issue, as a dividend at no cost, to holders of record of our securities or any class or series thereof on the applicable record date, rights to purchase common or preferred shares. In this prospectus, we refer to such rights as “shareholder rights.” If shareholder rights are so issued to existing holders of securities, each shareholder right will entitle the registered holder thereof to purchase the securities issuable upon exercise of the rights pursuant to the terms set forth in the applicable prospectus supplement.

If shareholder rights are issued, the applicable prospectus supplement will describe the terms of such shareholder rights including the following where applicable:

•	record date;

•	subscription price;

•	subscription agent;

•	aggregate number of common or preferred shares purchasable upon exercise of such shareholder rights and in the case of shareholder rights for preferred shares, the designation, aggregate number, and terms of the class or series of preferred shares purchasable upon exercise of such shareholder rights;

•	the date on which the right to exercise such shareholder rights shall commence and the expiration date on which such right shall expire;

•	material U.S. federal income tax considerations; and

•	other material terms of such shareholder rights.

In addition to the terms of the shareholder rights and the securities issuable upon exercise thereof, the prospectus supplement may describe, for a holder of such shareholder rights who validly exercises all shareholder rights issued to such holder, how to subscribe for unsubscribed securities, issuable pursuant to unexercised shareholder rights issued to other holders, to the extent such shareholder rights have not been exercised.

Holders of shareholder rights will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as shareholders of our company, except to the extent described in the related prospectus supplement.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the warrants then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

We may issue warrants for the purchase of common shares or preferred shares, respectively referred to as common share warrants and preferred share warrants. Warrants may be issued independently or together with any other securities offered by this prospectus and any applicable prospectus supplement and may be attached to or separate from such other securities. Each issuance of the warrants will be issued under a separate warrant agreement to be entered into by us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. Each issue of warrants will be evidenced by warrant certificates. The warrant agent will act solely as an agent of ours in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holder of warrant certificates or beneficial owners of warrants.

If we offer warrants pursuant to this prospectus in the future, the applicable prospectus supplement will describe the terms of such warrants, including the following, where applicable:

•	the offering price;

•	the aggregate number of shares purchasable upon exercise of such warrants, and in the case of warrants for preferred shares, the designation, aggregate number, and terms of the class or series of preferred stock purchasable upon exercise of such warrants;

•	the designation and terms of the securities with which such warrants are being offered, if any, and the number of such warrants being offered with each such security;

•	the date on and after which such warrants and any related securities will be transferable separately;

•	the number of preferred shares or common shares purchasable upon exercise of each of such warrants and the price at which such number of preferred shares or common shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the expiration date on which such right shall expire;

•	material U.S. federal income tax considerations applicable to the warrants; and

•	any other material terms of such warrants.

Holders of future warrants, if any, will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as shareholders of the Company.

If warrants for the purchase of preferred shares are offered, the applicable prospectus supplement will also describe the terms of the preferred shares into which the warrants are exercisable as described under “Description of Preferred Shares.”

DESCRIPTION OF DEBT SECURITIES

General

The debt securities offered by this prospectus will be our direct unsecured general obligations. This prospectus describes certain general terms of the debt securities offered through this prospectus. In the following discussion, we refer to any of our direct unsecured general obligations as the “Debt Securities.” When we offer to sell a particular series of Debt Securities, we will describe the specific terms of that series in a prospectus supplement or any free writing prospectus. The Debt Securities will be issued under an open-ended Indenture (for Debt Securities) between us and a trustee to be selected by us at or about the time we offer our Debt Securities. The form of open-ended Indenture (for Debt Securities) is incorporated by reference into the registration statement of which this prospectus is a part and is filed as an exhibit to the registration statement. In this prospectus we refer to the Indenture (for Debt Securities) as the “Debt Securities Indenture.” We refer to the trustee under any Debt Securities Indenture as the “Debt Securities Trustee.”

The prospectus supplement or any free writing prospectus applicable to a particular series of Debt Securities may state that a particular series of Debt Securities will be our subordinated obligations. The form of Debt Securities Indenture referred to above includes optional provisions (designated by brackets (“[             ]”)) that we would expect to appear in a separate indenture for subordinated debt securities in the event we issue subordinated debt securities. In the following discussion, we refer to any of our subordinated obligations as the “Subordinated Debt Securities.” Unless the applicable prospectus supplement or any free writing prospectus provides otherwise, we will use a separate Debt Securities Indenture for any Subordinated Debt Securities that we may issue. Our Debt Securities Indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act,” and you should refer to the Trust Indenture Act for the provisions that apply to the Debt Securities.

We have summarized selected provisions of the Debt Securities Indenture below. Each Debt Securities Indenture will be independent of any other Debt Securities Indenture unless otherwise stated in a prospectus supplement or any free writing prospectus. The summary that follows is not complete and the summary is qualified in its entirety by reference to the provisions of the applicable Debt Securities Indenture. You should consult the applicable Debt Securities, Debt Securities Indenture, any supplemental indentures, form of note, officers’ certificates and other related documents for more complete information on the Debt Securities. These documents appear as exhibits to, or are incorporated by reference into, the registration statement of which this prospectus is a part, or will appear as exhibits to other documents that we will file with the SEC, which will be incorporated by reference into this prospectus. In the summary below, we have included references to applicable section numbers of the Debt Securities Indenture so that you can easily locate these provisions.

Ranking

Our Debt Securities that are not designated Subordinated Debt Securities will be effectively subordinated to all secured indebtedness that we have outstanding from time to time to the extent of the value of the collateral securing such secured indebtedness. Our Debt Securities that are designated Subordinated Debt Securities will be subordinate to all outstanding secured indebtedness as well as Debt Securities that are not designated Subordinated Debt Securities. We incur indebtedness from time to time to finance many of our assets pursuant to repurchase agreements. This indebtedness is deemed to be secured indebtedness. As a result, we have a significant amount of secured indebtedness at any given time in relation to our total assets. The Debt Securities Indenture does not limit the amount of secured indebtedness that we may issue or incur. For a more detailed description regarding our risk exposure on our repurchase agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 14, 2014 and incorporated herein by reference.

Our ability to meet our financial obligations with respect to any future Debt Securities, and cash needs generally, is dependent on our operating cash flow, our ability to access various sources of short- and long-term liquidity, including our repurchase agreements, and the capital markets. Holders of our Debt Securities will effectively have a junior position to claims of our creditors, including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders.

Provisions of a Particular Series

The Debt Securities may from time to time be issued in one or more series. You should consult the prospectus supplement or free writing prospectus relating to any particular series of Debt Securities for the following information:

•	the title of the Debt Securities;

•	any limit on the aggregate principal amount of the Debt Securities of the series of which they are a part;

•	the date(s), or method for determining the date(s), on which the principal of the Debt Securities will be payable;

•	the rate, including the method of determination, if applicable, at which the Debt Securities will bear interest, if any, and:

•	the date from which the interest will accrue;

•	the dates on which we will pay interest;

•	our ability to defer interest payments and any related restrictions during any interest deferral period; and

•	the record date for any interest payable on any interest payment date;

•	the place where:

•	the principal of, premium, if any, and interest on the Debt Securities will be payable;

•	you may register transfer of the Debt Securities;

•	you may exchange the Debt Securities; and

•	you may serve notices and demands upon us regarding the Debt Securities;

•	the security registrar for the Debt Securities and whether the principal of the Debt Securities is payable without presentment or surrender of them;

•	the terms and conditions upon which we may elect to redeem any Debt Securities, including any replacement capital or similar covenants limiting our ability to redeem any Subordinated Debt Securities;

•	the denominations in which we may issue Debt Securities, if other than $1,000 and integral multiples of $1,000;

•	the terms and conditions upon which the Debt Securities must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption or tender provisions, or at the holder’s option, including any applicable exceptions to notice requirements;

•	the currency, if other than United States currency, in which payments on the Debt Securities will be payable;

•	the terms according to which elections can be made by us or the holder regarding payments on the Debt Securities in currency other than the currency in which the Debt Securities are stated to be payable;

•	if payments are to be made on the Debt Securities in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

•	the manner in which we will determine any amounts payable on the Debt Securities that are to be determined with reference to an index or other fact or event ascertainable outside of the applicable indenture;

•	if other than the entire principal amount, the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of their maturity;

•	any addition to the events of default applicable to any Debt Securities and any addition to our covenants for the benefit of the holders of the Debt Securities;

•	the terms applicable to any rights to convert Debt Securities into or exchange them for other of our securities or those of any other entity;

•	whether we are issuing Debt Securities as global securities, and if so:

•	any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

•	any limitations on the right to obtain definitive certificates of the Debt Securities; and

•	any other matters incidental to the Debt Securities;

•	whether we are issuing the Debt Securities as bearer certificates;

•	any limitations on transfer or exchange of Debt Securities or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

•	any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of business day with respect to the Debt Securities;

•	any collateral security, assurance, guarantee or other credit enhancement applicable to the Debt Securities;

•	any other terms of the Debt Securities not in conflict with the provisions of the applicable Debt Securities Indenture; and

•	the material U.S. federal income tax consequences applicable to the Debt Securities.

For more information, see Section 3.01 of the applicable Debt Securities Indenture.

Debt Securities may be sold at a substantial discount below their principal amount. You should consult the applicable prospectus supplement or free writing prospectus for a description of certain material federal income tax considerations that may apply to Debt Securities sold at an original issue discount or denominated in a currency other than U.S. dollars.

Unless the applicable prospectus supplement or free writing prospectus states otherwise, the covenants contained in the applicable indenture will not afford holders of Debt Securities protection in the event we have a change in control or are involved in a highly- leveraged transaction.

Subordination

The applicable prospectus supplement or free writing prospectus may provide that a series of Debt Securities will be Subordinated Debt Securities, subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below. If so, we will issue these securities under a separate Debt Securities Indenture for Subordinated Debt Securities. For more information, see Article XV of the form of Debt Securities Indenture.

Unless the applicable prospectus supplement or free writing prospectus states otherwise, no payment of principal of, including redemption and sinking fund payments, or any premium or interest on, the Subordinated Debt Securities may be made if:

•	there occur certain acts of bankruptcy, insolvency, liquidation, dissolution or other winding up of our company;

•	any Senior Indebtedness is not paid when due;

•	any applicable grace period with respect to other defaults with respect to any Senior Indebtedness has ended, the default has not been cured or waived and the maturity of such Senior Indebtedness has been accelerated because of the default; or

•	the maturity of the Subordinated Debt Securities of any series has been accelerated because of a default and Senior Indebtedness is then outstanding.

Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and any premium and interest due or to become due on, all outstanding Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to payment. For more information, see Section 15.02 of the applicable Debt Securities Indenture. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full. For more information, see Section 15.04 of the applicable Debt Securities Indenture.

Unless the applicable prospectus supplement or free writing prospectus states otherwise, the term “Senior Indebtedness” means all obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Debt Securities Indenture) of, or guaranteed or assumed by, us:

•	for borrowed money (including both senior and subordinated indebtedness for borrowed money, but excluding the Subordinated Debt Securities);

•	for the payment of money relating to any lease that is capitalized on our consolidated balance sheet in accordance with generally accepted accounting principles; or

•	indebtedness evidenced by bonds, debentures, notes or other similar instruments.

In the case of any such indebtedness or obligations, Senior Indebtedness includes amendments, renewals, extensions, modifications and refundings, whether existing as of the date of the Subordinated Debt Securities Indenture or subsequently incurred by us.

The Subordinated Debt Securities Indenture does not limit the aggregate amount of Senior Indebtedness we may issue.

Form, Exchange and Transfer

Unless the applicable prospectus supplement or free writing prospectus states otherwise, we will issue Debt Securities only in fully registered form without coupons and in denominations of $1,000 and integral multiples of that amount. For more information, see Sections 2.01 and 3.02 of the applicable Debt Securities Indenture.

Holders may present Debt Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the security registrar or at the office of any transfer agent we may designate. Exchanges and transfers are subject to the terms of the applicable indenture and applicable limitations for global securities. We may designate ourselves the security registrar.

No charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the security registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 3.05 of the applicable Debt Securities Indenture.

The applicable prospectus supplement or free writing prospectus will state the name of any transfer agent, in addition to the security registrar initially designated by us, for any Debt Securities. We may at any time designate additional transfer agents or withdraw the designation of any transfer agent or make a change in the office through which any transfer agent acts. We must, however, maintain a transfer agent in each place of payment for the Debt Securities of each series. For more information, see Section 6.02 of the applicable Debt Securities Indenture.

We will not be required to:

•	issue, register the transfer of, or exchange any Debt Securities or any tranche of any Debt Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities called for redemption and ending at the close of business on the day of mailing; or

•	register the transfer of, or exchange any, Debt Securities selected for redemption except the unredeemed portion of any Debt Securities being partially redeemed.

For more information, see Section 3.05 of the applicable Debt Securities Indenture.

Payment and Paying Agents

Unless the applicable prospectus supplement or free writing prospectus states otherwise, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment. For more information, see Section 3.07 of the applicable Debt Securities Indenture.

Unless the applicable prospectus supplement or free writing prospectus provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the paying agent whom we will designate for this purpose. Unless the applicable prospectus supplement or free writing prospectus states otherwise, the corporate trust office of the Debt Securities Trustee in New York City will be designated as our sole paying agent for payments with respect to Debt Securities of each series. Any other paying agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement or free writing prospectus. We may at any time add or delete paying agents or change the office through which any paying agent acts. We must, however, maintain a paying agent in each place of payment for the Debt Securities of a particular series. For more information, see Section 6.02 of the applicable Debt Securities Indenture.

All money we pay to a paying agent for the payment of the principal and any premium or interest on any Debt Security that remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Debt Security shall be deemed an unsecured general creditor and may look only to us for these payments. For more information, see Section 6.03 of the applicable Debt Securities Indenture.

Redemption

You should consult the applicable prospectus supplement or free writing prospectus for any terms regarding optional or mandatory redemption of Debt Securities. Except for any provisions in the applicable prospectus supplement or free writing prospectus regarding Debt Securities redeemable at the holder’s option, Debt Securities may be redeemed only upon notice by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all of the Debt Securities of a series, or any tranche of a series, are to be redeemed, the Debt Securities to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Debt Securities Trustee will select a fair and appropriate method of selection. For more information, see Sections 4.03 and 4.04 of the applicable Debt Securities Indenture.

A notice of redemption we provide may state:

•	that redemption is conditioned upon receipt by the paying agent on or before the redemption date of money sufficient to pay the principal of and any premium and interest on the Debt Securities; and

•	that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Debt Securities.

For more information, see Section 4.04 of the applicable Debt Securities Indenture.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any other person, unless:

•	the corporation formed by the consolidation or into which we are merged, or the person that acquires by conveyance or transfer, or that leases, substantially all of our property and assets:

•	is organized and validly existing under the laws of any domestic jurisdiction; and

•	expressly assumes by supplemental indenture our obligations on the Debt Securities and under the applicable indentures;

•	immediately after giving effect to the transaction, no event of default, and no event that would become an event of default, has occurred and is continuing; and

•	we have delivered to the Debt Securities Trustee an officer’s certificate and opinion of counsel as provided in the applicable indentures.

For more information, see Section 11.01 of the applicable Debt Securities Indenture.

Events of Default

Unless the applicable prospectus supplement or free writing prospectus states otherwise, “event of default” under the applicable indenture with respect to Debt Securities of any series means any of the following:

•	failure to pay any interest due on any Debt Security of that series within 30 days after it becomes due;

•	failure to pay principal or premium, if any, when due on any Debt Security of that series;

•	failure to make any required sinking fund payment on any Debt Securities of that series;

•	breach of or failure to perform any other covenant or warranty in the applicable indenture with respect to Debt Securities of that series for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Debt Securities Trustee, or we and the Debt Securities Trustee receive notice from the holders of at least 33% in principal amount of the Debt Securities of that series outstanding under the applicable indenture according to the provisions of the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default set forth in the applicable prospectus supplement or free writing prospectus.

For more information, see Section 8.01 of the applicable Debt Securities Indenture.

An event of default with respect to a particular series of Debt Securities does not necessarily constitute an event of default with respect to the Debt Securities of any other series issued under the applicable indenture.

If an event of default with respect to a particular series of Debt Securities occurs and is continuing, either the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately. If the Debt Securities of that series are discount securities or similar Debt Securities, only the portion of the principal amount as specified in the applicable prospectus supplement or free writing prospectus may be immediately due and payable. If an event of default occurs and is continuing with respect to all series of Debt Securities issued under a Debt Securities Indenture, including all events of default relating to bankruptcy, insolvency or reorganization, the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of all series issued under that Debt Securities Indenture, considered together, may declare an acceleration of the principal amount of all series of Debt Securities issued under that Debt Securities Indenture. There is no automatic acceleration, even in the event of our bankruptcy or insolvency.

The applicable prospectus supplement or free writing prospectus may provide, with respect to a series of Debt Securities to which a credit enhancement is applicable, that the provider of the credit enhancement may, if a default has occurred and is continuing with respect to the series, have all or any part of the rights with respect to remedies that would otherwise have been exercisable by the holder of that series.

At any time after a declaration of acceleration with respect to the Debt Securities of a particular series, and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if:

•	we have paid or deposited with the Debt Securities Trustee a sum sufficient to pay:

•	all overdue interest on all Debt Securities of the particular series;

•	the principal of and any premium on any Debt Securities of that series that have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Debt Securities;

•	interest upon overdue interest at the rate prescribed in the Debt Securities, to the extent payment is lawful; and

•	all amounts due to the Debt Securities Trustee under the applicable indenture; and

•	any other event of default with respect to the Debt Securities of the particular series, other than the failure to pay the principal of the Debt Securities of that series that has become due solely by the declaration of acceleration, has been cured or waived as provided in the applicable indenture.

For more information, see Section 8.02 of the applicable Debt Securities Indenture.

The applicable Debt Securities Indenture includes provisions as to the duties of the Debt Securities Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Debt Securities Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Debt Securities Trustee reasonable indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction. For more information, see Section 9.03 of the applicable Debt Securities Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee, or exercising any trust or power conferred on the Debt Securities Trustee, with respect to the Debt Securities of that series. For more information, see Section 8.12 of the applicable Debt Securities Indenture.

No holder of Debt Securities may institute any proceeding regarding the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the applicable indenture unless:

•	the holder has previously given to the Debt Securities Trustee written notice of a continuing event of default of that particular series;

•	the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which an event of default is continuing have made a written request to the Debt Securities Trustee, and have offered reasonable indemnity to the Debt Securities Trustee, to institute the proceeding as trustee; and

•	the Debt Securities Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

For more information, see Section 8.07 of the applicable Debt Securities Indenture.

The preceding limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on the Debt Securities on or after the applicable due date stated in the Debt Securities. For more information, see Section 8.08 of the applicable Debt Securities Indenture.

We must furnish annually to the Debt Securities Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under each of the indentures for Debt Securities. Our compliance is to be determined without regard to any grace period or notice requirement under the respective indenture. For more information, see Section 6.06 of the applicable Debt Securities Indenture.

Modification and Waiver

We and the Debt Securities Trustee, without the consent of the holders of the Debt Securities, may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the applicable indenture and the Debt Securities;

•	to add one or more covenants or other provisions for the benefit of the holders of our outstanding Debt Securities or to surrender any right or power conferred upon us by the applicable indenture;

•	to add any additional events of default;

•	to change or eliminate any provision of the applicable indenture or add any new provisions to it, but if this action would adversely affect the interests of the holders of any particular series of Debt Securities in any material respect, the action will not become effective with respect to that series while any Debt Securities of that series remain outstanding under the applicable indenture;

•	to provide collateral security for the Debt Securities;

•	to establish the form or terms of Debt Securities according to the provisions of the applicable indenture;

•	to evidence the acceptance of appointment of a successor Debt Securities Trustee under the applicable indenture with respect to one or more series of the Debt Securities and to add to or change any of the provisions of the applicable indenture as necessary to provide for trust administration under the applicable indenture by more than one trustee;

•	to provide for the procedures required to permit the use of a non-certificated system of registration for any series of Debt Securities;

•	to change any place where:

•	the principal of and any premium and interest on any Debt Securities are payable;

•	any Debt Securities may be surrendered for registration of transfer or exchange; or

•	notices and demands to or upon us regarding Debt Securities and the applicable indentures may be served; or

•	to cure any ambiguity or inconsistency, but only by means of changes or additions that will not adversely affect the interests of the holders of Debt Securities of any series in any material respect.

For more information, see Section 12.01 of the applicable Debt Securities Indenture.

The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive:

•	compliance by us with certain provisions of the applicable indenture (see Section 6.07 of the applicable Debt Securities Indenture); and

•	any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the applicable indenture that cannot be modified or amended without consent of the holder of each outstanding Debt Security of the series affected (see Section 8.13 of the applicable Debt Securities Indenture).

The Trust Indenture Act of 1939 may be amended after the date of the applicable indenture to require changes to the indenture. In this event, the indenture will be deemed to have been amended so as to effect the changes, and we and the Debt Securities Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. For more information, see Section 12.01 of the applicable Debt Securities Indenture.

Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities issued pursuant to a Debt Securities Indenture, considered as one class, is required to change in any manner the applicable indenture pursuant to one or more supplemental indentures. If less than all of the series of Debt Securities outstanding under a Debt Securities Indenture are directly affected by a proposed supplemental indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series directly affected, considered as one class, will be required. Furthermore, if the Debt Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but not all, tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all tranches directly affected, considered as one class, will be required. In addition, an amendment or modification:

•	may not, without the consent of the holder of each outstanding Debt Security affected:

•	change the maturity of the principal of, or any installment of principal of or interest on, any Debt Securities;

•	reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest;

•	reduce any premium payable upon the redemption of Debt Securities;

•	reduce the amount of the principal of any Debt Security originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity;

•	change the currency or other property in which a Debt Security or premium or interest on a Debt Security is payable; or

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date, of any Debt Securities;

•	may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental indenture, or for any waiver of compliance with any provision of or any default under the applicable indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Debt Security of each series or tranche affected; and

•	may not modify provisions of the applicable indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, or any tranche of a series, without the consent of the holder of each outstanding Debt Security affected.

A supplemental indenture will be deemed not to affect the rights under the applicable indenture of the holders of any series or tranche of the Debt Securities if the supplemental indenture:

•	changes or eliminates any covenant or other provision of the applicable indenture expressly included solely for the benefit of one or more other particular series of Debt Securities or tranches thereof; or

•	modifies the rights of the holders of Debt Securities of any other series or tranches with respect to any covenant or other provision.

For more information, see Section 12.02 of the applicable Debt Securities Indenture.

If we solicit from holders of the Debt Securities any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holder of the requisite proportion of the outstanding Debt Securities have authorized the action. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Debt Securities Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 1.04 of the applicable Debt Securities Indenture.

Defeasance

Unless the applicable prospectus supplement or free writing prospectus provides otherwise, any Debt Security, or portion of the principal amount of a Debt Security, will be deemed to have been paid for purposes of the applicable indenture, and, at our election, our entire indebtedness in respect of the Debt Security, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Debt Securities Trustee or any paying agent other than us, in trust money, certain eligible obligations, as defined in the applicable indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the Debt Security or portion thereof and we deliver to the Debt Securities Trustee an opinion of counsel to the effect that, as a result of a change in law occurring after the date of the applicable Debt Securities Indenture, the holders of the Debt Securities, or portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company’s indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected. For more information, see Section 7.01 of the applicable Debt Securities Indenture. For this purpose, unless the applicable prospectus supplement or free writing prospectus provides otherwise, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations.

Resignation, Removal of Debt Securities Trustee; Appointment of Successor

The Debt Securities Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Debt Securities delivered to the Debt Securities Trustee and us. No resignation or removal of the Debt Securities Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the applicable indenture. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a Debt Securities Trustee appointed by an action of the holders, if we have delivered to the Debt Securities Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the applicable indenture, the Debt Securities Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the applicable indenture. For more information, see Section 9.10 of the applicable Debt Securities Indenture.

Notices

We will give notices to holders of Debt Securities by mail to their addresses as they appear in the Debt Security Register. For more information, see Section 1.06 of the applicable Debt Securities Indenture.

Title

The Debt Securities Trustee and its agents, and we and our agents, may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security may be overdue, for the purpose of making payment and for all other purposes. For more information, see Section 3.08 of the applicable Debt Securities Indenture.

Governing law

The Debt Securities Indenture and the Debt Securities, including any Subordinated Debt Securities Indentures and Subordinated Debt Securities, will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 1.12 of the applicable Debt Securities Indenture.

GLOBAL SECURITIES

We may issue some or all of our securities or any series as global securities. We will register each global security in the name of a depositary identified in the applicable prospectus supplement. The global securities will be deposited with a depositary or nominee of the custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the indenture.

As long as the depositary or its nominee is the registered holder of a global security, that person will be considered the sole owner and holder of the global security and the securities represented by it for all purposes under the securities and the indenture. Except in limited circumstances, owners of a beneficial interest in a global security:

•	will not be entitled to have the global security or any securities represented by it registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated securities in exchange for the global security; and

•	will not be considered to be the owners or holders of the global security or any securities represented by it for any purposes under the securities or the indenture.

We will make all payments of principal and any premium and interest on a global security to the depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the depositary or its nominee, called “participants” for purposes of this discussion, and to persons that hold beneficial interests through participants. When a global security is issued, the depositary will credit on its book-entry, registration and transfer system the principal amounts of securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the depositary, with respect to participants’ interests; or

•	any participant, with respect to interests of persons held by the participants on their behalf.

Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	us or our affiliates;

•	the trustee under any indenture; or

•	any agent of any of the above.

CERTAIN PROVISIONS OF DELAWARE LAW AND OUR OPERATING AGREEMENT

Organization and Duration

We were formed in Delaware in July 2007, and will remain in existence until dissolved in accordance with our operating agreement.

Purpose

Under our operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity; provided, however, that, except if our board of directors determines that it is no longer in our best interests, our management shall not cause us to engage, directly or indirectly, in any business activity that our board of directors determines would require us to register as an investment company under the Investment Company Act or cause us to be treated as an association or publicly traded partnership taxable as a corporation or otherwise taxable at the entity level for federal income tax purposes.

Agreement to be Bound by our Operating Agreement; Power of Attorney

Each purchaser of a common share will be admitted as a member of our limited liability company and will be deemed to have agreed to be bound by the terms of our operating agreement. Pursuant to this agreement, each shareholder and each person who acquires a common share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents under and in accordance with, our operating agreement.

Duties of Officers and Directors

Our operating agreement provides that our business and affairs shall be managed under the direction of our board of directors, which shall have the power to appoint our officers. Our operating agreement further provides that the authority and function of our board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the Delaware General Corporation Law, or “DGCL,” except as expressly modified by the terms of the operating agreement. Finally, our operating agreement provides that except as specifically provided therein, the fiduciary duties and obligations of our board of directors owed to us and to our members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively.

Our operating agreement does not expressly modify the duties and obligations owed by officers and directors under the DGCL. However, there are certain provisions in our operating agreement regarding exculpation and indemnification of our officers and directors that differ from the DGCL. First, our operating agreement provides that to the fullest extent permitted by applicable law our directors will not be liable to us. Under the DGCL, a director or officer would be liable to us for (1) breach of duty of loyalty to us or our shareholders; (2) intentional misconduct or knowing violations of the law that are not done in good faith; (3) improper redemption of stock or declaration of a dividend; or (4) a transaction from which the director derived an improper personal benefit.

Second, our operating agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent permitted by law. Under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful.

Third, our operating agreement provides that in the event a potential conflict of interest exists or arises between any of our principals, our directors or their respective affiliates, on the one hand, and us, any of our subsidiaries or any of our shareholders, on the other hand, a resolution or course of action by our board of directors shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of the board to us or our shareholders, if such resolution or course of action is (1) approved by our nominating and corporate governance committee, which is composed of independent directors, approved by shareholders holding a majority of our shares that are disinterested parties, (3) on terms no less favorable than those generally provided to or available from unrelated third parties, or (4) fair and reasonable to us. Under the DGCL, a corporation is not permitted to automatically exempt board members from claims of breach of fiduciary duty under such circumstances.

In addition, our operating agreement provides that all conflicts of interest described in this prospectus are deemed to have been specifically approved by all of our shareholders.

Election of Members of Our Board of Directors

Since our first annual meeting of shareholders, members of our board of directors have been elected by a plurality of our shareholders. Each member of our board of directors currently serves for a one-year term expiring in 2014.

Removal of Members of Our Board of Directors

Any director or the entire board of directors may be removed, only for cause (as defined in the operating agreement) and then only by a vote of at least two-thirds of the votes entitled to be cast in the election of directors. The vacancy in the board of directors caused by any such removal will be filled by a vote of the majority of directors then in office even if the remaining directors do not constitute a quorum.

Shareholder Meetings

Under our operating agreement, we are required to hold an annual meeting of shareholders for the election of directors and other business during the month of May of each year on a date and time to be set by the board of directors. In addition, our operating agreement provides that a special meeting of shareholders may be called by our board of directors and certain of our officers. Our operating agreement further provides that, subject to the satisfaction of certain procedural and information requirements, a special meeting of shareholders shall be called by the Secretary of the company upon written request of shareholders entitled to cast not less than a majority of all of the votes entitled to be cast at such meeting.

Advance Notice of Nominations and Shareholder Business

Our operating agreement establishes advance notice procedures with respect to shareholder proposals and the nomination of persons for election as directors at annual meeting of our shareholders.

Limited Liability

Section 18-607 and Section 18-804 of the Delaware LLC Act provide that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under Section 18-607, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under Section 18-804 of the Delaware LLC Act, a limited liability company that has dissolved and is winding up its affairs may not make a liquidating distribution to its members unless it has paid or made reasonable provision for the payment of all of its known liabilities, the satisfaction of all known claims against it, including contingent, conditional or unmatured claims, and the satisfaction of claims that have not been made known to it or that have not arisen but that, based on facts that are known to it, are likely to arise or become known within 10 years after the date of dissolution. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Limitations on Liability and Indemnification of Our Directors and Officers

Our operating agreement provides that our directors will not be liable to us, or any subsidiary of ours, or any holder of shares, for monetary damages for any acts or omissions arising from the performance of any of such director’s obligations or duties in connection with us, including breach of fiduciary duty, except as follows: (1) for any breach of the director’s duty of loyalty to us or the holders of the shares; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) for any transaction from which the director derived an improper personal benefit. The operating agreement provides that, to the fullest extent permitted by law, we will indemnify our directors and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that the person is or was our director, officer, employee, tax matters member or agent, or is or was serving at our request as a director, officer, employee or agent of another company, to the fullest extent permitted by law against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on our behalf in furtherance of our interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on our behalf.

Amendment of Our Operating Agreement

Amendments to our operating agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment, our board of directors is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as set forth below, an amendment must be approved by holders of a majority of the total voting power of our outstanding common shares and, to the extent that such amendment would have a material adverse effect on the holders of any class or series of shares, by the holders of a majority of the holders of such class or series.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of shares so affected;

•	provide that we are not dissolved upon an election to dissolve our limited liability company by our board of directors that is approved by holders of a majority of the total voting power of our outstanding common shares;

•	change the term of existence of our company; or

•	give any person the right to dissolve our limited liability company other than our board of directors’ right to dissolve our limited liability company with the approval of holders of a majority of the total voting power of our outstanding common shares.

The provision of our operating agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the total voting power of our outstanding common shares.

No Shareholder Approval. Our board of directors may generally make amendments to our operating agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of shareholders in accordance with our operating agreement;

•	the merger of our company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•	a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed at the entity level for U.S. federal income tax purposes other than as our board of directors specifically so designate;

•	an amendment that our board of directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or the “Investment Company Act,” the Advisers Act, or “plan asset” regulations adopted under the Employee Retirement Income Security Act, or “ERISA”, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our board of directors determines, based on the advice of counsel, to be necessary to cause our allocations of profit and loss to conform to the requirements of Section 704(b) of the Internal Revenue Code of 1986, as amended, or the “Code”;

•	an amendment or issuance that our board of directors determines to be necessary or appropriate for the authorization of additional securities;

•	any amendment expressly permitted in our operating agreement to be made by our board of directors acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our operating agreement;

•	any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our operating agreement;

•	a change in our fiscal year or taxable year and related changes; and

•	any other amendments substantially similar to any of the matters described above.

In addition, our board of directors may make amendments to our operating agreement without the approval of any shareholder or assignee if our board of directors determines that those amendments:

•	do not adversely affect the shareholders (including any particular class or series of shares as compared to other classes or series of shares) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our shareholders;

•	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of shares under the provisions of our operating agreement; or

•	are required to effect the intent expressed in our operating agreement or are otherwise contemplated by our operating agreement.

Merger, Sale or Other Disposition of Assets

Our board of directors is generally prohibited, without the prior approval of holders of a majority of the total voting power of all of our outstanding common shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or approving on our behalf the sale, exchange or other disposition of all or substantially all of our assets, provided that our board of directors may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of any shareholder. Our board of directors may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.

If the conditions specified in our operating agreement are satisfied, our board of directors may merge our company or any of its subsidiaries into, or convey all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity, in each case without any approval of our shareholders. The shareholders are not entitled to dissenters’ rights of appraisal under the operating agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (1) the election of our board of directors to dissolve us, if approved by holders of a majority of the total voting power of all of our outstanding common shares; (2) the sale, exchange or other disposition of all or substantially all of our assets and those of our subsidiaries; (3) the entry of a decree of judicial dissolution of our limited liability company; or (4) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.

Election to be Treated as a Corporation

If the board of directors determines that it is no longer in our best interests to continue as a partnership for U.S. federal income tax purposes, the board of directors may elect to cause us to be treated as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

In the event that the board of directors determines our company should seek relief pursuant to Section 7704(e) of the Code to preserve the treatment of our company as a partnership for U.S. federal (and applicable state) income tax purposes, our company and each shareholder shall agree to adjustments required by the tax authorities, and our company and each shareholder shall pay such amounts as required by the tax authorities.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For financial reporting and tax purposes, our fiscal year is the calendar year. We have agreed to use reasonable efforts to furnish to you tax information (including Schedule K-1s) as promptly as practicable after the end of each tax year, which describes your allocable share of our income, gain, loss and deduction for our preceding taxable year. However, we may not be able to provide holders of our common shares with tax information on a timely basis. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction. In addition, delivery of this information by us may be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, holders of our common shares will need to apply for extensions of time to file their tax returns.

Provisions in the Operating Agreement that may have an Anti-Takeover Effect

Some of the provisions in the operating agreement described above could make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of us. These provisions include, among others:

•	allowing only our board of directors to fill newly created directorships,

•	requiring advance notice for our shareholders to nominate candidates for election to our board of directors or to propose business to be considered by our shareholders at a meeting of our shareholders;

•	our ability to issue additional securities, including, but not limited to, preferred shares, without approval by our shareholders;

•	the ability of our board of directors to amend the operating agreement without the approval of the shareholders except under certain specified circumstances;

•	requiring that (subject to certain exceptions) no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the aggregate value or number (whichever is more restrictive) of our outstanding shares (See “—Restrictions on Ownership and Transfer;”) and

•	limitations on the ability of our shareholders to call special meetings of our shareholders or to act by written consent.

Certain provisions of the management agreement also could make it more difficult for third parties to acquire control of us by various means, including limitations on our right to terminate the management agreement and a requirement that, under certain circumstances, we make a substantial payment to our Manager in the event of a termination.

Restrictions on Ownership and Transfer

Our operating agreement, subject to certain exceptions, contains restrictions on the amount of our shares that a person may own and may prohibit certain entities from owning our shares. Our operating agreement provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the aggregate value or number (whichever is more restrictive) of our outstanding shares.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of our common shares which are transferred to the trust (as described below), will be required to give notice immediately to us, or in the case of proposed or attempted transactions will be required to give at least 15 days written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer, including, without limitation, the effect on the qualification as a REIT of any potential REIT subsidiary we may acquire or form in the future.

Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate. Our board of directors may also condition any such exemption on the receipt of a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as it deems appropriate. Our board of directors has granted an exemption from this limitation to Ellington, certain affiliated entities of Ellington and certain non-affiliates, subject to certain conditions.

Any attempted transfer of our securities which, if effective, would result in a violation of the foregoing restrictions (other than those described in the preceding paragraph) will cause the number of securities causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such securities. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our operating agreement) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur, our operating agreement provides that the purported transfer in violation of the restrictions will be void ab initio. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any securities held in the trust, will have no rights to distributions and no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to distributions with respect to common shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law and pursuant to our operating agreement, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the common shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that the shares have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our operating agreement) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that the shares have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the securities shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the securities held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing the shares bear a legend referring to the restrictions described above.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the shares or might otherwise be in the best interests of our shareholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following summary discusses the material U.S. federal income tax and, for certain non-U.S. holders (as defined below), estate tax consequences of the acquisition, ownership and disposition of our common shares and preferred shares. Any additional U.S. federal income tax considerations of the ownership and disposition of our preferred shares, shareholder rights, warrants or debt securities will be addressed in an applicable prospectus supplement or free writing prospectus we and any selling security holders may provide you. This summary is based on current law, is for general information only and is not tax advice. This discussion is based on the Code, applicable Treasury Regulations, judicial authority, and administrative rulings and practice, all as currently in effect and which are subject to change or differing interpretations, possibly with retroactive effect. This summary assumes that our shares will be held as capital assets for U.S. federal income tax purposes. This summary is not intended to be a complete description of all of the U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares. In addition, except as specifically set forth below, this summary does not discuss any state or local income taxation or foreign income taxation or other tax consequences. This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular holder of our shares in light of its personal circumstances, or to holders of our shares that are subject to special treatment under U.S. federal income tax laws, including but not limited to:

•	dealers in securities or foreign currencies;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations (except to the extent discussed in “—Taxation of Holders of Our Shares—Unrelated Business Taxable Income”);

•	regulated investment company (a “RIC”) (except to the extent discussed in “—Taxation of Holders of Our Shares—Mutual Fund Holders”);

•	REITs;

•	non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non-U.S. Holders of Our Shares”);

•	controlled foreign corporations, or “CFCs”;

•	passive foreign investment companies, or “PFICs”;

•	persons who are subject to the alternative minimum tax;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	persons that hold our shares as part of a hedge, straddle, constructive sale, or integrated or conversion transaction;

•	persons whose functional currency is not the U.S. dollar;

•	persons who are, or who hold our shares through, partnerships or other pass-through entities; or

•	holders of options granted by us or persons who acquired our shares as compensation.

The tax treatment of partners in a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds our shares generally depends on both the status of the partner (rather than the partnership) and the activities of the partnership and is not specifically addressed herein. Partners in partnerships that hold our shares should consult their tax advisors.

As used below, a “U.S. holder” is a beneficial owner of our shares who is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

The term “non-U.S. holder” means a beneficial owner of our shares that is not a U.S. holder or a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes). The term “holders” includes both a U.S. holder and a non- U.S. holder.

The U.S. federal income tax laws are complex, and your circumstances may affect your tax consequences. Consequently, you are urged to consult your own tax advisors as to the specific tax consequences to you of the acquisition, ownership and disposition of our shares, including the applicability and effect of federal, state and local or foreign income and other tax laws to your particular circumstances.

Our Taxation

Classification of Ellington Financial LLC

In the opinion of Hunton & Williams LLP, or “Hunton & Williams,” we have been and will be treated, for U.S. federal income tax purposes, as a partnership, and not as an association or a publicly traded partnership taxable as a corporation. It must be emphasized that the opinion of Hunton & Williams speaks as of the date issued and is based on various assumptions and representations relating to our organization, operations, assets, activities and income, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, and that we, at all times, have operated and will continue to operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants regarding our organization, assets, income, and present and future conduct of our activities and operations, and assumes that such representations and covenants are accurate and complete.

There is limited statutory, administrative and judicial authority addressing certain aspects of the treatment of instruments similar to our shares for U.S. federal income tax purposes. No assurance can be given that the IRS would not successfully assert a position contrary to any of the tax aspects set forth below. Moreover, no advance rulings have been sought from the IRS regarding any matter discussed in this prospectus. Accordingly, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of acquiring, owning and disposing of our shares, as well as the effects of state, local and non-U.S. tax laws, including potential state tax filing requirements.

While we believe that we have been organized and have operated so that we have qualified, and will continue to qualify, to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hunton & Williams or us that we will so qualify for any particular year. Hunton & Williams will have no obligation to advise us or you of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Our taxation as a partnership that is not a publicly traded partnership taxable as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described below), the compliance with which will not be reviewed by Hunton & Williams on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

If, for any reason, including our failure to meet the qualifying income exception, we were treated as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, items of income, gain, loss, deduction and credit would not pass through to the holders of our shares and such holders would be treated for U.S. federal (and certain state and local) income tax purposes as shareholders in a corporation. We would be required to pay income tax at regular corporate rates on all of our income. In addition, we would likely be liable for state and local income and/or franchise taxes on all of our income. Distributions to holders of our shares would constitute ordinary dividend income taxable to such holders to the extent of our earnings and profits, and these distributions would not be deductible by us. Additionally, distributions paid to non-U.S. holders of our shares would be subject to U.S. federal withholding taxes at the rate of 30% (or such lower rate provided by an applicable tax treaty). Thus, if we were treated as a corporation, such treatment would result in a material reduction in cash flow and after-tax returns for holders of our shares and thus would result in a substantial reduction in the value of our shares.

Under Section 7704 of the Code, unless certain exceptions apply, a publicly traded partnership is generally treated and taxed as a corporation, and not as a partnership, for U.S. federal income tax purposes. A partnership is a publicly traded partnership if (1) interests in the partnership are traded on an established securities market or (2) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We believe that we are treated, and will continue to be treated, as a publicly traded partnership.

A publicly traded partnership will be treated as a partnership, and not taxable as a corporation, for U.S. federal income tax purposes if 90% or more of the income of such publicly traded partnership during each taxable year consists of “qualifying income,” and such publicly traded partnership would not be included in the definition of a RIC in Section 851(a) of the Code if it were a domestic corporation (which generally applies to entities required to register under the Investment Company Act of 1940, as amended). We refer to this exception as the “qualifying income exception.” Qualifying income generally includes rents, dividends, interest, and capital gains from the sale or other disposition of stocks, bonds and real property. Qualifying income also includes other income derived from the business of investing in, among other things, stocks and securities. Interest is not qualifying income if it is derived in the “conduct of a financial or insurance business” or is based, directly or indirectly, on the income or profits of any person. Our income currently consists primarily of interest income, income and gains from interest rate derivatives, credit derivatives and other derivatives, and gains from the sale of securities (including income from the short sale of securities), all of which is generally qualifying income for purposes of the qualifying income exception.

We believe we satisfy the qualifying income exception and we intend to continue to conduct our activities and operations so that we will continue to qualify for this exception in each taxable year. There can be no assurance, however, that the IRS will not challenge our compliance with the qualifying income exception requirements and, therefore, assert that we are taxable as a corporation for U.S. federal income tax purposes. Such treatment would result in a material reduction in cash flow and after-tax returns for holders of our shares and thus would result in a substantial reduction in the value of our shares.

If at the end of any year we fail to meet the qualifying income exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (1) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (2) the failure is determined by the IRS to be inadvertent, and (3) we and each of the holders of our shares (during the failure period) agree to make such adjustments or to pay such amounts as are required by the IRS. Under our operating agreement, each holder of our shares is obligated to make such adjustments or to pay such amounts as are required by the IRS to maintain our status as a partnership for U.S. federal (and applicable state) income tax purposes. It is not possible to state whether we would be entitled to this relief in any or all circumstances. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for U.S. federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of the shares (during the failure period) will be required to pay such amounts as are required by the IRS.

Certain State, Local and Non-U.S. Tax Matters

We and any subsidiary of ours may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property, or reside. We may be required to file tax returns in some or all of those jurisdictions. In addition, the state, local or non-U.S. tax treatment of us and of the holders of our shares may not conform to the U.S. federal income tax treatment discussed herein. We may pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to holders of our shares as a credit against their federal income tax liability.

Taxation of Holders of Our Shares

Taxation of Holders of Our Shares on Our Profits and Losses

As a partnership for U.S. federal income tax purposes, we are not subject to U.S. federal income tax. Rather, in computing your U.S. federal income tax liability for a taxable year, you will be required to take into account your allocable share of our items of income, gain, loss, deduction and credit for our taxable year ending within or with your taxable year, regardless of whether you have received any distributions. Individuals, trusts and estates that are U.S. holders and whose income exceeds certain thresholds will also be subject to the Medicare tax on “net investment income” of 3.8% on their allocable share of our taxable income. It is possible that your U.S. federal tax liability with respect to your allocable share of our earnings in a particular taxable year could exceed the cash distributions to you, thus requiring an out-of-pocket tax payment by you. See “—Nature of Our Business Activities—Non-Cash Income from Our Investments” below. The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at the partnership level (rather than at the shareholder level).

Allocation of Profits and Losses

For each of our fiscal years, items of income, gain, loss, deduction or credit recognized by us will be allocated among the holders of our shares in accordance with their allocable shares of our items of income, gain, loss, deduction and credit. The allocable share of such items for a holder of our shares will be determined by our operating agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with such holder’s interest in us. We believe that the allocations provided by our operating agreement have “substantial economic effect” although, as discussed below, it is possible that (1) our method for allocating partnership income and deductions between transferors and transferees of our shares might not literally comply with certain proposed Treasury Regulations once they are finalized and (2) the IRS may not respect our allocations to the extent attributable to certain conventions used for making tax basis adjustments. See “—Administrative Matters—Section 754 Election” below. If the allocations provided by our operating agreement do not have “substantial economic effect” and were successfully challenged by the IRS, the redetermination of the allocations to a particular holder for U.S. federal income tax purposes could be less favorable than the allocations set forth in our operating agreement.

You may be allocated different amounts of our income, gain, loss, deduction and credit than other holders as a result of Section 704(c) of the Code and certain elections made by us and our Operating Partnership. Since January 1, 2013, we have held all of our assets and conducted all of our operations through our Operating

Partnership. We own approximately 99% of the OP Units. The remaining OP Units are held by EMG Holdings, L.P., an affiliate of our Manager and certain related parties. Although we have made an election to adjust the basis in our assets upon a transfer of our shares under Section 754 of the Code, our Operating Partnership does not intend to make a Section 754 election. See “—Administrative Matters—Section 754 Election.” As a result of our Section 754 election, each holder that purchases our shares will have an initial tax basis in our assets (i.e., OP Units) that reflects such holder’s purchase price. Because our Operating Partnership will not make a Section 754 election, we believe that our Operating Partnership will not be required to make corresponding tax basis adjustments with respect to its assets.

If we were to sell all or part of our OP Units, then the tax basis adjustment required as result of our Section 754 election could result in holders of our shares being allocated different amounts of income or gain from that sale. In addition, it is possible that the IRS might challenge our position that our Section 754 election does not require our Operating Partnership to make tax basis adjustments with respect to its assets. If such challenge were upheld, any holder who purchased our shares when our diluted book value per share exceeded the holder’s per share purchase price would be allocated additional income (and/or a lesser amount of loss) in an amount per share approximately equal to such excess, ignoring any offsetting allocations of operating loss and assuming that our diluted book value per share at the end of the taxable year was equal to or greater than the diluted book value per share at the time of purchase. No complete assurance can be provided that the IRS will not successfully assert that the tax basis of the assets held by our Operating Partnership must be adjusted upon a purchase of our shares.

In accordance with recently proposed Treasury Regulations, on which existing publicly traded partnerships currently may rely, we will apply a monthly convention pursuant to which our taxable income and losses will be determined annually and will be prorated on a monthly basis. Then the income and losses will be apportioned among the holders in proportion to the shares owned by each of them as of the first business day of the month, or the “Allocation Date.” However, certain “extraordinary items,” such as income or gain realized on a sale or other disposition of our assets other than in the ordinary course of business, will be allocated among the holders owning our shares on the Allocation Date in the month in which that gain or loss is recognized. It is not entirely clear whether certain items, such as the mark-to-market gains and losses recognized at the end of the year and allocated to us as a result of our Operating Partnership’s election under Section 475(f) of the Code (see “—Nature of Our Business Activities-Mark-to-Market Election”), will be treated as “extraordinary items.” We do not intend to treat these mark-to-market gains and losses as “extraordinary items.” If the IRS successfully asserted a contrary position, there would be a disproportionate allocation of our income to the month in which our mark-to-market gains and losses are recognized. As a result of the monthly convention for allocating items, holders transferring our shares may be allocated items of income, gain, loss, deduction, and credit realized after the date of transfer. In addition, as a result of such allocation method, you may be allocated taxable income even if you do not receive any cash distributions.

Section 706 of the Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis, and the proposed Treasury Regulations prescribing the monthly convention described in the preceding paragraph will not be effective until finalized and may be changed prior to being finalized. Accordingly, it is possible that transfers of our shares could be considered to occur for U.S. federal income tax purposes when the transfer is completed without regard to our monthly convention for allocating income and deductions. In that event, our allocation method might be considered a monthly convention that does not literally comply with that requirement. If our monthly convention is not allowed by the final Treasury Regulations, the IRS may contend that our taxable income or losses must be reallocated among the holders of our shares. If such a contention were sustained, your income or loss allocation could be adjusted, possibly to your detriment. The board of directors is authorized to revise our method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period), which we may do if the final Treasury Regulations do not approve the allocation method described above.

Adjusted Tax Basis of Shares

Our distributions generally will not be taxable to you to the extent of your adjusted tax basis in our shares (see “—Treatment of Distributions” below). In addition, you will be allowed to deduct your allocable share of our losses (if any) only to the extent of your adjusted tax basis in your shares at the end of the taxable year in which the losses occur. Your initial tax basis in your shares will be generally equal to the amount of cash you paid for your shares and will be generally increased by your allocable share of our profits (and items of income and gain). Your adjusted tax basis in our shares will be generally decreased (but not below zero) by your allocable share of our losses (and items of loss, deduction and expense), the amount of cash distributed to you and our tax basis in property (other than cash) distributed to you by us. Moreover, your adjusted tax basis will include your allocable share of our liabilities, if any.

To the extent a deduction of your allocable share of our losses (if any) is not allowed because you had insufficient adjusted tax basis in your shares, you would be able to carry over such disallowed losses to subsequent taxable years and such losses would be allowed to the extent of your adjusted tax basis in your shares in those subsequent taxable years.

Treatment of Distributions

Cash distributions by us with respect to our shares or in redemption of less than all of your shares generally will not be taxable to you. Instead, such distributions will be treated as a distribution from a partnership and will reduce, but not below zero, your adjusted tax basis in your shares immediately before the distribution. If such distributions exceed your adjusted tax basis in your shares, the excess will be taxable to the holder as gain from a sale or exchange of shares (as described in “—Disposition of Our Shares” below). It is possible that partial redemptions made during the taxable year could result in taxable gain to you where no gain would otherwise have resulted if the same partial redemption were made at the end of the taxable year. A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by us, are treated as cash distributions for U.S. federal income tax purposes.

Disposition of Our Shares

A sale or other taxable disposition of all or a part of your shares (including in redemption for cash of all of your shares) generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including any cash deemed received by reason of the reduction in your share of our liabilities) and your adjusted tax basis in your shares (as described in “—Adjusted Tax Basis of Shares” above). Your adjusted tax basis will be adjusted for this purpose by your allocable share of our income or loss for the year of such sale or other disposition. Any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if your holding period for your shares exceeds one year. A portion of such gain, however, will be treated as ordinary income under the Code to the extent attributable to your allocable share of unrealized gain or loss in our assets to the extent described in Section 751 of the Code. This may include, among other things, accrued market discount on debt securities having a stated redemption price at maturity that is greater than our tax basis in those debt securities and unremitted earnings of any CFC held by us, although in the case of a holder who is an individual, the amount treated as ordinary income may be limited pursuant to Section 1248 of the Code. If you dispose of your shares at a time when we hold stock in a passive foreign investment company, or “PFIC,” that is not a qualified electing fund, or “QEF,” you would be treated as disposing of an interest in such PFIC to the extent of your pro rata share of such PFIC stock held by us.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that adjusted tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the adjusted tax basis allocated to the interests sold equals an amount that bears the same relation to the partner’s adjusted tax basis in all of the partner’s interests in the partnership as the value of the interests sold bears to the value of all of the partner’s interests in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling holder of our shares who can identify shares transferred with an ascertainable holding period to elect to use the actual holding period of the shares transferred. Thus, according to the IRS ruling discussed above, a holder of our shares will be unable to select high or low basis shares to sell as would be the case with corporate stock but, according to the Treasury Regulations, such holder may designate specific shares sold for purposes of determining the holding period of shares transferred. A holder electing to use the actual holding period of shares transferred must consistently use that identification method for all subsequent sales or exchanges of shares. A holder considering the purchase of additional shares or a sale of shares purchased in separate transactions is urged to consult the holder’s own tax advisor as to the possible consequences of this IRS ruling and application of the Treasury Regulations.

Limitation on Deductibility of Capital Losses

If you are an individual, any capital losses generated by us (or upon a disposition of our shares) generally will be deductible only to the extent of your capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. If you are a corporation, any capital losses generated by us (or upon a disposition of shares) generally will be deductible to the extent of your capital gains for the taxable year. Corporations generally may carry capital losses back three years and forward five years. You should consult your tax advisors regarding the deductibility of capital losses.

Limitation on Deductibility of Certain of Our Losses

Individuals and certain closely held subchapter C corporations will be allowed to deduct their allocable share of our losses (if any) only to the extent of each such holder’s “at risk” amount in us at the end of the taxable year in which the losses occur. The amount for which a holder is at risk with respect to its interest generally is equal to its adjusted tax basis for such interest, less any amounts borrowed (1) in connection with its acquisition of such interest for which it is not personally liable and for which it has pledged no property other than its interest; (2) from persons who have a proprietary interest in us and from certain persons related to such persons; and (3) for which the holder is protected against loss through nonrecourse financing, guarantees or similar arrangements. To the extent that a holder’s allocable share of our losses is not allowed because the holder has an insufficient amount at risk in us, such disallowed losses may be carried over by the holder to subsequent taxable years and will be allowed if and to the extent of the holder’s at risk amount in subsequent years.

We do not expect to generate any material amount of income or losses from “passive activities” for purposes of Section 469 of the Code. However, to the extent that we generate any income from passive activities, such income may not be used to offset your passive activity losses from other activities. To the extent that we generate any losses from passive activities, such losses will be suspended and will only be allowed as an offset to passive activity income from us in future years or allowed as a loss upon the complete disposition of a holder’s interest in us. Accordingly, income allocated by us to you generally will not be able to be offset by your other passive activity losses, and passive activity losses allocated to you by us generally will not be able to be used to offset your other passive activity income. You should consult your tax advisors regarding the possible application of the limitations on the deductibility of losses from certain passive activities contained in Section 469 of the Code.

Investment Interest Limitation

Individuals and other noncorporate holders of our shares will be allowed to deduct their allocable share of our “investment interest” (within the meaning of Section 163(d) of the Code and the Treasury Regulations promulgated thereunder) only to the extent of each such holder’s net investment income for the taxable year. A holder’s net investment income generally is the excess, if any, of the holder’s investment income from all sources (which is gross income from property held for investment such as an investment in our shares) over investment expenses from all sources (which are deductions allowed that are directly connected with the production of investment income). Investment income excludes net capital gain attributable to the disposition of property held for investment, as well as “qualified dividend income” that is taxable as long-term capital gains, unless the holder elects to pay tax on such gain or income at ordinary income rates.

To the extent that your allocable share of our investment interest is not allowed as a deduction because you have insufficient net investment income, you may carry over such disallowed investment interest to subsequent taxable years and such disallowed investment interest will be allowed to the extent of your net investment income in those subsequent years. If you borrow to finance the purchase of our shares, any interest paid or accrued on the borrowing will be allocated among our assets for purposes of determining the portion of such interest that is investment interest subject to the foregoing limitations or passive activity interest subject to the passive activity rules under Section 469 of the Code. The portion of such interest allocated to property held for investment (such as bonds or other securities) will be treated as investment interest. You should consult your tax advisors regarding the application to you of the allocation of such interest among our assets. Because the amount of a holder’s allocable share of our investment interest that is subject to this limitation will depend on the holder’s aggregate investment interest and net investment income from all sources for any taxable year, the extent, if any, to which our investment interest will be disallowed under this rule will depend on your particular circumstances each year.

Limitation on Deduction of Certain Other Expenses

We believe that the expenses incurred by us and by our Operating Partnership, including base management fees and incentive fees paid to our Manager, will generally not be treated as “miscellaneous itemized deductions” and will be deductible as ordinary trade or business expenses. An individual, estate or trust may deduct miscellaneous itemized deductions only to the extent that such deductions, in the aggregate, exceed 2% of the holder’s adjusted gross income. The amount of a holder’s allocable share of such expenses that is subject to this disallowance rule will depend on the holder’s aggregate miscellaneous itemized deductions from all sources and adjusted gross income for any taxable year. There are also limitations on the deductibility of itemized deductions by individuals whose adjusted gross income exceeds a specified amount, adjusted annually for inflation. In addition, miscellaneous itemized deductions are not deductible in determining the alternative minimum tax liability of a U.S. holder. Although we believe that our and our Operating Partnership’s expenses will not be treated as miscellaneous itemized deductions, there can be no assurance that the IRS will not successfully challenge that treatment. In that event, a holder’s inability to deduct all or a portion of such expenses could result in an amount of taxable income to such holder with respect to us that exceeds the amount of cash actually distributed to such holder for the year. You are urged to consult your tax advisors regarding your ability to deduct expenses incurred by us.

Our organizational expenses are not currently deductible, but must be amortized ratably over a period of 15 years. Our syndication expenses (i.e., expenditures made in connection with the marketing and issuance of shares) are neither deductible nor amortizable.

Mutual Fund Holders

U.S. mutual funds that are treated as RICs for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and quarterly 50% and 25% asset value tests under Section 851(b) of the Code to maintain their favorable U.S. federal income tax treatment. The treatment of an investment by a RIC in our shares for purposes of these tests will depend on whether we will be treated as a “qualified publicly traded partnership.” If we are so treated, then our shares themselves are the relevant asset for purposes of the 50% and 25% asset value tests and the net income from our shares is the relevant gross income for purposes of the 90% gross income test. In addition, the aggregate amount that a RIC can invest in the securities of one or more “qualified publicly traded partnerships” is limited to 25% of the RIC’s total assets. If, however, we are not treated as a “qualified publicly traded partnership,” then the relevant assets are the RIC’s allocable share of the underlying assets held by us and the relevant gross income is the RIC’s allocable share of the underlying gross income earned by us. However, the 25% limitation on a RIC’s ability to invest in the securities of “qualified publicly traded partnerships” would not apply. We will qualify as a “qualified publicly traded partnership” if we derive less than 90% of our income from sources that are qualifying income for purposes of the RIC 90% gross income test. We believe that we have not been, and anticipate that we will not in the future be, treated as a

“qualified publicly traded partnership.” However, because such qualification will depend on the nature of our future investments, no complete assurance can be provided that we will or will not be treated as a “qualified publicly traded partnership” in any particular year. RICs should consult their own tax advisors regarding an investment in our shares.

Unrelated Business Taxable Income

We expect that tax-exempt holders of our shares will recognize a significant amount of UBTI as a result of our indebtedness with respect to our assets. A holder that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, is generally exempt from U.S. federal income taxation, may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of our income consists of UBTI. A tax-exempt partner in a partnership (or an entity or arrangement treated as partnership for U.S. federal income tax purposes) that regularly engages in a trade or business that is unrelated to the exempt function of the tax-exempt partner must include, in computing its UBTI, its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, such tax- exempt partner could be treated as earning UBTI to the extent that such entity derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (e.g., indebtedness incurred in acquiring or holding property). We expect that we will incur “acquisition indebtedness” with respect to certain of our assets.

To the extent we recognize income in the form of interest and dividends from securities with respect to which there is “acquisition indebtedness” during a taxable year, the percentage of the income that will be treated as UBTI generally will be equal to the amount of the income times a fraction, the numerator of which is the “average acquisition indebtedness” incurred with respect to the securities, and the denominator of which is the “average amount of the adjusted basis” of the securities during the period such securities are held by us during the taxable year.

To the extent we recognize gain from disposition of securities with respect to which there is “acquisition indebtedness,” the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the “acquisition indebtedness” with respect to the securities during the twelve-month period ending with the date of their disposition, and the denominator of which is the “average amount of the adjusted basis” of the securities during the period such securities are held by us during the taxable year.

In addition, a portion of our income from any residual interest in a real estate mortgage investment conduit, or a REMIC, or a taxable mortgage pool arrangement owned by a REIT could be treated as “excess inclusion income.” See “—Nature of Our Business Activities—Excess Inclusion Income” below. Excess inclusion income is subject to tax as UBTI in the hands of most tax-exempt holders.

For certain types of tax-exempt entities, the receipt of any UBTI might have adverse consequences. Tax-exempt holders are strongly urged to consult their tax advisors regarding the tax consequences of owning our shares.

Shares Held Offshore

After June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on distributions on our shares received by U.S. holders who own their shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed after December 31, 2016 on proceeds from the sale of our shares received by U.S. holders who own our shares through foreign accounts or foreign intermediaries. Any withholding payment, if made by us, will be treated as a distribution of cash to the holder of shares with respect to whom the payment is made, and will reduce the amount of cash to which such holder would otherwise be entitled. We will not pay any additional amounts to the holder of such shares in respect to any amounts thus withheld.

Taxation of Non-U.S. Holders of Our Shares

Section 864(b)(2) of the Code provides a safe harbor (the “Safe Harbor”) applicable to a non-U.S. holder (other than a dealer in securities) that, by virtue of owning our shares, is deemed to engage in trading securities (including contracts or options to buy or sell securities) in the United States for its own account, pursuant to which such non-U.S. holder will not be deemed to be engaged in a U.S. trade or business. Pursuant to proposed regulations, a non-U.S. holder (other than a dealer in stocks, securities or derivatives) that effects transactions in the United States in derivatives (including (i) derivatives based upon stocks, securities, and certain commodities and currencies, and (ii) certain notional principal contracts based upon an interest rate, equity, or certain commodities and currencies) for its own account is not deemed to be engaged in a U.S. trade or business. Although the proposed regulations are not final, the IRS has indicated in the preamble to the proposed regulations that for periods prior to the effective date of the proposed regulations, taxpayers may take any reasonable position with respect to the application of Section 864(b)(2) of the Code to derivatives, and that a position consistent with the proposed regulations will be considered a reasonable position. We intend to conduct our business in a manner so as to meet the requirements of the Safe Harbor. However, there can be no assurance that the IRS will agree that each of our transactions qualify for the Safe Harbor. If certain of the our activities were determined not to be of the type described in the Safe Harbor, our activities may cause non-U.S. holders to be engaged in a U.S. trade or business.

So long as our income is not treated as effectively connected with a U.S. trade or business, a non-U.S. holder will generally be subject to U.S. federal withholding taxes at the rate of 30% (or such lower rate provided by an applicable tax treaty) on its share of our gross income from dividends, interest (other than interest that constitutes “portfolio interest” within the meaning of the Code) and certain other income that is not treated as effectively connected with a U.S. trade or business. Although the matter is not entirely clear, income from derivative transactions may also be subject to U.S. federal withholding taxes. Moreover, dividend equivalent payments from certain derivative transactions are subject to U.S. federal withholding tax. We currently intend not to withhold on derivative income allocated to non-U.S. holders, except to the extent that such income is attributable to certain dividend equivalent payments. We expect that most of our interest income will constitute “portfolio interest” that is not subject to this withholding tax. We expect that any dividend income that we earn, including actual dividends received and consent dividends deemed received from any corporate or REIT subsidiaries we may form, will be subject to this withholding tax. In certain circumstances, the amount of any withholding tax could exceed the amount of cash that would have otherwise been distributed to you. Non-U.S. holders generally are not subject to U.S. federal income tax on capital gains (including gains recognized as a result of our operating partnership’s mark-to-market election under Section 475(f) of the Code that are treated as ordinary income for U.S. federal income tax purposes) if (1) such gains are not effectively connected income of such non-U.S. holder (or, if certain income tax treaties apply, such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. holder); and (2) if such non-U.S. holder is an individual, such holder is not present in the United States for 183 or more days during the taxable year (provided that certain other conditions are met).

Non-U.S. holders treated as engaged in a U.S. trade or business are generally subject to U.S. federal income tax at the graduated rates applicable to U.S. holders on their net income that is considered to be effectively connected with such U.S. trade or business. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

While we expect that our method of operation will not result in our generating significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. holders, there can be no assurance that the IRS will not successfully assert that some portion of our income is properly treated as effectively connected income with respect to such non-U.S. holders. In addition, if any REIT which we form as a subsidiary or in which we own an interest recognizes gain from the disposition of a “United States real property interest,” such gain will be treated as income that is effectively connected with a U.S. trade or business, unless the class of stock we own in the REIT is regularly traded on an established securities market and we did not own more than 5% of that class of stock during the one-year period prior to the payment of the dividends that paid out such gain. We do not expect any REIT which we form or in which we invest to generate material amounts of gain from the disposition of United States real property interests, but no complete assurance can be provided that any REIT will not generate income that is effectively connected with a U.S. trade or business (See “—Material U.S. Federal Income Tax Considerations Relating to Investments in REITs—Taxation of Holders of REIT Shares—Taxation of Non-U.S. Holders of REIT Shares”).

If a non-U.S. holder were treated as being engaged in a U.S. trade or business in any year because an investment by us in such year constituted a U.S. trade or business, such holder generally would be required to (1) file a U.S. federal income tax return for such year reporting its allocable share, if any, of our income or loss effectively connected with such trade or business and (2) pay U.S. federal income tax at regular U.S. tax rates on any such income. Moreover, a corporate non-U.S. holder might be subject to a U.S. branch profits tax on its allocable share of our effectively connected income. In addition, a non-U.S. holder would be subject to withholding at the highest applicable tax rate to the extent of the non-U.S. holder’s allocable share of our effectively connected income. Any amount so withheld would be creditable against such non-U.S. holder’s U.S. federal income tax liability, and such non- U.S. holder could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. federal income tax liability for the taxable year. Finally, if we are engaged in a U.S. trade or business, a portion of any gain recognized by an investor who is a non-U.S. holder on the sale or exchange of its shares may be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. holder may be subject to U.S. federal income tax on the sale or exchange. To the extent our income is treated as effectively connected income, it may also be treated as non-qualifying income for purposes of the qualifying income exception discussed above under “—Our Taxation—Classification of Ellington Financial LLC.”

In general, different rules from those described above apply in the case of non-U.S. holders subject to special treatment under U.S. federal income tax law, including a non-U.S. holder (1) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (2) who is an individual present in the United States for 183 or more days and has a “tax home” in the United States for U.S. federal income tax purposes; or (3) who is a former citizen or resident of the United States.

After June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on distributions on our shares received by certain non-U.S. holders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed after December 31, 2016 on proceeds from the sale of our shares received by certain non-U.S. holders. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such distributions and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. That payment, if made by us, will be treated as a distribution of cash to the holder of shares with respect to whom the payment is made, and will reduce the amount of cash to which such holder would otherwise be entitled. We will not pay any additional amounts to holders of such shares in respect to any amounts thus withheld.

If you are a non-U.S. holder, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of owning, receiving distributions from and disposing of your shares, as well as the effects of state, local and non-U.S. tax laws.

U.S. Federal Estate Taxes for Non-U.S. Holders

Non-U.S. holders who are individuals may be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of their death. It is unclear whether partnership interests (such as our shares) will be considered to be U.S.-situs property. Accordingly, non-U.S. holders may be subject to U.S. federal estate tax on all or a portion of the value of our shares owned at the time of their death. Prospective non-U.S. holders who are individuals are urged to consult their tax advisors concerning the potential U.S. federal estate tax consequences with regard to our shares.

Nature of Our Business Activities

We have or may invest, directly or indirectly, in a variety of assets, including, but not limited to, debt and equity securities of various U.S. and foreign issuers (including short positions with respect to such securities) and interest rate, credit risk, and other derivatives. Such investments have different tax consequences, which may vary depending on their particular terms and your particular circumstances. Certain of our business activities are subject to special and complex U.S. federal income tax provisions that may, among other things, (1) cause us (and thus you) to recognize income or gain without a corresponding receipt of cash, adversely affect the timing as to when a purchase or sale of stock or securities is deemed to occur, and (3) adversely alter the tax characterization of certain financial transactions.

The discussion below describes the U.S. federal income tax considerations that may be relevant to some, but not to all, of our investments and contemplated investments, including the qualification of such income for purposes of the qualifying income exception. Accordingly, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of our business activities.

Interest Income

Interest income derived by us will generally be qualifying income for purposes of the qualifying income exception provided the income is not derived from “the conduct of a financial or insurance business” and is not based, directly or indirectly, on the profits of any person. Although there is no direct authority defining what constitutes “the conduct of a financial or insurance business,” we believe that our investment activities generally will not constitute “the conduct of a financial or insurance business” for purposes of the qualifying income exception. For example, we believe that we have not been engaged in the loan origination business, either directly or indirectly through our Manager and its affiliates. In the future, we may acquire or form one or more domestic corporate or REIT subsidiaries that originate loans. We anticipate that any loan origination activities conducted by a corporate or REIT subsidiary would not be attributed to us, and we do not intend to engage in loan origination directly or indirectly through our Manager and its affiliates. Nevertheless, there can be no assurance that the IRS will not successfully contend that all or a portion of our interest income is related to the “conduct of a financial or insurance business,” in which case such interest income would not be treated as qualifying income for the qualifying income exception and we could fail to qualify for that exception. We intend to continue to conduct our operations so that at least 90% of our gross income in each taxable year is qualifying income for purposes of the qualifying income exception. See “—Our Taxation—Classification of Ellington Financial LLC” above.

Derivative Income

From time to time, we enter into derivative transactions, such as interest rate swaps, caps and floors, credit default swaps, total rate of return swaps, options to purchase these items, TBAs and futures and forward contracts. We expect that many of our derivative transactions will be treated as “notional principal contracts” for U.S. federal income tax purposes. For purposes of the qualifying income exception, unless we are treated as a dealer in notional principal contracts, our income from a notional principal contract will be treated as qualifying income, provided the property, income, or cash flow that measures the amounts to which we are entitled under the contract would give rise to qualifying income if held or received directly by us or the notional principal contract is related to our business of investing in stock or securities. We do not anticipate that we would be treated as a dealer in notional principal contracts. We expect that, in general, payments under our derivative instruments will be measured by reference to an interest rate or interest rate index, with a cash flow that would be treated as interest income if received directly. As stated above, interest (other than interest derived from the “conduct of a financial or insurance business” or interest that is based, directly or indirectly, on the profits of any person) is qualifying income for purposes of the qualifying income exception. In addition, we expect that all income and gain from our notional principal contracts will be related to our business of investing in stock or securities. Accordingly, we expect that the income and gain from such derivative transactions will be qualifying income for purposes of the qualifying income exception. However, the rules regarding notional principal contracts are complex, and there can be no assurance that the IRS will not successfully challenge our characterization of a derivative transaction as a notional principal contract. In addition, we may enter into derivative transactions that do not produce qualifying income for the qualifying income exception. We intend to structure our derivative transactions in a manner that does not jeopardize our satisfaction of the qualifying income exception. See “—Our Taxation—Classification of Ellington Financial LLC” above.

Qualified Dividends and Certain Capital Gains

Dividends and capital gains earned by us will generally be qualifying income for purposes of the qualifying income exception. We also believe that our income generated from short sales of securities generally constitutes qualifying income for purposes of the qualifying income exception. Capital gains received by taxpayers taxed at individual rates and “qualified dividend income” received by taxpayers taxed at individual rates from certain domestic and foreign corporations are taxed at reduced U.S. federal income tax rates. Subject to the discussion under “—Taxation of Holders of Our Shares—Disposition of Our Shares,” the reduced rates applicable to capital gains generally will also apply to capital gains recognized by holders of our shares who sell the shares that they have held for more than one year. The reduced rates do not apply to short-term capital gains and income generated from short sales of securities. Any dividend income allocated to holders that are corporations generally will not be eligible for a full dividend-received deduction.

Domestic Partnership Subsidiaries

As noted above, since January 1, 2013, we have held all of our assets and conducted all of our operations through our Operating Partnership. We believe our Operating Partnership will be treated as a partnership for U.S. federal income tax purposes. As described above, partnerships are not subject to U.S. federal income tax. Rather, we will be required to take into account our allocable share of our Operating Partnership’s income, gains, losses, deductions, and credits for any taxable year of our Operating Partnership’s ending within or with our taxable year, without regard to whether we have received or will receive any distribution from our Operating Partnership. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our Operating Partnership’s allocations of taxable income, gain, loss, deductions, and credits are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations. We or our Operating Partnership may invest in other entities that are treated as partnerships for U.S. federal income tax purposes.

Domestic Corporate Subsidiaries

We may use domestic corporate subsidiaries to make certain investments that could generate income that would not be qualifying income if earned directly by us. For example, we may purchase or originate loans through a domestic corporate subsidiary if we anticipate that our activities with respect to those loans could cause us to be treated as engaged in a “financial business” for purposes of the qualifying income exception. We may also contribute non-performing residential mortgage loans to a domestic corporate subsidiary for the purpose reducing such loans to REO or modifying such loans. Finally, we may hold a portion of our interests in MSRs through one or more domestic corporate subsidiaries to avoid generating non-qualifying income for purposes of the qualifying income exception applicable to PTPs. Any domestic corporate subsidiary would be subject to federal, state, and local corporate income tax on its income. To the extent that any such domestic corporate subsidiary pays any taxes, it will have less cash available for distribution to us, which would reduce the amount of cash available for distribution to holders of our shares. Our dividend income from any domestic corporate subsidiary will be qualifying income for the qualifying income exception.

Foreign Corporate Subsidiaries

We have acquired, and may in the future acquire equity interests in foreign corporate subsidiaries that are treated as corporations for U.S. federal income tax purposes (each, a “foreign corporate subsidiary”), including foreign corporate subsidiaries formed to issue CLO securities. We believe that the foreign corporate subsidiaries we have acquired to date are PFICs, and we have made QEF elections with respect to such PFICs. We anticipate that any such foreign corporate subsidiary that we form or acquire in the future would be treated as a CFC or PFIC for U.S. federal income tax purposes and, in the case of a PFIC, we would elect to treat the PFIC as a QEF. Our income from a CFC or PFIC generally is qualifying income for purpose of the qualifying income exception. However, each holder of our shares is generally required to include in income a portion of the income earned by the CFC or PFIC regardless of whether we receive cash distributions from the CFC or PFIC or the holder receives a distribution from us. Moreover, such income inclusions from a CFC or PFIC is not eligible for the favorable tax rate applicable to “qualified dividend income,” and any gain allocated to you from a disposition of stock in a CFC by us would be treated as ordinary income to the extent of your allocable share of the current and/or accumulated earnings and profits of the CFC. Net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC or PFIC is not passed through to the holders of our shares.

The Code and the Treasury Regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We anticipate that any foreign corporate subsidiaries that we may hold in the future would either (1) rely on the exemption described above or (2) otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income at the entity level. There can be no assurance, however, that any foreign corporate subsidiaries in which we own an interest would be able to satisfy the requirements for such exemption and, therefore, would not be subject to U.S. federal income tax on their income on a net basis.

You are urged to consult your tax advisor regarding the consequences of our investment in non-U.S. entities.

Non-U.S. Currency Gains or Losses

If we make an investment denominated in a currency other than the U.S. dollar, then we may recognize gain or loss attributable to fluctuations in such currency relative to the U.S. dollar. We may also recognize gain or loss on such fluctuations occurring between the time we obtain and dispose of non-U.S. currency, between the time we accrue and collect income denominated in a non-U.S. currency, or between the time we accrue and pay liabilities denominated in a non-U.S. currency. Such gains or losses generally will be treated as ordinary income or loss, and such gain generally will be treated as qualifying income under the qualifying income exception.

Non-Cash Income from Our Investments

As discussed below, we make investments that cause us (and thus you) to recognize income or gain without a corresponding receipt of cash. This so-called “non-cash” or “phantom income” could arise for a variety of reasons, including:

•	We recognize taxable income in advance of the related cash flow if any debt security is deemed to have original issue discount. The accrued original issue discount is treated as interest income by us and an applicable portion will be passed- through to you, even though we generally do not receive payments corresponding to this income until the maturity of or the disposition of the debt security.

•	We may recognize taxable income in advance of related cash flow on our assets as a result of our or our Operating Partnership’s mark-to-market election. See “—Mark-to-Market Election.” For example, we will recognize ordinary income at the end of each taxable year to the extent of any increase in unrealized gain on our assets.

•	With respect to our equity interests in foreign CLO issuers, we recognize taxable income in advance of related cash flow pursuant to our Operating Partnership’s mark-to-market election, or, alternatively, as a result of our QEF election with respect to such issuers. If we form or acquire additional foreign corporate subsidiaries in the future, we would be required to include in income on a current basis the earnings of certain foreign corporate subsidiaries regardless of whether there has been a cash distribution of such earnings.

You will be required to take such “non-cash” or “phantom income” income into account in determining your taxable income, regardless of whether you receive a cash distribution from us. Accordingly, you may not receive cash distributions equal to your tax liability attributable to your share of our taxable income.

Mark-to-Market Elections

On its initial tax return, our Operating Partnership will attach the election it made under Section 475(f) of the Code to mark to market for U.S. federal income tax purposes the securities it holds as a trader. We attached such an election to our initial tax return as well. The election can only be revoked with the consent of the IRS. As noted above under “—Taxation of Holders of Our Shares—Allocation of Profits and Losses,” since January 1, 2013, we have held all of our assets through our Operating Partnership. Because an interest in a non-publicly traded partnership, such as our Operating Partnership, is not considered a “security” subject to the mark-to-market rules of Section 475(f) of the Code, we do not anticipate that the assets we hold directly (i.e., OP Units) will be required to be marked to market. As noted above, we intend to cause our Operating Partnership to attach its election to be a trader under Section 475(f) of the Code to its initial tax return. As a result of its Sections 475(f) election, our Operating Partnership will be required each year to mark-to-market certain securities that it holds, and thereby recognize gain or loss as if it had sold those securities for their fair market value. Our Operating Partnership’s basis in the marked-to-market securities is adjusted accordingly. We will include in our income our allocable share of the mark-to-market gain recognized by our Operating Partnership. The mark-to-market election also requires our Operating Partnership to recognize any accrued market discount on our debt securities held at the end of each year. Any gain that we recognize from our Operating Partnership’s mark-to-market deemed sale of its securities will be treated as qualifying income for purposes of the qualifying income exception. See “—Our Taxation—Classification of Ellington Financial LLC” above, for a discussion of this requirement.

There are limited authorities under Section 475(f) of the Code as to what constitutes a trader for U.S. federal income tax purposes. Under other sections of the Code, the status of a trader in securities depends on all of the facts and circumstances, including the nature of the income derived from the taxpayer’s activities, the frequency, extent and regularity of the taxpayer’s securities transactions, and the taxpayer’s investment intent. We believe that our Operating Partnership qualifies as a trader and that we qualified as trader prior to January 1, 2013. There can be no assurance that we or our Operating Partnership have qualified or will continue to qualify as a trader in securities eligible for the mark-to-market election. We have not received, nor are we seeking, an opinion from counsel or a ruling from the IRS regarding our or our Operating Partnership’s qualification as a trader. If our or our Operating Partnership’s qualification for, or our application of, the mark-to-market election were successfully challenged by the IRS, in whole or in part, it could, depending on the circumstances, result in retroactive (or prospective) changes in the amount of taxable income and the tax character of taxable income recognized by us and allocated to the holders of our shares. An inability to utilize the mark-to-market election might also have an adverse effect on our ability to provide tax information to holders of our shares on a timely basis. The IRS could also challenge any conventions that we use in computing, or in allocating among holders of our shares, any gain or loss resulting from the mark-to-market election. See “—Taxation of Holders of Our Shares—Allocation of Profits and Losses” above.

In addition, we intend to take the position that our Operating Partnership’s mark-to-market gain or loss, and any gain or loss on the actual disposition of marked-to-market assets, should be treated as ordinary income or loss. However, because the law is unclear as to the treatment of assets that are held for investment, and the determination of which assets are held for investment, the IRS could take the position that the mark-to-market gain or loss attributable to certain of our Operating Partnership’s assets should be treated as capital gain or loss and not as ordinary gain or loss. In that case, we will not be able to offset our non-cash ordinary income with capital losses from such assets, which could increase the amount of our non-cash taxable income recognized by us and allocated to the holders of our shares. The tax on such taxable income allocated to you may be in excess of our cash distributions to you.

Excess Inclusion Income

Excess inclusion income is generated by residual interests in REMICs and taxable mortgage pool arrangements owned by REITs. Although we do not currently own any residual interests in REMICs or interests in REITs that generate excess inclusion income, we may acquire such investments in the future. We would be taxable at the highest corporate income tax rate on any excess inclusion income from a REMIC residual interest that is allocable to the percentage of our shares held in record name by disqualified organizations and, although the law is not clear, we may also be subject to that tax if excess inclusion income arises from a taxable mortgage pool arrangement owned by a REIT in which we invest. Disqualified organizations are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from UBTI (including certain state pension plans and charitable remainder trusts). Disqualified organizations are permitted to own our shares. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, would bear a portion of the tax cost associated with our ownership of REMIC residual interests and with the classification of any REIT subsidiaries or a portion of the assets of any REIT subsidiaries in which we may invest as a taxable mortgage pool. A RIC or other pass-through entity owning our shares may also be subject to tax at the highest corporate rate on any excess inclusion income allocated to their record name owners that are disqualified organizations. Nominees who hold our shares on behalf of disqualified organizations also potentially may be subject to this tax. Excess inclusion income cannot be offset by losses of our holders. If the holder is a tax-exempt entity and not a disqualified organization, then this income would be fully taxable as UBTI. A non-U.S. holder would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty.

Personal Holding Company Tax

We do not currently have any corporate subsidiaries that earn income, but we may have such subsidiaries in the future. Certain majority-owned corporate subsidiaries that we may acquire in the future could be treated as personal holding companies for U.S. federal income tax purposes. A personal holding company is a “closely-held” corporation at least 60% of whose income constitutes “personal holding company income,” which generally includes dividends, interest, certain royalties, annuities and rents. We anticipate that all of our majority-owned corporate subsidiaries will be treated as “closely-held” under the constructive ownership rules applicable to personal holding companies. In addition, substantially all of the income of certain of those subsidiaries will constitute personal holding company income. A personal holding company generally is subject to a 20% corporate tax on its personal holding company income that is not distributed, or treated as distributed, during the year in which such income is earned. However, certain liquidating distributions are not treated as distributions for that purpose. We intend to cause any personal holding company subsidiaries to distribute their income so as to avoid the personal holding company tax.

Administrative Matters

Section 754 Election

We have elected under Section 754 of the Code to adjust the tax basis in all or a portion of our assets in the event of a distribution of property to a holder or in the event of a transfer of an interest in us, including our shares, by sale or exchange or as a result of the death of a holder. We are also required to reduce the tax basis in our assets in connection with certain redemptions and dispositions of our shares. As a result of our election under Section 754 of the Code, each holder that purchases our shares will have an initial tax basis in our assets (i.e., OP Units) that reflects the fair market value of the OP Units at the time of each holder’s purchase. Because our holders are treated as having differing tax bases in the OP Units, if we were to sell all or a part of our OP Units, this may cause holders to recognize different amounts of gain or loss or may cause some holders to recognize a gain and others to recognize a loss. Depending on when a holder purchases our shares and the fair market value of the OP Units at that time, the holder may recognize gain for U.S. federal income tax purposes from the sale of certain of our OP Units even though the sale would cause us to recognize a loss for financial accounting purposes. In addition, if we redeem all of the shares of a holder, pursuant to our share repurchase program or otherwise, then our tax basis in our OP Units will be reduced by the amount of the holder’s loss, if any, recognized on the redemption. An election under Section 754 of the Code can be revoked only with the consent of the IRS.

As noted above, since January 1, 2013, we have held all of our assets and conducted all of our operations through our Operating Partnership. Consequently, the assets we hold directly consist solely of the OP Units in our Operating Partnership.

Our Operating Partnership does not intend to make a Section 754 election. Accordingly, we believe the basis of the assets held by our Operating Partnership will not be adjusted upon a transfer of our shares. However, no complete assurance can be provided that the IRS will not successfully assert that the tax basis of the assets held by our Operating Partnership must be adjusted upon a purchase of our shares, which could result in holders of our shares being allocated differing amounts of income and gain from an actual or deemed sale of our Operating Partnership’s assets, as discussed above in “—Taxation of Holders of Our Shares—Allocation of Profits and Losses.”

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us, we will apply certain conventions in determining and allocating basis adjustments. Those conventions may cause some of our investors to be allocated more taxable income than if we had not applied these conventions. It is possible that the IRS will successfully assert that the conventions we intend to use do not satisfy the technical requirements of the Code or Treasury Regulations and, thus, will require different basis adjustments to be made. Such different basis adjustments, which may be retroactive, could adversely affect the manner and timing in which our income, gain, loss, deduction and credit is allocated to certain holders of our shares.

Technical Terminations

Subject to the electing large partnership rules described below, we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. If we terminated for tax purposes, our Operating Partnership would also terminate for tax purposes. Our termination for tax purposes would result in the closing of our taxable year for all holders of the shares and our Operating Partnership would be required to mark-to-market its securities, and thereby recognize gain or loss as if those securities had been sold for their fair market value on the date of termination. In the case of a holder that disposes of its shares during a calendar year in which we have a technical termination, the termination may cause the holder to recognize more taxable income than the holder would have had there not been a termination. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year end, which is expected to continue to be the calendar year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder’s taxable income for the year of termination. We would be required to satisfy the qualifying income exception for each tax period, and we and our Operating Partnership would lose our current tax elections. Therefore, we and our Operating Partnership would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Code and new mark-to-market elections under Section 475(f) of the Code. A termination could also result in penalties if we were unable to determine that the termination had occurred. In the event that we become aware of a termination, we will use commercially reasonable efforts to minimize any such penalties. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Information Returns

We have agreed to use reasonable efforts to furnish to you tax information (including IRS Schedule K-1, which describes your allocable share of our income, gain, loss, deduction and credit for our preceding taxable year) as promptly as practicable after the end of each taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss, deduction and credit. Delivery of this information will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, you will need to apply for extensions of time to file your tax returns. The IRS may successfully contend that certain of our reporting conventions are impermissible, which could result in an adjustment to your income or loss, which may be retroactive. If you are a non-U.S. holder, there can be no assurance that this information will meet your jurisdiction’s tax compliance requirements.

It is possible that we may engage in transactions that subject us and, potentially, the holders of our shares to other information reporting requirements with respect to an investment in us. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.

Nominee Reporting

Persons who hold our shares as nominees for another person are required to furnish to us (1) the name, address and taxpayer identification number of the beneficial owner and the nominee; (2) whether the beneficial owner is (A) a person that is not a U.S. person, (B) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (C) a tax-exempt entity; (3) the amount and description of shares held, acquired or transferred for the beneficial owner; and (4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us.

Brokers and financial institutions are required to furnish additional information about the beneficial owners, including whether they are U.S. persons and specific information on shares they acquire, hold or transfer for their own account. The nominee is required to supply the beneficial owner of the shares with the information furnished to us. If we do not receive information from these brokers, financial institutions and nominees in a timely manner, then we may not be able to provide tax information to you in a timely manner.

Taxable Year

A partnership is required to have a tax year that is the same tax year as any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership. Our taxable year is currently the calendar year. A partnership also is required to change its tax year every time a group of partners with a different tax year end acquires a majority interest, unless the partnership has been forced to change its tax year during the preceding two year period. In the event the majority interest in us changes to a group of holders with a different tax year and we have not been forced to change our tax year during the preceding two year period, we would be required to change our tax year to the tax year of that group of holders.

Elective Procedures for Large Partnerships

The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election, if made, would reduce the number of items that must be separately stated on IRS Schedule K-1s that are issued to the holders of our shares, and such IRS Schedules K-1s would have to be provided on or before March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close our taxable year) if, within a 12-month period, there is a sale or exchange of

50% or more of our total interests. If an election is made, IRS audit adjustments will flow through to the holders of the shares for the year in which the adjustments take effect, rather than the holders of the shares in the year to which the adjustment relates. In addition, we, rather than the holders of our shares individually, generally will be liable for any interest and penalties that result from an audit adjustment. We have not elected and do not currently anticipate that we will elect to be subject to the large partnership procedures.

Treatment of Amounts Withheld

If we are required to withhold any U.S. tax on distributions made to any holder of our shares, we will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the holder of the shares with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

Tax Audits

Adjustments in tax liability with respect to our items generally will be made at the Ellington Financial LLC level in a partnership proceeding rather than in separate proceedings with each holder. Ellington Financial Management LLC will represent us as our “tax matters partner” during any audit and in any dispute with the IRS. If Ellington Financial Management LLC ceases to own shares or ceases to be our Manager, our board of directors may designate a replacement tax matters partner. Each holder of our shares will be informed of the commencement of an audit of us. In general, the tax matters partner may enter into a settlement agreement with the IRS on behalf of, and that is binding upon, the holders of our shares.

Tax Shelter Regulations

In certain circumstances, a holder who disposes of our shares resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction, or a “reportable transaction,” in accordance with regulations governing tax shelters and other potentially tax-motivated transactions, or the “Tax Shelter Regulations.” In addition, an investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. You should consult with your tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of your shares or your allocable share of certain losses incurred by us.

Backup Withholding

We will be required in certain circumstances to backup withhold on certain payments paid to noncorporate holders of our shares who do not furnish us with their correct taxpayer identification number (or, in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

New Legislation or Administrative or Judicial Action

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the Treasury, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in our shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. No assurance can be given as to whether, or in what form, any changes, revisions or proposals affecting us or our shareholders will be enacted.

The U.S. federal income tax rules relating to publicly traded partnerships are currently under review by Congress, and certain legislative proposals have been made that would affect the tax treatment of publicly traded partnerships. No assurance can be given as to whether, or in what form, such proposals will ultimately be enacted, or whether they will have an effect on us.

For example, as described above under “Risk Factors—U.S. Federal Income Tax Risks,” the Discussion Draft includes a provision that would limit the definition of “qualifying income” so that it applies only to income and gain from certain activities relating to minerals or natural resources. The Discussion Draft provides that this change would be effective for taxable years beginning after December 31, 2016. If the Discussion Draft were to be introduced as legislation and enacted into law in its present form, we would fail to satisfy the qualifying income exception. Under such a scenario, we could choose to elect to qualify as a REIT. Complying with the tax requirements applicable to REITs could force us to forego investments we might otherwise make or avoid hedging strategies in which we would otherwise engage, or, alternatively, acquire such investments or engage in such strategies through a taxable subsidiary. If we did not choose to elect to qualify as a REIT under such a scenario, we would be treated as a corporation for U.S. federal income tax purposes subsequent to our 2016 tax year. In that event, items of income, gain, loss, deduction, and credit would not pass through to holders of our common shares and such holders would be treated for U.S. federal (and certain state and local) income tax purposes as shareholders in a corporation. We would be required to pay income tax at regular corporate rates on all of our income. In addition, we would likely be liable for state and local income and/or franchise taxes on some or all of our income. Distributions to holders of our common shares would constitute ordinary dividend income taxable to such holders to the extent of our earnings and profits, and these distributions would not be deductible by us. Additionally, distributions paid to non-U.S. holders of our common shares would be subject to U.S. federal withholding taxes at the rate of 30% (or such lower rate provided by an applicable tax treaty). Thus, if we were treated as a corporation and chose not to elect to qualify as a REIT, such treatment could result in a material reduction in cash flow and after-tax returns for holders of our common shares and thus could result in a substantial reduction in the value of our common shares.

We and holders of our shares could be adversely affected by any such change in, or any new, tax law, regulation or interpretation. Our organizational documents and agreements permit the board of directors to modify the operating agreement from time to time, without the consent of the holders of shares, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse effect on some or all of the holders of our shares.

Certain State, Local and Non-U.S. Tax Matters

Holders of our shares may be subject to various state, local and non-U.S. taxes and tax filing requirements. You are urged to consult your tax advisors with respect to the state, local and non-U.S. tax consequences of acquiring, owning and disposing of your shares, including potential state tax filing requirements.

Material U.S. Federal Income Tax Considerations Relating to Investments in REITs

General

We invest in REITs from time to time. We may also form a REIT subsidiary for a variety of reasons, including, without limitation, in order to engage in certain mortgage-related activities that generate income that might not be considered qualifying income for the publicly traded partnership gross income test, but that we believe would be considered qualifying income for the various REIT gross income tests. Any dividend income from a REIT subsidiary we may form will be qualifying income for purposes of the qualifying income exception. In light of our investments in REITs and the complexity of the REIT rules, certain aspects of those rules are discussed below.

Taxation of a REIT

Under the Code, a REIT itself is generally not subject to tax to the extent that it currently distributes its income to its shareholders. To qualify as a REIT, an entity is required to meet a number of technical U.S. federal income tax requirements, including various tests regarding the sources of its income, the nature and diversification of its assets, the amounts it distributes to its shareholders and the ownership of its shares. In summary form, these technical requirements include the following:

•	a REIT must have at least 100 shareholders;

•	no more than 50% in value of the REIT’s outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined to include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts) during the last half of any calendar year (other than the first REIT taxable year);

•	a REIT generally must distribute 90% of its REIT taxable income each year to its shareholders;

•	at least 75% of a REIT’s gross income must be from rents from real property, interest on mortgages and certain real estate related income, or the “75% gross income test,” and at least 95% of the REIT’s gross income must be derived from those sources together with certain types of passive investment income, including interest and dividends, or the “95% gross income test”;

•	at least 75% of the value of a REIT’s total assets at the end of each calendar quarter must be represented by real estate assets (which generally includes interest in real property, stock or other entities that qualify as REITs, interest in mortgage loans secured by real property, investments in stock or debt instruments during the one-year period following the receipt of new capital and regular and residual interests in a REMIC), cash and cash items and government securities, or the “75% asset test”; and

•	the amount of securities of a single issuer, other than a taxable REIT subsidiary, that a REIT holds at the end of each calendar quarter generally must not exceed either 5% of the value of its gross assets or 10% of the voting securities or 10% of the value of such issuer’s outstanding securities, or the “10% value test.”

A REIT in which we invest will generally not be subject to U.S. federal income tax on the portion of its ordinary income and capital gain it distributes currently or is deemed to distribute to its shareholders. The REIT would be subject to tax at corporate rates on any net ordinary income or capital gain not so distributed. The REIT would also be subject to a tax equal to 100% of net income from any prohibited transaction and to alternative minimum tax liability (which could arise if it has significant items of tax preference). A “prohibited transaction” is a sale of inventory or property held for sale to customers in the ordinary course of business.

If a REIT in which we invest failed to qualify as a REIT and was not able to cure such failure under the applicable provisions of the Code, it would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and it would not be permitted to deduct distributions to its shareholders. In addition, to the extent of current and accumulated earnings and profits, all distributions we receive would be taxable to our holders as dividend income, although, subject to certain limitations under the Code, corporate distributees could be eligible for the dividends-received deduction and individual U.S. holders could be eligible for the reduced U.S. federal income tax rate on corporate dividends. Unless entitled to relief under specific statutory provisions, such REIT and any “successor entity” will also be disqualified from taxation as a REIT for the four taxable years following the year in which it lost its qualification. It is not possible to state whether in all circumstances a REIT subsidiary would be entitled to this statutory relief.

Taxation of Holders as a Result of Our Ownership of REIT Shares

You will be allocated a portion of the income that we realize with respect to our ownership of the equity of any REIT in which we invest. You generally will be taxed with respect to this allocated income in the same manner as if you held the REIT shares directly.

U.S. Holders. Distributions made by a REIT to us out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by our taxable U.S. holders as ordinary income and will not be eligible for the dividends-received deduction for corporations or the reduced rate of U.S. federal income tax on qualified dividend income for taxpayers taxed at individual rates. Distributions that a REIT designates as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the REIT’s actual net capital gain for the taxable year) without regard to the period for which the holder has held its shares. Corporate holders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will generally not be taxable to the extent that they do not exceed our adjusted basis in the REIT, but rather will reduce such adjusted basis. To the extent that such distributions exceed our adjusted basis in our shares of the REIT, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in our hands. Any consent dividends deemed paid by a REIT will be taxable as ordinary income to the holders to the extent of the REIT’s earnings and profits, even though no cash will be distributed by the REIT. We will not be able to pass through any net operating losses or capital losses of a REIT to our holders.

Gain on the sale of our shares in a REIT will be treated as long-term or short-term capital gain rates, depending on how long the shares were held, and assuming the shares were a capital asset in our hands. In general, however, any loss upon a sale or exchange of shares, to the extent that we held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of previous distributions from the REIT that were required to be treated as long-term capital gain.

Tax-Exempt Holders. Unless the REIT is a “pension-held REIT,” distributions by a REIT to us generally will not constitute UBTI to our holders that are tax-exempt entities, other than any amounts that represent excess inclusion income, provided that the REIT shares are not debt-financed in our hands or used by us in an unrelated trade or business and the holder’s shares in us are not debt- financed or used in an unrelated trade or business. Tax-exempt holders are strongly urged to consult their tax advisors regarding the tax consequences of owning shares in a REIT.

Taxation of Non-U.S. Holders of REIT Shares. Dividends received by us from a REIT that are not attributable to gains from the sale of “United States real property interests” and allocable to Non-U.S. holders of our shares would be subject to U.S. withholding tax at a 30% rate (subject to reduction by applicable treaty). For most types of foreign shareholders, dividends that are attributable to excess inclusion income would be subject to withholding at the maximum rate of 30%, without reduction for any otherwise applicable income tax treaty. However, if a non-U.S. holder were treated as being engaged in a U.S. trade or business in any year because an investment by us in such year constituted a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed on distributions and may be subject to the 30% branch profits tax in the case of corporate non-U.S. holders. (See “—Taxation of Non-U.S. Holders of Our Shares”).

Dividends received by us that are attributable to gains from the sale of United States real property interests and allocable to Non- holders of our shares would be subject under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA,” to withholding tax at a rate of 35% and would be considered income effectively connected with a U.S. trade or business (which would require the filing of U.S. federal income tax returns by non-U.S. persons and which would be subject to the branch profits tax for corporate non-U.S. holders). For these purposes, dividends paid by the REIT are first considered attributable to gains from the sale of United States real property interests, if any. The term “United States real property interest” does not include mortgage loans or mortgage-backed securities, and we anticipate that we would cause any REIT subsidiary to hold and sell real property acquired on foreclosure of a mortgage loan through a taxable REIT subsidiary. As a result, we do not anticipate that any REIT subsidiary will generate material amounts of gain that would be subject to FIRPTA, but no complete assurance can be provided that a REIT subsidiary or any other REIT in which we invest will not generate gains that are subject to FIRPTA.

If at least 50% of the assets that a REIT holds are United States real property interests, gains from the sale of the REIT shares by a non-U.S. shareholder would be subject to FIRPTA tax. We believe it is unlikely that gains from the sale of the equity in any REIT subsidiary we form will be subject to the FIRPTA tax, however, we cannot assure you that we will not hold stock in a REIT that exceeds the 50% threshold. Gains on the sale of shares in such a REIT, however, would not be subject to the FIRPTA tax, so long as the REIT was “domestically controlled.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. persons.

You should consult your tax advisors regarding the application and effect of state, local and foreign income and other tax laws on the indirect investment in stock or other securities of any REIT in which we invest.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents;

•	through a combination of any of these methods; or

•	through any other method permitted by applicable law and described in a prospectus supplement.

The prospectus supplement with respect to any offering of securities will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchange on which the securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

We will describe the name or names of any underwriters, dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.

In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents, which is not expected to exceed that customary in the types of transactions involved. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering. Sales made directly on the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our securities, the amounts sold, and the nature of its obligations to take our securities will be described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our common shares, which is currently listed on the NYSE. We currently intend to list any common shares sold pursuant to this prospectus on the NYSE. We may elect to list any series of preferred shares on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

Under agreements we may enter into, we may indemnify underwriters, dealers, and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, or contribute with respect to payments that the underwriters, dealers or agents may be required to make. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any underwriters to purchase any of the securities will be subject to certain conditions precedent.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum aggregate discounts, commissions, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the aggregate offering price of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

From time to time, we or our affiliates may engage in transactions with these underwriters, dealers and agents in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees.

If indicated in the prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated by us from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Remarketing Arrangements

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, agents or remarketing firms may be required to make. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their business.

LEGAL MATTERS

Certain legal matters in connection with this offerings of securities hereunder will be passed upon for us by Hunton & Williams LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is only part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act and therefore omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement which are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.

Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov. In addition, copies of our SEC filings are available free of charge through our website (www.ellingtonfinancial.com) as soon as reasonably practicable after filing with the SEC. The information contained on, or otherwise accessible through our website is not part of, or incorporated by reference into, this prospectus.

The Company will furnish you with annual reports as required by the rules and regulations of the SEC, as well as those reports required by the CFTC and the NFA, including, but not limited to, an annual audited financial statement certified by independent public accountants, and any other reports required by any other governmental authority that has jurisdiction over the activities of the Company. The monthly Account Statements for the Company that are required to be prepared under the CFTC’s rules will be published online at www.ellingtonfinancial.com. Additional reports may be posted online at www.ellingtonfinancial.com in the discretion of the Company or the Manager or as required by regulatory authorities.

DOCUMENTS INCORPORATED BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” are incorporated by reference into this prospectus and registration statement of which this prospectus is a part except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	Our Current Report on Form 8-K filed on February 12, 2014;

•	All other reports we have filed pursuant to Section 13(a), 13(c), 14 and 15(a) of the Exchange Act since December 31, 2013; and

•	The description of our common shares incorporated by reference in our registration statement on Form 8-A/A filed on October 5, 2010 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

If any statement in this prospectus is inconsistent with a statement in one of the incorporated documents referred to above, then the statement in the incorporated document will be deemed to have been superseded by the statement in this prospectus.

We also incorporate by reference any of the following documents that we file with the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part through the date the offering of securities under this registration statement is terminated (other than any portion of these documents that is furnished or otherwise deemed not to be filed):

•	Reports filed under Section 13(a) and (c) of the Exchange Act;

•	Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders’ meeting; and

•	Any reports filed under Section 15(d) of the Exchange Act.

To obtain a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) please contact us in writing or by phone at:

Ellington Financial LLC

53 Forest Avenue

Old Greenwich, CT 06870

(203) 409-3575

8,000,000 Shares

Ellington Financial LLC

Common Shares Representing Limited Liability Company Interests

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Deutsche Bank Securities

Morgan Stanley

UBS Investment Bank

Credit Suisse

Barclays

Keefe, Bruyette & Woods

A Stifel Company

September     , 2014